UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2020

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __ to __

Commission File Number: 001-35236

Orchid Island Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	27-3269228
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3305 Flamingo Drive, Vero Beach, Florida 32963

(Address of principal executive offices) (Zip Code)

(772) 231-1400

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol:	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	ORC	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management's assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒

As of June 30, 2020 the aggregate market value of the common stock held by nonaffiliates was $298,895,633

Number of shares outstanding at February 26, 2021: 85,121,365

DOCUMENTS INCORPORATED BY REFERENCE:

Portions of the Registrant's definitive Proxy Statement, to be issued in connection with the 2021 Annual Meeting of Stockholders of the Registrant, are incorporated by reference into Part III of this Annual Report on Form 10-K.

ORCHID ISLAND CAPITAL, INC.

TABLE OF CONTENTS

Page

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this annual report that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “should,” “may,” “plans,” “projects,” “will,” or similar expressions, or the negative of these words, we intend to identify forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

• our business and investment strategy;

• our expected operating results;

• the effect of the novel coronavirus (COVID-19) pandemic and the potential future outbreak of other highly infectious or contagious diseases on the Agency RMBS market and on our results of future operations, financial position, and liquidity;

• our ability to acquire investments on attractive terms;

• the effect of actual or proposed actions of the U.S. Federal Reserve (the “Fed”), the Federal Housing Finance Agency (the “FHFA”), the Federal Open Market Committee (the “FOMC”) and the U.S. Treasury with respect to monetary policy or interest rates;

• the effect of U.S. government actions on interest rates, fiscal policy and the housing and credit markets;

• the effect of rising interest rates on unemployment, inflation and mortgage supply and demand;

• the effect of prepayment rates on the value of our assets;

• our ability to access the capital markets;

• our ability to obtain future financing arrangements;

• our ability to successfully hedge the interest rate risk and prepayment risk associated with our portfolio;

• the federal conservatorship of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. government;

• our ability to make distributions to our stockholders in the future;

• our understanding of our competition and our ability to compete effectively;

• our ability to quantify risk based on historical experience;

• our ability to maintain our qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes;

• our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the Investment Company Act;

• our ability to maintain the listing of our common stock on the New York Stock Exchange, or NYSE;

• market trends;

• expected capital expenditures;

• the impact of technology on our operations and business; and

• the eventual phase-out of the London Interbank Offered Rate (“LIBOR”) index and its impact on our LIBOR sensitive assets, liabilities and funding hedges.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described under the caption ‘‘Risk Factors’’ in this Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PART I

ITEM 1. BUSINESS

Our Company

Orchid Island Capital, Inc., a Maryland corporation (“Orchid,” the “Company,” “we” or “us”), is a specialty finance company that invests in residential mortgage-backed securities (“RMBS”). The principal and interest payments of these RMBS are guaranteed by Fannie Mae, Freddie Mac or the Government National Mortgage Association (“Ginnie Mae” and, collectively with Fannie Mae and Freddie Mac, “GSEs”) and are backed primarily by single-family residential mortgage loans. We refer to these types of RMBS as Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass through certificates and collateralized mortgage obligations (“CMOs”) issued by the GSEs and (ii) structured Agency RMBS, such as interest only securities (“IOs”), inverse interest only securities (“IIOs”) and principal only securities (“POs”), among other types of structured Agency RMBS. Our website is located at http://ir.orchidislandcapital.com. Information on our website is not part of this Annual Report on Form 10-K. Our common stock is listed on the New York Stock Exchange (“NYSE”) and trades under the symbol “ORC.”

We are organized and conduct our operations to qualify to be taxed as a real estate investment trust (a ““REIT”) for U.S. federal income tax purposes. As such, we are required to distribute 90% of our taxable net income annually. We generally will not be subject to income taxes on our net taxable income to the extent we currently distribute our net taxable income to our stockholders and maintain our REIT qualification. It is our intention to distribute 100% of our taxable net income, after application of available tax attributes, within the limits prescribed by the Internal Revenue Code of 1986, as amended (the “Code”), which may extend into the subsequent taxable year.

Our Manager

Bimini Capital Management, Inc. (sometimes referred to herein as “Bimini”) managed our portfolio from our inception through the completion of our initial public offering on February 20, 2013. Upon completion of the offering, we became externally managed by Bimini Advisors, LLC (“Bimini Advisors,” or our “Manager”) pursuant to a management agreement. Our Manager is an investment advisor registered with the Securities and Exchange Commission (“SEC”). Additionally, our Manager is a Maryland limited liability company that is a wholly-owned subsidiary of Bimini, which has a long track record of managing investments in Agency RMBS. We believe our relationship with our Manager enables us to leverage our Manager’s established portfolio management resources for each of our targeted asset classes and its infrastructure supporting those resources. Additionally, we have benefitted and expect to continue to benefit from our Manager’s finance and administration functions, which address legal, compliance, investor relations and operational matters, including portfolio management, trade allocation and execution, securities valuation, risk management and information technologies in connection with the performance of its duties. Our Manager’s parent, Bimini, commenced active investment management operations in 2003, as it self-manages its own portfolio.

Our Manager is responsible for administering our business activities and day-to-day operations. Pursuant to the terms of the management agreement, our Manager provides us with our management team, including our officers, along with appropriate support personnel. Our Manager is at all times subject to the supervision and oversight of our board of directors (the “Board of Directors”) and has only such functions and authority as we delegate to it.

Our Investment and Capital Allocation Strategy

Investment Strategy

Our business objective is to provide attractive risk-adjusted total returns to our investors over the long term through a combination of capital appreciation and the payment of regular monthly distributions. We intend to achieve this objective by investing in and strategically allocating capital between pass-through Agency RMBS and structured Agency RMBS. We seek to generate income from (i) the net interest margin on our leveraged pass-through Agency RMBS portfolio and the leveraged portion of our structured Agency RMBS portfolio, and (ii) the interest income we generate from the unleveraged portion of our structured Agency RMBS portfolio. We also seek to minimize the volatility of both the net asset value of, and income from, our portfolio through a process which emphasizes capital allocation, asset selection, liquidity and active interest rate risk management.

We fund our pass-through Agency RMBS and certain of our structured Agency RMBS through repurchase agreements. However, we generally do not employ leverage on our structured Agency RMBS that have no principal balance, such as IOs and IIOs, because those securities contain structural leverage. We may pledge a portion of these assets to increase our cash balance, but we do not intend to invest the cash derived from pledging the assets.

Our target asset categories and principal assets in which we intend to invest are as follows:

Pass-through Agency RMBS

We invest in pass-through securities, which are securities secured by residential real property in which payments of both interest and principal on the securities are generally made monthly. In effect, these securities pass through the monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the loan servicer and the guarantor of the securities. Pass-through certificates can be divided into various categories based on the characteristics of the underlying mortgages, such as the term or whether the interest rate is fixed or variable.

The payment of principal and interest on mortgage pass-through securities issued by Ginnie Mae, but not the market value, is guaranteed by the full faith and credit of the federal government. Payment of principal and interest on mortgage pass-through certificates issued by Fannie Mae and Freddie Mac, but not the market value, is guaranteed by the respective agency issuing the security.

A key feature of most mortgage loans is the ability of the borrower to repay principal earlier than scheduled. This is called a prepayment. Prepayments arise primarily due to sale of the underlying property, refinancing, foreclosure, or accelerated amortization by the borrower. Prepayments result in a return of principal to pass-through certificate holders. This may result in a lower or higher rate of return upon reinvestment of principal. This is generally referred to as prepayment uncertainty. If a security purchased at a premium prepays at a higher-than-expected rate, then the value of the premium would be eroded at a faster-than-expected rate. Similarly, if a discount mortgage prepays at a lower-than-expected rate, the amortization towards par would be accumulated at a slower-than-expected rate. The possibility of these undesirable effects is sometimes referred to as “prepayment risk.”

In general, declining interest rates tend to increase prepayments, and rising interest rates tend to slow prepayments. Like other fixed-income securities, when interest rates rise, the value of Agency RMBS generally declines. The rate of prepayments on underlying mortgages will affect the price and volatility of Agency RMBS and may shorten or extend the effective maturity of the security beyond what was anticipated at the time of purchase. If interest rates rise, our holdings of Agency RMBS may experience reduced spreads over our funding costs if the borrowers of the underlying mortgages pay off their mortgages later than anticipated. This is generally referred to as “extension risk.”

We may also invest in To-Be-Announced Forward Contracts ("TBAs"). A TBA security is a forward contract for the purchase or sale of Agency RMBS at a predetermined price, face amount, issuer, coupon and stated maturity on an agreed-upon future date. The specific Agency RMBS to be delivered into the contract are not known until shortly before the settlement date. We may choose, prior to settlement, to move the settlement of these securities out to a later date by entering into an offsetting TBA position, net settling the offsetting positions for cash, and simultaneously purchasing or selling a similar TBA contract for a later settlement date (together referred to as a "dollar roll transaction"). The Agency RMBS purchased or sold for a forward settlement date are typically priced at a discount to equivalent securities settling in the current month. This difference, or "price drop," is the economic equivalent of interest income on the underlying Agency RMBS, less an implied funding cost, over the forward settlement period (referred to as "dollar roll income"). Consequently, forward purchases of Agency RMBS and dollar roll transactions represent a form of off-balance sheet financing. These TBAs are accounted for as derivatives and marked to market through the income statement and are not included in interest income.

The mortgage loans underlying pass-through certificates can generally be classified into the following categories:

• Fixed-Rate Mortgages. Fixed-rate mortgages are those where the borrower pays an interest rate that is constant throughout the term of the loan. Traditionally, most fixed-rate mortgages have an original term of 30 years. However, shorter terms (also referred to as “final maturity dates”) are also common. Because the interest rate on the loan never changes, even when market interest rates change, there can be a divergence between the interest rate on the loan and current market interest rates over time. This in turn can make fixed-rate mortgages price-sensitive to market fluctuations in interest rates. In general, the longer the remaining term on the mortgage loan, the greater the price sensitivity to movements in interest rates and, therefore, the likelihood for greater price variability.

• ARMs. Adjustable-Rate Mortgages (“ARMs”) are mortgages for which the borrower pays an interest rate that varies over the term of the loan. The interest rate usually resets based on market interest rates, although the adjustment of such an interest rate may be subject to certain limitations. Traditionally, interest rate resets occur at regular intervals (for example, once per year). We refer to such ARMs as “traditional” ARMs. Because the interest rates on ARMs fluctuate based on market conditions, ARMs tend to have interest rates that do not deviate from current market rates by a large amount. This in turn can mean that ARMs have less price sensitivity to interest rates and, consequently, are less likely to experience significant price volatility.

• Hybrid Adjustable-Rate Mortgages. Hybrid ARMs have a fixed-rate for the first few years of the loan, often three, five, seven or ten years, and thereafter reset periodically like a traditional ARM. Effectively, such mortgages are hybrids, combining the features of a pure fixed-rate mortgage and a traditional ARM. Hybrid ARMs have price sensitivity to interest rates similar to that of a fixed-rate mortgage during the period when the interest rate is fixed and similar to that of an ARM when the interest rate is in its periodic reset stage. However, because many hybrid ARMs are structured with a relatively short initial time span during which the interest rate is fixed, even during that segment of its existence, the price sensitivity may be high.

• CMOs. CMOs are a type of RMBS, the principal and interest of which are paid, in most cases, on a monthly basis. CMOs may be collateralized by whole mortgage loans, but are more typically collateralized by portfolios of mortgage pass-through securities issued directly by or under the auspices of Ginnie Mae, Freddie Mac or Fannie Mae. CMOs are structured into multiple classes, with each class bearing a different stated maturity. Monthly payments of principal, including prepayments, are first returned to investors holding the shortest maturity class. Investors holding the longer maturity classes receive principal only after the first class has been retired. Generally, fixed-rate RMBS are used to collateralize CMOs. However, the CMO tranches need not all have fixed-rate coupons. Some CMO tranches have floating rate coupons that adjust based on market interest rates, subject to some limitations. Such tranches, often called “CMO floaters,” can have relatively low price sensitivity to interest rates.

Structured Agency RMBS

We also invest in structured Agency RMBS, which include IOs, IIOs and POs. The payment of principal and interest, as appropriate, on structured Agency RMBS issued by Ginnie Mae, but not the market value, is guaranteed by the full faith and credit of the federal government. Payment of principal and interest, as appropriate, on structured Agency RMBS issued by Fannie Mae and Freddie Mac, but not the market value, is guaranteed by the respective agency issuing the security. The types of structured Agency RMBS in which we invest are described below.

• IOs. IOs represent the stream of interest payments on a pool of mortgages, either fixed-rate mortgages or hybrid ARMs. Holders of IOs have no claim to any principal payments. The value of IOs depends primarily on two factors, which are prepayments and interest rates. Prepayments on the underlying pool of mortgages reduce the stream of interest payments going forward, hence IOs are highly sensitive to prepayment rates. IOs are also sensitive to changes in interest rates. An increase in interest rates reduces the present value of future interest payments on a pool of mortgages. On the other hand, an increase in interest rates has a tendency to reduce prepayments, which increases the expected absolute amount of future interest payments.

• IIOs. IIOs represent the stream of interest payments on a pool of mortgages that underlie RMBS, either fixed-rate mortgages or hybrid ARMs. Holders of IIOs have no claim to any principal payments. The value of IIOs depends primarily on three factors, which are prepayments, the coupon interest rate (i.e. LIBOR), and term interest rates. Prepayments on the underlying pool of mortgages reduce the stream of interest payments, making IIOs highly sensitive to prepayment rates. The coupon on IIOs is derived from both the coupon interest rate on the underlying pool of mortgages and 30-day LIBOR. IIOs are typically created in conjunction with a floating rate CMO that has a principal balance and which is entitled to receive all of the principal payments on the underlying pool of mortgages. The coupon on the floating rate CMO is also based on 30-day LIBOR. Typically, the coupon on the floating rate CMO and the IIO, when combined, equal the coupon on the pool of underlying mortgages. The coupon on the pool of underlying mortgages typically represents a cap or ceiling on the combined coupons of the floating rate CMO and the IIO. Accordingly, when the value of 30-day LIBOR increases, the coupon of the floating rate CMO will increase and the coupon on the IIO will decrease. When the value of 30-day LIBOR falls, the opposite is true. Accordingly, the value of IIOs are sensitive to the level of 30-day LIBOR and expectations by market participants of future movements in the level of 30-day LIBOR. IIOs are also sensitive to changes in interest rates. An increase in interest rates reduces the present value of future interest payments on a pool of mortgages. On the other hand, an increase in interest rates has a tendency to reduce prepayments, which increases the expected absolute amount of future interest payments.

• POs. POs represent the stream of principal payments on a pool of mortgages. Holders of POs have no claim to any interest payments, although the ultimate amount of principal to be received over time is known, equaling the principal balance of the underlying pool of mortgages. The timing of the receipt of the principal payments is not known. The value of POs depends primarily on two factors, which are prepayments and interest rates. Prepayments on the underlying pool of mortgages accelerate the stream of principal repayments, making POs highly sensitive to the rate at which the mortgages in the pool are prepaid. POs are also sensitive to changes in interest rates. An increase in interest rates reduces the present value of future principal payments on a pool of mortgages. Further, an increase in interest rates has a tendency to reduce prepayments, which decelerates, or pushes further out in time, the ultimate receipt of the principal payments. The opposite is true when interest rates decline.

Our investment strategy consists of the following components:

• investing in pass-through Agency RMBS and certain structured Agency RMBS on a leveraged basis to increase returns on the capital allocated to this portfolio;

• investing in certain structured Agency RMBS, such as IOs and IIOs, generally on an unleveraged basis in order to (i) increase returns due to the structural leverage contained in such securities, (ii) enhance liquidity due to the fact that these securities will be unencumbered or, when encumbered, retain the cash from such borrowings and (iii) diversify portfolio interest rate risk due to the different interest rate sensitivity these securities have compared to pass-through Agency RMBS;

• investing in TBA forward contracts;

• investing in Agency RMBS in order to minimize credit risk;

• investing in assets that will cause us to maintain our exclusion from regulation as an investment company under the Investment Company Act; and

• investing in assets that will allow us to qualify and maintain our qualification as a REIT.

We rely on our Manager’s expertise in identifying assets within our target asset class. Our Manager makes investment decisions based on various factors, including, but not limited to, relative value, expected cash yield, supply and demand, costs of hedging, costs of financing, liquidity requirements, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We do not attribute any particular quantitative significance to any of these factors, and the weight we give to these factors depends on market conditions and economic trends.

Over time, we will modify our investment strategy as market conditions change to seek to maximize the returns from our investment portfolio. We believe that this strategy, combined with our Manager’s experience, will enable us to provide attractive long-term returns to our stockholders.

Capital Allocation Strategy

The percentage of capital invested in our two asset categories will vary and will be managed in an effort to maintain the level of income generated by the combined portfolios, the stability of that income stream and the stability of the value of the combined portfolios. Long positions in TBAs are considered a component of the pass-through Agency RMBS category. Typically, pass-through Agency RMBS and structured Agency RMBS exhibit materially different sensitivities to movements in interest rates. Declines in the value of one portfolio may be offset by appreciation in the other, although we cannot assure you that this will be the case. Additionally, our Manager will seek to maintain adequate liquidity as it allocates capital.

We allocate our capital to assist our interest rate risk management efforts. The unleveraged portfolio does not require unencumbered cash or cash equivalents to be maintained in anticipation of possible margin calls. To the extent more capital is deployed in the unleveraged portfolio, our liquidity needs will generally be less.

During periods of rising interest rates, refinancing opportunities available to borrowers typically decrease because borrowers are not able to refinance their current mortgage loans with new mortgage loans at lower interest rates. In such instances, securities that are highly sensitive to refinancing activity, such as IOs and IIOs, typically increase in value. Our capital allocation strategy allows us to redeploy our capital into such securities when and if we believe interest rates will be higher in the future, thereby allowing us to hold securities, the value of which we believe is likely to increase as interest rates rise. Also, by being able to re-allocate capital into structured Agency RMBS, such as IOs, during periods of rising interest rates, we may be able to offset the likely decline in the value of our pass-through Agency RMBS, which are negatively impacted by rising interest rates.

We intend to operate in a manner that will not subject us to regulation under the Investment Company Act. In order to rely on the exemption provided by Section 3(c)(5)(C) under the Investment Company Act, we must maintain at least 55% of our assets in qualifying real estate assets. For purposes of this test, structured Agency RMBS are non-qualifying real estate assets. Accordingly, while we have no explicit limitation on the amount of our capital that we will deploy to the unleveraged structured Agency RMBS portfolio, we will deploy our capital in such a way so as to maintain our exemption from registration under the Investment Company Act.

Financing Strategy

We borrow against our Agency RMBS using short term repurchase agreements. A repurchase (or "repo") agreement transaction acts as a financing arrangement under which we effectively pledge our investment securities as collateral to secure a loan. Our borrowings through repurchase transactions are generally short-term and have maturities ranging from one day to one year but may have maturities up to five or more years. Our financing rates are typically impacted by the U.S. Federal Funds rate and other short-term benchmark rates and liquidity in the Agency RMBS repo and other short-term funding markets. The terms of our master repurchase agreements generally conform to the terms in the standard master repurchase agreement as published by the Securities Industry and Financial Markets Association ("SIFMA") as to repayment, margin requirements and the segregation of all securities sold under the repurchase transaction. In addition, each lender may require that we include supplemental terms and conditions to the standard master repurchase agreement to address such matters as additional margin maintenance requirements, cross default and other provisions. The specific provisions may differ for each lender and certain terms may not be determined until we engage in individual repurchase transactions.

We may use other sources of leverage, such as secured or unsecured debt or issuances of preferred stock. We do not have a policy limiting the amount of leverage we may incur. However, we generally expect that the ratio of our total liabilities compared to our equity, which we refer to as our leverage ratio, will be less than 12 to 1. Our amount of leverage may vary depending on market conditions and other factors that we deem relevant.

We allocate our capital between two sub-portfolios. The pass-through Agency RMBS portfolio will be leveraged generally through repurchase agreement funding. The structured Agency RMBS portfolio generally will not be leveraged. The leverage ratio is calculated by dividing our total liabilities by total stockholders’ equity at the end of each period. Long positions in TBAs are considered a component of the pass-through Agency

RMBS category. While there is no explicit leverage applied to TBAs via repurchase agreement borrowings, as is the case with pass-through securities, to accurately reflect our reported leverage ratio, we calculate our leverage both with and without the market value of the net futures contract as a component of our total leverage exposure for purposes of reporting our leverage ratio and other risk metrics. We include our net TBA position in our measure of leverage because a forward contract to acquire Agency RMBS in the TBA market carries similar risks to Agency RMBS purchased in the cash market and funded with on-balance sheet liabilities. Similarly, a TBA contract for the forward sale of Agency RMBS has substantially the same effect as selling the underlying Agency RMBS and reducing our on-balance sheet funding commitments.

The amount of leverage typically will be a function of the capital allocated to the pass-through Agency RMBS portfolio and the amount of haircuts required by our lenders on our borrowings. When the capital allocation to the pass-through Agency RMBS portfolio is high, we expect that the leverage ratio will be high because more capital is being explicitly leveraged and less capital is un-leveraged. If the haircuts, which are a percentage of the market value of the collateral pledged, required by our lenders on our borrowings are higher, all else being equal, our leverage will be lower because our lenders will lend less against the value of the capital deployed to the pass-through Agency RMBS portfolio. The allocation of capital between the two portfolios will be a function of several factors:

• The relative durations of the respective portfolios — We generally seek to have a combined hedged duration at or near zero. If our pass-through securities have a longer duration, we will allocate more capital to the structured security portfolio or hedges to achieve a combined duration close to zero.

• The relative attractiveness of pass-through securities versus structured securities — To the extent we believe the expected returns of one type of security are higher than the other, we will allocate more capital to the more attractive securities, subject to the caveat that its combined duration remains at or near zero.

• Liquidity — We seek to maintain adequate cash and unencumbered securities relative to our repurchase agreement borrowings to ensure we can meet any price or prepayment related margin calls from our lenders. To the extent we feel price or prepayment related margin calls will be higher/lower, we will typically allocate less/more capital to the pass-through Agency RMBS portfolio. Our pass-through Agency RMBS portfolio likely will be our only source of price or prepayment related margin calls because we generally will not apply leverage to our structured Agency RMBS portfolio. From time to time we may pledge a portion of our structured securities and retain the cash derived so it can be used to enhance our liquidity.

Risk Management

We invest in Agency RMBS to mitigate credit risk. Additionally, our Agency RMBS are backed by a diversified base of mortgage loans to mitigate geographic, loan originator and other types of concentration risks.

Interest Rate Risk Management

We believe that the risk of adverse interest rate movements represents the most significant risk to our portfolio. This risk arises because (i) the interest rate indices used to calculate the interest rates on the mortgages underlying our assets may be different from the interest rate indices used to calculate the interest rates on the related borrowings and (ii) interest rate movements affecting our borrowings may not be reasonably correlated with interest rate movements affecting our assets. We attempt to mitigate our interest rate risk by using the techniques described below:

Agency RMBS Backed by ARMs. We seek to minimize the differences between interest rate indices and interest rate adjustment periods of our Agency RMBS backed by ARMs and related borrowings. At the time of funding, we typically align (i) the underlying interest rate index used to calculate interest rates for our Agency RMBS backed by ARMs and the related borrowings and (ii) the interest rate adjustment periods for our Agency RMBS backed by ARMs and the interest rate adjustment periods for our related borrowings. As our borrowings mature or are renewed, we may adjust the index used to calculate interest expense, the duration of the reset periods and the maturities of our borrowings.

Agency RMBS Backed by Fixed-Rate Mortgages. As interest rates rise, our borrowing costs increase; however, the income on our Agency RMBS backed by fixed-rate mortgages remains unchanged. Subject to qualifying and maintaining our qualification as a REIT, we may seek to limit increases to our borrowing costs through the use of interest rate swap or cap agreements, options, put or call agreements, futures contracts, forward rate agreements or similar financial instruments to economically convert our floating-rate borrowings into fixed-rate borrowings.

Agency RMBS Backed by Hybrid ARMs. During the fixed-rate period of our Agency RMBS backed by hybrid ARMs, the security is similar to Agency RMBS backed by fixed-rate mortgages. During this period, subject to qualifying and maintaining our qualification as a REIT, we may employ the same hedging strategy that we employ for our Agency RMBS backed by fixed-rate mortgages. Once our Agency RMBS backed by hybrid ARMs convert to floating rate securities, we may employ the same hedging strategy as we employ for our Agency RMBS backed by ARMs.

Derivative Instruments. We enter into derivative instruments to economically hedge against the possibility that rising rates may adversely impact the cost of our repurchase agreement liabilities. The principal instruments that the Company has used to date are Treasury Note (“T-Note”), Fed Funds and Eurodollar futures contracts, interest rate swaps, options to enter in interest rate swaps (“interest rate swaptions”) and “to-be-announced” (“TBA”) securities transactions, but the Company may enter into other derivatives in the future.

A futures contract is a legally binding agreement to buy or sell a financial instrument in a designated future month at a price agreed upon at the initiation of the contract by the buyer and seller. A futures contract differs from an option in that an option gives one of the counterparties a right, but not the obligation, to buy or sell, while a futures contract represents an obligation of both counterparties to buy or sell a financial instrument at a specified price.

We engage in interest rate swaps as a means of managing our interest rate risk on forecasted interest expense associated with repurchase agreement borrowings for the term of the swap contract. An interest rate swap is a contractual agreement entered into by two counterparties, under which each agrees to make periodic interest payments to the other (one pays a fixed rate of interest, while the other pays a floating rate of interest) for an agreed period of time based upon a notional amount of principal.

Interest rate swaptions provide us the option to enter into an interest rate swap agreement for a predetermined notional amount, stated term and pay and receive interest rates in the future. We may enter into swaption agreements that provide us the option to enter into a pay fixed rate interest rate swap ("payer swaptions"), or swaption agreements that provide us the option to enter into a receive fixed interest rate swap ("receiver swaptions").

Additionally, our structured Agency RMBS generally exhibit sensitivities to movements in interest rates different than our pass-through Agency RMBS. To the extent they do so, our structured Agency RMBS may protect us against declines in the market value of our combined portfolio that result from adverse interest rate movements, although we cannot assure you that this will be the case.

The Company accounts for TBA securities as derivative instruments. Gains and losses associated with TBA securities transactions are reported in gain (loss) on derivative instruments in the accompanying statements of operations.

Prepayment Risk Management

The risk of mortgage prepayments is another significant risk to our portfolio. When prevailing interest rates fall below the current interest rate of a mortgage, mortgage prepayments are likely to increase. Conversely, when prevailing interest rates increase above the coupon rate of a mortgage, mortgage prepayments are likely to decrease.

When prepayment rates increase, we may not be able to reinvest the money received from prepayments at yields comparable to those of the securities prepaid. Additionally, some of our structured Agency RMBS, such as IOs and IIOs, may be negatively affected by an increase in prepayment rates because their value is wholly contingent on the underlying mortgage loans having an outstanding principal balance.

A decrease in prepayment rates may also have an adverse effect on our portfolio. For example, if we invest in POs, the purchase price of such securities will be based, in part, on an assumed level of prepayments on the underlying mortgage loan. Because the returns on POs decrease the longer it takes the principal payments on the underlying loans to be paid, a decrease in prepayment rates could decrease our returns on these securities.

Prepayment risk also affects our hedging activities. When an Agency RMBS backed by a fixed-rate mortgage or hybrid ARM is acquired with borrowings, we may cap or fix our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related Agency RMBS. If prepayment rates are different than our projections, the term of the related hedging instrument may not match the fixed-rate portion of the security, which could cause us to incur losses.

Because our business may be adversely affected if prepayment rates are different than our projections, we seek to invest in Agency RMBS backed by mortgages with well-documented and predictable prepayment histories. To protect against increases in prepayment rates, we invest in Agency RMBS backed by mortgages that we believe are less likely to be prepaid. For example, we invest in Agency RMBS backed by mortgages (i) with loan balances low enough such that a borrower would likely have little incentive to refinance, (ii) extended to borrowers with credit histories weak enough to not be eligible to refinance their mortgage loans, (iii) that are newly originated fixed-rate or hybrid ARMs or (iv) that have interest rates low enough such that a borrower would likely have little incentive to refinance. To protect against decreases in prepayment rates, we may also invest in Agency RMBS backed by mortgages with characteristics opposite to those described above, which would typically be more likely to be refinanced. We may also invest in certain types of structured Agency RMBS as a means of mitigating our portfolio-wide prepayment risks. For example, certain tranches of CMOs are less sensitive to increases in prepayment rates, and we may invest in those tranches as a means of hedging against increases in prepayment rates.

Liquidity Management Strategy

Because of our use of leverage, we manage liquidity to meet our lenders’ margin calls by maintaining cash balances or unencumbered assets well in excess of anticipated margin calls and making margin calls on our lenders when we have an excess of collateral pledged against our borrowings.

We also attempt to minimize the number of margin calls we receive by:

• Deploying capital from our leveraged Agency RMBS portfolio to our unleveraged Agency RMBS portfolio;

• Investing in TBAs in lieu of leveraged Agency RMBS to reduce margin calls from our lenders associated with monthly prepayments;

• Investing in Agency RMBS backed by mortgages that we believe are less likely to be prepaid to decrease the risk of excessive margin calls when monthly prepayments are announced. Prepayments are declared, and the market value of the related security declines, before the receipt of the related cash flows. Prepayment declarations give rise to a temporary collateral deficiency and generally result in margin calls by lenders; and

• Reducing our overall amount of leverage.

To the extent we are unable to adequately manage our interest rate exposure and are subjected to substantial margin calls, we may be forced to sell assets at an inopportune time, which in turn could impair our liquidity and reduce our borrowing capacity and book value.

Tax Structure

We have elected to be taxed as a REIT for U.S. federal income tax purposes. Our qualification as a REIT, and the maintenance of such qualification, will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. We believe that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and we intend to continue to operate in a manner that will enable us to continue to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to U.S. federal income tax on the REIT taxable income that we currently distribute to our stockholders. Taxable income generated by any taxable REIT subsidiary (“TRS”) that we may form or acquire will be subject to U.S. federal, state and local income tax. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute annually at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. If we fail to qualify as a REIT in any calendar year and do not qualify for certain statutory relief provisions, our income would be subject to U.S. federal income tax, and we would likely be precluded from qualifying for treatment as a REIT until the fifth calendar year following the year in which we failed to qualify. Even if we continue to qualify as a REIT, we may still be subject to certain U.S. federal, state and local taxes on our income and assets and to U.S. federal income and excise taxes on our undistributed income.

Investment Company Act Exemption

We operate our business so that we are exempt from registration under the Investment Company Act. We rely on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act, which applies to companies in the business of purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. In order to rely on the exemption provided by Section 3(c)(5)(C), we must maintain at least 55% of our assets in qualifying real estate assets. For the purposes of this test, structured Agency RMBS are non-qualifying real estate assets. We monitor our portfolio continuously and prior to each investment to confirm that we continue to qualify for the exemption. To qualify for the exemption, we make investments so that at least 55% of the assets we own consist of qualifying mortgages and other liens on and interests in real estate, which we refer to as qualifying real estate assets, and so that at least 80% of the assets we own consist of real estate-related assets, including our qualifying real estate assets.

We treat whole-pool pass-through Agency RMBS as qualifying real estate assets based on no-action letters issued by the staff of the SEC. In August 2011, the SEC, through a concept release, requested comments on interpretations of Section 3(c)(5)(C). To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may fail to qualify for this exemption. Our Manager manages our pass-through Agency RMBS portfolio such that we have sufficient whole-pool pass-through Agency RMBS to ensure we maintain our exemption from registration under the Investment Company Act. At present, we generally do not expect that our investments in structured Agency RMBS will constitute qualifying real estate assets, but will constitute real estate-related assets for purposes of the Investment Company Act.

Employees and Human Capital Resources

We have no employees. We are externally managed and advised by our Manager pursuant to a management agreement as discussed below.

Competition

Our net income largely depends on our ability to acquire Agency RMBS at favorable spreads over our borrowing costs. When we invest in Agency RMBS and other investment assets, we compete with a variety of institutional investors, including other REITs, insurance companies, mutual funds, pension funds, investment banking firms, banks and other financial institutions that invest in the same types of assets, the Federal Reserve Bank and other governmental entities or government-sponsored entities. Many of these investors have greater financial resources and access to lower costs of capital than we do. The existence of these competitive entities, as well as the possibility of additional entities forming in the future, may increase the competition for the acquisition of mortgage related securities, resulting in higher prices and lower yields on assets.

Distributions

To maintain our qualification as a REIT, we must distribute substantially all of our REIT taxable income (as defined in the Code) to our stockholders for each year. We plan to continue to declare and pay regular monthly dividends to our stockholders.

Available Information

Our investor relations website is www.orchidislandcapital.com. We make available on the website under "Financial Information/SEC filings," free of charge, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any other reports (including any amendments to such reports) as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. Information on our website, however, is not part of this Annual Report on Form 10-K. In addition, all of our filed reports can be obtained at the SEC’s website at www.sec.gov.

ITEM 1A.RISK FACTORS

Summary of Risk Factors

Below is a summary of the principal factors that make an investment in our common stock speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks that we face, can be found below under the heading “Risk Factors” and should be carefully considered, together with other information in this Annual Report on Form 10-K and our other filings with the SEC, before making an investment decision regarding our common stock.

• Increases in interest rates may negatively affect the value of our investments and increase the cost of our borrowings, which could result in reduced earnings or losses and materially adversely affect our ability to pay distributions to our stockholders.

• An increase in interest rates may also cause a decrease in the volume of newly issued, or investor demand for, Agency RMBS, which could materially adversely affect our ability to acquire assets that satisfy our investment objectives and our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

• Interest rate mismatches between our Agency RMBS and our borrowings may reduce our net interest margin during periods of changing interest rates, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

• Although structured Agency RMBS are generally subject to the same risks as our pass-through Agency RMBS, certain types of risks may be enhanced depending on the type of structured Agency RMBS in which we invest.

• Differences in the stated maturity of our fixed rate assets, or in the timing of interest rate adjustments on our adjustable-rate assets, and our borrowings may adversely affect our profitability.

• New laws may be passed affecting the relationship between Fannie Mae and Freddie Mac, on the one hand, and the federal government, on the other, which could adversely affect the price of, or our ability to invest in and finance Agency RMBS.

• Changes in the levels of prepayments on the mortgages underlying our Agency RMBS might decrease net interest income or result in a net loss, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

• Interest rate caps on the ARMs and hybrid ARMs backing our Agency RMBS may reduce our net interest margin during periods of rising interest rates, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

• Failure to procure adequate repurchase agreement financing, or to renew or replace existing repurchase agreement financing as it matures, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

• Adverse market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets were insufficient to meet these collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at unfavorable prices, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

• Hedging against interest rate exposure may not completely insulate us from interest rate risk and could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

• Our use of leverage could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

• It may be uneconomical to "roll" our TBA dollar roll transactions or we may be unable to meet margin calls on our TBA contracts, which could negatively affect our financial condition and results of operations.

• Our forward settling transactions, including TBA transactions, subject us to certain risks, including price risks and counterparty risks.

• We rely on analytical models and other data to analyze potential asset acquisition and disposition opportunities and to manage our portfolio. Such models and other data may be incorrect, misleading or incomplete, which could cause us to purchase assets that do not meet our expectations or to make asset management decisions that are not in line with our strategy.

• Valuations of some of our assets are inherently uncertain, may be based on estimates, may fluctuate over short periods of time and may differ from the values that would have been used if a ready market for these assets existed. As a result, the values of some of our assets are uncertain.

• If our lenders default on their obligations to resell the Agency RMBS back to us at the end of the repurchase transaction term, or if the value of the Agency RMBS has declined by the end of the repurchase transaction term or if we default on our obligations under the repurchase transaction, we will lose money on these transactions, which, in turn, may materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

• Clearing facilities or exchanges upon which some of our hedging instruments are traded may increase margin requirements on our hedging instruments in the event of adverse economic developments.

• We may change our investment strategy, investment guidelines and asset allocation without notice or stockholder consent, which may result in riskier investments.

• Volatile market conditions for mortgages and mortgage-related assets as well as the broader financial markets can result in a significant contraction in liquidity for mortgages and mortgage-related assets, which may adversely affect the value of the assets in which we invest.

• A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could impair our investments and harm our operations.

• The management agreement with our Manager was not negotiated on an arm’s-length basis and the terms, including fees payable and our inability to terminate, or our election not to renew, the management agreement based on our Manager’s poor performance without paying our Manager a significant termination fee, except for a termination of the Manager with cause, may not be as favorable to us as if it were negotiated with an unaffiliated third party.

• We have no employees, and our Manager is responsible for making all of our investment decisions. None of our or our Manager’s officers are required to devote any specific amount of time to our business, and each of them may provide their services to Bimini, which could result in conflicts of interest.

• We are completely dependent upon our Manager and certain key personnel of Bimini who provide services to us through the management agreement, and we may not find suitable replacements for our Manager and these personnel if the management agreement is terminated or such key personnel are no longer available to us.

• If we elect to not renew the management agreement without cause, we would be required to pay our Manager a substantial termination fee. These and other provisions in our management agreement make non-renewal of our management agreement difficult and costly.

• We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future.

• Loss of our exemption from regulation under the Investment Company Act would negatively affect the value of shares of our common stock and our ability to pay distributions to our stockholders.

• Failure to obtain and maintain an exemption from being regulated as a commodity pool operator could subject us to additional regulation and compliance requirements and may result in fines and other penalties which could materially adversely affect our business and financial condition.

• Our ownership limitations and certain other provisions of applicable law and our charter and bylaws may restrict business combination opportunities that would otherwise be favorable to our stockholders.

• Our failure to maintain our qualification as a REIT would subject us to U.S. federal income tax, which could adversely affect the value of the shares of our common stock and would substantially reduce the cash available for distribution to our stockholders.

• We cannot predict the effect that government policies, laws and plans adopted in response to the COVID-19 pandemic and the global recessionary economic conditions will have on us.

Risk Factors

You should carefully consider the risks described below and all other information contained in this Annual Report on Form 10-K, including our annual financial statements and related notes thereto, before making an investment decision regarding our common stock. Our business, financial condition or results of operations could be harmed by any of these risks. Similarly, these risks could cause the market price of our common stock to decline and you might lose all or part of your investment. Our forward-looking statements in this annual report are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below.

Risks Related to Our Business

Increases in interest rates may negatively affect the value of our investments and increase the cost of our borrowings, which could result in reduced earnings or losses and materially adversely affect our ability to pay distributions to our stockholders.

Under normal market conditions, an investment in Agency RMBS will decline in value if interest rates increase. In addition, net interest income could decrease if the yield curve becomes inverted or flat. While Fannie Mae, Freddie Mac or Ginnie Mae guarantee the principal and interest payments related to the Agency RMBS we own, this guarantee does not protect us from declines in market value caused by changes in interest rates. Declines in the market value of our investments may ultimately result in losses to us, which may reduce earnings and negatively affect our ability to pay distributions to our stockholders.

Significant increases in both long-term and short-term interest rates pose a substantial risk associated with our investment in Agency RMBS. If long-term rates were to increase significantly, the market value of our Agency RMBS would decline, and the duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on our repurchase agreements used to finance the purchase of Agency RMBS, which would decrease cash available for distribution to our stockholders. Using this business model, we are particularly susceptible to the effects of an inverted yield curve, where short-term rates are higher than long-term rates. Although rare in a historical context, the U.S. and many countries in Europe have experienced inverted yield curves. Given the volatile nature of the U.S. economy and potential future increases in short-term interest rates, there can be no guarantee that the yield curve will not become and/or remain inverted. If this occurs, it could result in a decline in the value of our Agency RMBS, our business, financial position and results of operations and our ability to pay distributions to our stockholders could be materially adversely affected.

An increase in interest rates may also cause a decrease in the volume of newly issued, or investor demand for, Agency RMBS, which could materially adversely affect our ability to acquire assets that satisfy our investment objectives and our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Rising interest rates generally reduce the demand for consumer credit, including mortgage loans, due to the higher cost of borrowing. A reduction in the volume of mortgage loans may affect the volume of Agency RMBS available to us, which could affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause Agency RMBS that were issued prior to an interest rate increase to provide yields that exceed prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of Agency RMBS or Agency RMBS with a yield that exceeds our borrowing costs, our ability to satisfy our investment objectives and to generate income and pay dividends, our business, financial condition and results of operations, and our ability to pay distributions to our stockholders may be materially adversely affected.

Interest rate mismatches between our Agency RMBS and our borrowings may reduce our net interest margin during periods of changing interest rates, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Our portfolio includes Agency RMBS backed by ARMs, hybrid ARMs and fixed-rate mortgages, and the mix of these securities in the portfolio may be increased or decreased over time. Additionally, the interest rates on ARMs and hybrid ARMs may vary over time based on changes in a short-term interest rate index, of which there are many.

We finance our acquisitions of pass-through Agency RMBS with short-term financing. During periods of rising short-term interest rates, the income we earn on these securities will not change (with respect to Agency RMBS backed by fixed-rate mortgage loans) or will not increase at the same rate (with respect to Agency RMBS backed by ARMs and hybrid ARMs) as our related financing costs, which may reduce our net interest margin or result in losses.

We invest in structured Agency RMBS, including IOs, IIOs and POs. Although structured Agency RMBS are generally subject to the same risks as our pass-through Agency RMBS, certain types of risks may be enhanced depending on the type of structured Agency RMBS in which we invest.

The structured Agency RMBS in which we invest are securitizations (i) issued by Fannie Mae, Freddie Mac or Ginnie Mae, (ii) collateralized by Agency RMBS and (iii) divided into various tranches that have different characteristics (such as different maturities or different coupon payments). These securities may carry greater risk than an investment in pass-through Agency RMBS. For example, certain types of structured Agency RMBS, such as IOs, IIOs and POs, are more sensitive to prepayment risks than pass-through Agency RMBS. If we were to invest in structured Agency RMBS that were more sensitive to prepayment risks relative to other types of structured Agency RMBS or pass-through Agency RMBS, we may increase our portfolio-wide prepayment risk.

Differences in the stated maturity of our fixed rate assets, or in the timing of interest rate adjustments on our adjustable-rate assets, and our borrowings may adversely affect our profitability.

We rely primarily on short-term and/or variable rate borrowings to acquire fixed-rate securities with long-term maturities. In addition, we may have adjustable-rate assets with interest rates that vary over time based upon changes in an objective index, such as LIBOR, the U.S. Treasury rate or the Secured Overnight

Financing Rate (“SOFR”). These indices generally reflect short-term interest rates but these assets may not reset in a manner that matches our borrowings.

The relationship between short-term and longer-term interest rates is often referred to as the "yield curve." Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a "flattening" of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our investments generally bear interest at longer-term rates than we pay on our borrowings, a flattening of the yield curve would tend to decrease our net interest income and the market value of our investment portfolio. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve "inversion"), in which event our borrowing costs may exceed our interest income and result in operating losses.

New laws may be passed affecting the relationship between Fannie Mae and Freddie Mac, on the one hand, and the federal government, on the other, which could adversely affect the price of, or our ability to invest in and finance Agency RMBS.

The interest and principal payments we expect to receive on the Agency RMBS in which we invest are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Principal and interest payments on Ginnie Mae certificates are directly guaranteed by the U.S. government. Principal and interest payments relating to the securities issued by Fannie Mae and Freddie Mac are only guaranteed by each respective GSE.

In September 2008, Fannie Mae and Freddie Mac were placed into the conservatorship of the FHFA, their federal regulator, pursuant to its powers under The Federal Housing Finance Regulatory Reform Act of 2008, a part of the Housing and Economic Recovery Act of 2008. In addition to FHFA becoming the conservator of Fannie Mae and Freddie Mac, the U.S. Department of the Treasury (the “U.S. Treasury”) entered into Preferred Stock Purchase Agreements (“PSPAs”) with the FHFA and have taken various actions intended to provide Fannie Mae and Freddie Mac with additional liquidity in an effort to ensure their financial stability. In September 2019, the FHFA and the U.S. Treasury agreed to modifications to the PSPAs that will permit Fannie Mae and Freddie Mac to maintain capital reserves of $25 billion and $20 billion, respectively. As of September 30, 2020, Fannie Mae and Freddie Mac had retained equity capital of approximately $21 billion and $14 billion, respectively. In December 2020, a final rule was published in the federal register regarding GSE capital framework (the “December rule”), which requires Tier 1 capital in excess of 4% (approximately $265 billion) and a risk-weight floor of 20% for residential mortgages. On January 14, 2021, the U.S. Treasury and the FHFA executed letter agreements allowing the GSEs to continue to retain capital up to their regulatory minimums, including buffers, as prescribed in the December rule. These letter agreements provide, in part, (i) there will be no exit from conservatorship until all material litigation is settled and the GSE has common equity Tier 1 capital of at least 3% of its assets, (ii) the GSEs will comply with the FHFA’s regulatory capital framework, (iii) higher-risk single-family mortgage acquisitions will be restricted to current levels, and (iv) the U.S. Treasury and the FHFA will establish a timeline and process for future GSE reform.

Shortly after Fannie Mae and Freddie Mac were placed in federal conservatorship, the Secretary of the U.S. Treasury suggested that the guarantee payment structure of Fannie Mae and Freddie Mac in the U.S. housing finance market should be re-examined. The future roles of Fannie Mae and Freddie Mac could be significantly reduced and the nature of their guarantees could be eliminated or considerably limited relative to historical measurements. The U.S. Treasury could also stop providing credit support to Fannie Mae and

Freddie Mac in the future. Any changes to the nature of the guarantees provided by Fannie Mae and Freddie Mac could redefine what constitutes an Agency RMBS and could have broad adverse market implications. If Fannie Mae or Freddie Mac was eliminated, or their structures were to change in a material manner that is not compatible with our business model, we would not be able to acquire Agency RMBS from these entities, which could adversely affect our business operations.

On December 9, 2020, the Supreme Court heard oral arguments in Collins v. Mnuchin, a case which has potentially significant implications for the structure and existence of the FHFA. At issue is the constitutionality of the FHFA and its director’s protection from being replaced at will by the President. A ruling in favor of the plaintiff could have broad policy and market implications by allowing the Biden administration to immediately replace the FHFA director, or invalidating actions taken by the FHFA.

Purchases and sales of Agency RMBS by the Fed may adversely affect the price and return associated with Agency RMBS.

The Fed owns approximately $2.0 trillion of Agency RMBS as of December 31, 2020. Starting in October 2017, the Fed has begun to phase out its policy of reinvesting principal payments from its holdings of Agency RMBS into new Agency RMBS purchases, therefore causing a decline in Fed security holdings over time. While it is very difficult to predict the impact of the Fed portfolio runoff on the prices and liquidity of Agency RMBS, returns on Agency RMBS may be adversely affected.

Increased levels of prepayments on the mortgages underlying our Agency RMBS might decrease net interest income or result in a net loss, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

In the case of residential mortgages, there are seldom any restrictions on borrowers’ ability to prepay their loans. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise. Prepayment rates also may be affected by other factors, including, without limitation, conditions in the housing and financial markets, governmental action, general economic conditions and the relative interest rates on ARMs, hybrid ARMs and fixed-rate mortgage loans. With respect to pass-through Agency RMBS, faster-than-expected prepayments could also materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders in various ways, including the following:

• A portion of our pass-through Agency RMBS backed by ARMs and hybrid ARMs may initially bear interest at rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If a pass-through Agency RMBS backed by ARMs or hybrid ARMs is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, we will have held that Agency RMBS while it was less profitable and lost the opportunity to receive interest at the fully-indexed rate over the remainder of its expected life.

• If we are unable to acquire new Agency RMBS to replace the prepaid Agency RMBS, our returns on capital may be lower than if we were able to quickly acquire new Agency RMBS.

When we acquire structured Agency RMBS, we anticipate that the underlying mortgages will prepay at a projected rate, generating an expected yield. When the prepayment rates on the mortgages underlying our structured Agency RMBS are higher than expected, our returns on those securities may be materially adversely affected. For example, the value of our IOs and IIOs are extremely sensitive to prepayments because holders of these securities do not have the right to receive any principal payments on the underlying mortgages. Therefore, if the mortgage loans underlying our IOs and IIOs are prepaid, such securities would cease to have any value, which, in turn, could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

While we seek to minimize prepayment risk, we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment or other such risks.

A decrease in prepayment rates on the mortgages underlying our Agency RMBS might decrease net interest income or result in a net loss, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Certain of our structured Agency RMBS may be adversely affected by a decrease in prepayment rates. For example, because POs are similar to zero-coupon bonds, our expected returns on such securities will be contingent on our receiving the principal payments of the underlying mortgage loans at expected intervals that assume a certain prepayment rate. If prepayment rates are lower than expected, we will not receive principal payments as quickly as we anticipated and, therefore, our expected returns on these securities will be adversely affected, which, in turn, could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

While we seek to minimize prepayment risk, we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment or other such risks.

Failure to procure adequate repurchase agreement financing, or to renew or replace existing repurchase agreement financing as it matures, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We intend to maintain master repurchase agreements with several counterparties. We cannot assure you that any, or sufficient, repurchase agreement financing will be available to us in the future on terms that are acceptable to us. Any decline in the value of Agency RMBS, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with the terms of any financing arrangements already in place. We may be unable to diversify the credit risk associated with our lenders. In the event that we cannot obtain sufficient funding on acceptable terms, our business, financial condition and results of operations and our ability to pay distributions to our stockholders may be materially adversely affected.

Furthermore, because we intend to rely primarily on short-term borrowings to fund our acquisition of Agency RMBS, our ability to achieve our investment objectives will depend not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. If we are not able to renew or replace maturing borrowings, we will have to sell some or all of our assets, possibly under adverse market conditions. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk.

Adverse market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets were insufficient to meet these collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at unfavorable prices, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Adverse market developments, including a sharp or prolonged rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of Agency RMBS, might reduce the market value of our portfolio, which might cause our lenders to initiate margin calls. A margin call means that the lender requires us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of the borrowing. The specific collateral value to borrowing ratio that would trigger a margin call is not set in the master repurchase agreements and not determined until we engage in a repurchase transaction under these agreements. Our fixed-rate Agency RMBS generally are more susceptible to margin calls as increases in interest rates tend to more negatively affect the market value of fixed-rate securities. If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. The threat or occurrence of a margin call could force us to sell, either directly or through a foreclosure, our Agency RMBS under adverse market conditions. Because of the significant leverage we expect to have, we may incur substantial losses upon the threat or occurrence of a margin call, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders. Additionally, the liquidation of collateral may jeopardize our ability to maintain our qualification as a REIT, as we must comply with requirements regarding our assets and our sources of gross income. Our failure to maintain our qualification as a REIT would cause us to be subject to U.S. federal income tax (and any applicable state and local taxes) on all of our net taxable income.

Hedging against interest rate exposure may not completely insulate us from interest rate risk and could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

To the extent consistent with maintaining our qualification as a REIT, we may enter into interest rate cap or swap agreements or pursue other hedging strategies, including the purchase of puts, calls or other options and futures contracts in order to hedge the interest rate risk of our portfolio. In general, our hedging strategy depends on our view of our entire portfolio consisting of assets, liabilities and derivative instruments, in light of prevailing market conditions. We could misjudge the condition of our investment portfolio or the market. Our hedging activity will vary in scope based on the level and volatility of interest rates and principal prepayments, the type of Agency RMBS we hold and other changing market conditions. Hedging may fail to protect or could adversely affect us because, among other things:

• hedging can be expensive, particularly during periods of rising and volatile interest rates;

• available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

• the duration of the hedge may not match the duration of the related liability;

• certain types of hedges may expose us to risk of loss beyond the fee paid to initiate the hedge;

• the amount of gross income that a REIT may earn from hedging transactions, other than hedging transactions that satisfy certain requirements of the Code, is limited by the U.S. federal income tax provisions governing REITs;

• the credit quality of the counterparty on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

• the counterparty in the hedging transaction may default on its obligation to pay.

There are no perfect hedging strategies, and interest rate hedging may fail to protect us from loss. Alternatively, we may fail to properly assess a risk to our investment portfolio or may fail to recognize a risk entirely, leaving us exposed to losses without the benefit of any offsetting hedging activities. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. The nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging activities could result in losses if the event against which we hedge does not occur.

Because of the foregoing risks, our hedging activity could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Our use of certain hedging techniques may expose us to counterparty risks.

To the extent that our hedging instruments are not traded on regulated exchanges, guaranteed by an exchange or its clearinghouse, or regulated by any U.S. or foreign governmental authorities, there may not be requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory, exchange and other regulatory requirements and, depending on the domicile of the counterparty, applicable international requirements. Consequently, if any of these issues causes a counterparty to fail to perform under a derivative agreement we could incur a significant loss.

For example, if a swap exchange utilized in an interest rate swap agreement that we enter into as part of our hedging strategy cannot perform under the terms of the interest rate swap agreement, we may not receive payments due under that agreement, and, thus, we may lose any potential benefit associated with the interest rate swap. Additionally, we may also risk the loss of any collateral we have pledged to secure our obligations under these swap agreements if the exchange becomes insolvent or files for bankruptcy. Similarly, if an interest rate swaption counterparty fails to perform under the terms of the interest rate swaption agreement, in addition to not being able to exercise or otherwise cash settle the agreement, we could also incur a loss for the premium paid for that swaption.

Our use of leverage could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

We calculate our leverage ratio by dividing our total liabilities by total equity at the end of each period. Under normal market conditions, we generally expect our leverage ratio to be less than 12 to 1, although at times our borrowings may be above or below this level. We incur this indebtedness by borrowing against a substantial portion of the market value of our pass-through Agency RMBS and a portion of our structured Agency RMBS. Our total indebtedness, however, is not expressly limited by our policies and will depend on our prospective lenders’ estimates of the stability of our portfolio’s cash flow. As a result, there is no limit on the amount of leverage that we may incur. We face the risk that we might not be able to meet our debt service obligations or a lender’s margin requirements from our income and, to the extent we cannot, we might be forced to liquidate some of our Agency RMBS at unfavorable prices. Our use of leverage could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders. For example:

• our borrowings are secured by our pass-through Agency RMBS and a portion of our structured Agency RMBS under repurchase agreements. A decline in the market value of the pass-through Agency RMBS or structured Agency RMBS used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell Agency RMBS under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the Agency RMBS, we would experience losses.

• to the extent we are compelled to liquidate qualifying real estate assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of gross income could be negatively affected, which could jeopardize our qualification as a REIT. Losing our REIT qualification would cause us to be subject to U.S. federal income tax (and any applicable state and local taxes) on all of our income and would decrease profitability and cash available for distributions to stockholders.

If we experience losses as a result of our use of leverage, such losses could materially adversely affect our business, results of operations and financial condition and our ability to make distributions to our stockholders.

It may be uneconomical to "roll" our TBA dollar roll transactions or we may be unable to meet margin calls on our TBA contracts, which could negatively affect our financial condition and results of operations.

We may utilize TBA dollar roll transactions as a means of investing in and financing Agency RMBS. TBA contracts enable us to purchase or sell, for future delivery, Agency RMBS with certain principal and interest terms and certain types of collateral, but the particular Agency RMBS to be delivered are not identified until shortly before the TBA settlement date. Prior to settlement of the TBA contract we may choose to move the settlement of the securities out to a later date by entering into an offsetting position (referred to as a "pair off"), net settling the paired off positions for cash, and simultaneously purchasing a similar TBA contract for a later settlement date, collectively referred to as a "dollar roll." The Agency RMBS purchased for a forward settlement date under the TBA contract are typically priced at a discount to Agency RMBS for settlement in the current month. This difference (or discount) is referred to as the "price drop." The price drop is the economic equivalent of net interest income earned from carrying the underlying Agency RMBS over the roll period (interest income less implied financing cost). Consequently, dollar roll transactions and such forward purchases of Agency RMBS represent a form of off-balance sheet financing and increase our "at risk" leverage.

Under certain market conditions, TBA dollar roll transactions may result in negative carry income whereby the Agency RMBS purchased for a forward settlement date under the TBA contract are priced at a premium to Agency RMBS for settlement in the current month. Additionally, sales of some or all of the Fed's holdings of Agency RMBS, or declines in purchases of Agency RMBS by the Fed could adversely impact the dollar roll market. Under such conditions, it may be uneconomical to roll our TBA positions prior to the settlement date and we could have to take physical delivery of the underlying securities and settle our obligations for cash. We may not have sufficient funds or alternative financing sources available to settle such obligations. In addition, pursuant to the margin provisions established by the Mortgage-Backed Securities Division ("MBSD") of the Fixed Income Clearing Corporation, we are subject to margin calls on our TBA contracts. Further, our clearing and custody agreements may require us to post additional margin above the levels established by the MBSD. Negative carry income on TBA dollar roll transactions or failure to procure adequate financing to settle our obligations or meet margin calls under our TBA contracts could result in defaults or force us to sell assets under adverse market conditions and adversely affect our financial condition and results of operations.

Interest rate caps on the ARMs and hybrid ARMs backing our Agency RMBS may reduce our net interest margin during periods of rising interest rates, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

ARMs and hybrid ARMs are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through the maturity of the loan. Our borrowings typically are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, our financing costs could increase without limitation while caps could limit the interest we earn on the ARMs and hybrid ARMs backing our Agency RMBS. This problem is magnified for ARMs and hybrid ARMs that are not fully indexed because such periodic interest rate caps prevent the coupon on the security from fully reaching the specified rate in one reset. Further, some ARMs and hybrid ARMs may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on Agency RMBS backed by ARMs and hybrid ARMs than necessary to pay interest on our related borrowings. Interest rate caps on Agency RMBS backed by ARMs and hybrid ARMs could reduce our net interest margin if interest rates were to increase beyond the level of the caps, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Our forward settling transactions, including TBA transactions, subject us to certain risks, including price risks and counterparty risks.

We purchase some of our Agency RMBS through forward settling transactions, including TBAs. In a forward settling transaction, we enter into a forward purchase agreement with a counterparty to purchase either (i) an identified Agency RMBS, or (ii) a TBA, or to-be-issued, Agency RMBS with certain terms. As with any forward purchase contract, the value of the underlying Agency RMBS may decrease between the trade date and the settlement date. Furthermore, a transaction counterparty may fail to deliver the underlying Agency RMBS at the settlement date. If any of these risks were to occur, our financial condition and results of operations may be materially adversely affected.

The implementation of the Single Security Initiative may adversely affect our results and financial condition.

The Single Security Initiative is a joint initiative of Fannie Mae and Freddie Mac (the “Enterprises”), under the direction of the FHFA, the Enterprises’ regulator and conservator, to develop a common, single mortgage-backed security issued by the Enterprises.

On June 3, 2019, with the implementation of Release 2 of the common securitization platform, Freddie Mac and Fannie Mae commenced use of a common, single mortgage-backed security, known as the Uniform Mortgage-Backed Security (“UMBS”). Fannie Mae pools are now eligible for conversion into UMBS pools and Freddie Mac pools can be exchanged for UMBS pools. The conversion is not mandatory. UMBS is intended to enhance liquidity in the TBA market as the two GSEs’ floats are combined, eliminating or reducing the market pricing subsidy that Freddie Mac currently provides to lenders to pool their loans with Freddie Mac instead of Fannie Mae, and pave the way for future GSE reform by allowing new entrants to enter the MBS guarantee market.

The current float of Gold Participation Certificates (“Gold PCs”) issued by Freddie Mac is materially smaller than the float of Fannie Mae securities. To the extent Gold PCs are converted into UMBS, the float will contract further. A further decline could impact the liquidity of Gold PCs not converted into UMBS. Secondly, the TBA deliverable has appeared to deteriorate as the Fannie Mae and Freddie Mac pools with the worst prepayment characteristics are delivered into new TBA securities, concentrating the poorest pools into the TBA deliverable, which has negatively impacted their performance. To the extent investors recognize the relative performance of Fannie Mae or Freddie Mac pools over the other, they may stipulate that they only wish to be delivered TBA securities with pools from the better performing GSE. By bifurcating the TBA deliverable, liquidity in the TBA market could be negatively impacted.

Our liquidity is typically reduced each month when we receive margin calls related to factor changes, and typically increased each month when we receive payment of principal and interest on Fannie Mae and Freddie Mac securities. Legacy Freddie Mac securities pay principal and interest earlier in the month than Fannie Mae and UMBS, meaning that legacy Freddie Mac positions reduce the period of time between meeting factor-related margin calls and receiving principal and interest. The percentage of legacy Freddie Mac positions in the market and in our portfolio will likely decrease over time as those securities are converted to UMBS or paid off.

We rely on analytical models and other data to analyze potential asset acquisition and disposition opportunities and to manage our portfolio. Such models and other data may be incorrect, misleading or incomplete, which could cause us to purchase assets that do not meet our expectations or to make asset management decisions that are not in line with our strategy.

We rely on analytical models, and information and other data supplied by third parties. These models and data may be used to value assets or potential asset acquisitions and dispositions and in connection with our asset management activities. If our models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon could expose us to potential risks.

Our reliance on models and data may induce us to purchase certain assets at prices that are too high, to sell certain other assets at prices that are too low or to miss favorable opportunities altogether. Similarly, any hedging activities that are based on faulty models and data may prove to be unsuccessful.

Some models, such as prepayment models, may be predictive in nature. The use of predictive models has inherent risks. For example, such models may incorrectly forecast future behavior, leading to potential losses. In addition, the predictive models used by us may differ substantially from those models used by other market participants, resulting in valuations based on these predictive models that may be substantially higher or lower for certain assets than actual market prices. Furthermore, because predictive models are usually constructed based on historical data supplied by third parties, the success of relying on such models may depend heavily on the accuracy and reliability of the supplied historical data, and, in the case of predicting performance in scenarios with little or no historical precedent (such as extreme broad-based declines in home prices, or deep economic recessions or depressions), such models must employ greater degrees of extrapolation and are therefore more speculative and less reliable.

All valuation models rely on correct market data input. If incorrect market data is entered into even a well-founded valuation model, the resulting valuations will be incorrect. However, even if market data is inputted correctly, “model prices” will often differ substantially from market prices, especially for securities with complex characteristics or whose values are particularly sensitive to various factors. If our market data inputs are incorrect or our model prices differ substantially from market prices, our business, financial condition and results of operations and our ability to make distributions to our stockholders could be materially adversely affected.

Valuations of some of our assets are inherently uncertain, may be based on estimates, may fluctuate over short periods of time and may differ from the values that would have been used if a ready market for these assets existed. As a result, the values of some of our assets are uncertain.

While in many cases our determination of the fair value of our assets is based on valuations provided by third-party dealers and pricing services, we can and do value assets based upon our judgment, and such valuations may differ from those provided by third-party dealers and pricing services. Valuations of certain assets are often difficult to obtain or are unreliable. In general, dealers and pricing services heavily disclaim their valuations. Additionally, dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and illiquidity of an asset, valuations of the same asset can vary substantially from one dealer or pricing service to another. The valuation process during times of market distress can be particularly difficult and unpredictable and during such time the disparity of valuations provided by third-party dealers can widen.

Our business, financial condition and results of operations and our ability to make distributions to our stockholders could be materially adversely affected if our fair value determinations of these assets were materially higher than the values that would exist if a ready market existed for these assets.

Because the assets that we acquire might experience periods of illiquidity, we might be prevented from selling our Agency RMBS at favorable times and prices, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Agency RMBS might experience periods of illiquidity. Such conditions are more likely to occur for structured Agency RMBS because such securities are generally traded in markets much less liquid than the pass-through Agency RMBS market. As a result, we may be unable to dispose of our Agency RMBS at advantageous times and prices or in a timely manner. The lack of liquidity might result from the absence of a willing buyer or an established market for these assets as well as legal or contractual restrictions on resale. The illiquidity of Agency RMBS could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Our use of repurchase agreements may give our lenders greater rights in the event that either we or any of our lenders file for bankruptcy, which may make it difficult for us to recover our collateral in the event of a bankruptcy filing.

Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay if we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that any of our lenders files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either our lenders or us. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our investment under a repurchase agreement or to be compensated for any damages resulting from the lender’s insolvency may be further limited by those statutes.

If our lenders default on their obligations to resell the Agency RMBS back to us at the end of the repurchase transaction term, or if the value of the Agency RMBS has declined by the end of the repurchase transaction term or if we default on our obligations under the repurchase transaction, we will lose money on these transactions, which, in turn, may materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

When we engage in a repurchase transaction, we initially sell securities to the financial institution under one of our master repurchase agreements in exchange for cash, and our counterparty is obligated to resell the securities to us at the end of the term of the transaction, which is typically from 24 to 90 days but may be up to 364 days or more. The cash we receive when we initially sell the securities is less than the value of those securities, which is referred to as the haircut. Many financial institutions from which we may obtain repurchase agreement financing have increased their haircuts in the past and may do so again in the future. If these haircuts are increased, we will be required to post additional cash or securities as collateral for our Agency RMBS. If our counterparty defaults on its obligation to resell the securities to us, we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities had declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

If we default on one of our obligations under a repurchase transaction, the counterparty can terminate the transaction and cease entering into any other repurchase transactions with us. In that case, we would likely need to establish a replacement repurchase facility with another financial institution in order to continue to leverage our portfolio and carry out our investment strategy. There is no assurance we would be able to establish a suitable replacement facility on acceptable terms or at all.

Clearing facilities or exchanges upon which some of our hedging instruments are traded may increase margin requirements on our hedging instruments in the event of adverse economic developments.

In response to events having or expected to have adverse economic consequences or which create market uncertainty, clearing facilities or exchanges upon which some of our hedging instruments, such as T-Note, Fed Funds and Eurodollar futures contracts and interest rate swaps, are traded may require us to post additional collateral against our hedging instruments. In the event that future adverse economic developments or market uncertainty result in increased margin requirements for our hedging instruments, it could materially adversely affect our liquidity position, business, financial condition and results of operations.

We may change our investment strategy, investment guidelines and asset allocation without notice or stockholder consent, which may result in riskier investments. In addition, our charter provides that our Board of Directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders.

Our Board of Directors has the authority to change our investment strategy or asset allocation at any time without notice to or consent from our stockholders. To the extent that our investment strategy changes in the future, we may make investments that are different from, and possibly riskier than, the investments described in this annual report. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our allocating assets in a different manner than as described in this annual report.

In addition, our charter provides that our Board of Directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to qualify as a REIT. These changes could materially adversely affect our business, financial condition, results of operations, the market value of our common stock and our ability to make distributions to our stockholders.

Volatile market conditions for mortgages and mortgage-related assets as well as the broader financial markets can result in a significant contraction in liquidity for mortgages and mortgage-related assets, which may adversely affect the value of the assets in which we invest.

Our results of operations are materially affected by conditions in the markets for mortgages and mortgage-related assets, including Agency RMBS, as well as the broader financial markets and the economy generally.

Significant adverse changes in financial market conditions can result in a deleveraging of the global financial system and the forced sale of large quantities of mortgage-related and other financial assets. Concerns over economic recession, geopolitical issues including events such as the COVID-19 pandemic, policy priorities of a new U.S. presidential administration, trade wars, unemployment, the availability and cost of financing, the mortgage market and a declining real estate market or prolonged government shutdown may contribute to increased volatility and diminished expectations for the economy and markets.

Increased volatility and deterioration in the markets for mortgages and mortgage-related assets as well as the broader financial markets may adversely affect the performance and market value of our Agency RMBS. If these conditions exist, institutions from which we seek financing for our investments may tighten their lending standards, increase margin calls or become insolvent, which could make it more difficult for us to obtain financing on favorable terms or at all. Our profitability and financial condition may be adversely affected if we are unable to obtain cost-effective financing for our investments.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could impair our investments and harm our operations.

We believe the risks associated with our business will be more severe during periods of economic slowdown or recession, especially if these periods are accompanied by declining real estate values. Declining real estate values will likely reduce the level of new mortgage and other real estate-related loan originations since borrowers often use appreciation in the value of their existing properties to support the purchase of or investment in additional properties. Borrowers may also be less able to pay principal and interest on our loans if the value of real estate weakens. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover its cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect our Manager’s ability to invest in, sell and securitize loans, which would materially and adversely affect our results of operations, financial condition, liquidity and business and our ability to pay dividends to stockholders.

Market disruptions in a single country could cause a worsening of conditions on a regional and even global level, and economic problems in a single country are increasingly affecting other markets and economies. A continuation of this trend could result in problems in one country adversely affecting regional and even global economic conditions and markets. For example, concerns about the fiscal stability and growth prospects of certain European countries in the last economic downturn had a negative impact on most economies of the Eurozone and global markets. The occurrence of similar crises in the future could cause increased volatility in the economies and financial markets of countries throughout a region, or even globally.

Additionally, global trade disruption, significant introductions of trade barriers and bilateral trade frictions, together with any future downturns in the global economy resulting therefrom, could adversely affect our performance.

Competition might prevent us from acquiring Agency RMBS at favorable yields, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

We operate in a highly competitive market for investment opportunities. Our net income largely depends on our ability to acquire Agency RMBS at favorable spreads over our borrowing costs. In acquiring Agency RMBS, we compete with a variety of institutional investors, including other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders, other entities that purchase Agency RMBS, the Federal Reserve, other governmental entities and government-sponsored entities, many of which have greater financial, technical, marketing and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us, such as funding from the U.S. government. Additionally, many of our competitors are not subject to REIT tax compliance or required to maintain an exemption from the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments. Furthermore, competition for investments in Agency RMBS may lead the price of such investments to increase, which may further limit our ability to generate desired returns. As a result, we may not be able to acquire sufficient Agency RMBS at favorable spreads over our borrowing costs, which would materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

We are highly dependent on communications and information systems operated by third parties, and systems failures could significantly disrupt our business, which may, in turn, adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Our business is highly dependent on communications and information systems that allow us to monitor, value, buy, sell, finance and hedge our investments. These systems are operated by third parties and, as a result, we have limited ability to ensure their continued operation. In the event of a systems failure or interruption, we will have limited ability to affect the timing and success of systems restoration. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities, including Agency RMBS trading activities, which could have a material adverse effect on our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

The Basel III standards and other supplementary regulatory standards may negatively impact our access to financing or affect the terms of our future financing arrangements.

In response to various financial crises and the volatility of financial markets, the Basel Committee on Banking Supervision, an international body comprised of senior representatives of bank supervisory authorities and central banks from 28 countries, including the United States, adopted the Basel III standards several years ago. U.S. regulators have elected to implement substantially all of the Basel III standards. These standards, including the Supplementary Leverage Ratio imposed by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency, require banks to hold more capital, predominantly in the form of common equity, than under the prior capital framework. These increased bank capital requirements may constrain our ability to obtain attractive future financings and increase the cost of such financings if they are obtained.

U.S. regulators adopted rules requiring enhanced supplementary leverage ratio standards that impose capital requirements more stringent than those of the Basel III standards for the most systematically significant banking organizations in the U.S. Adoption and implementation of the Basel III standards and the supplemental regulatory standards adopted by U.S. regulators may negatively impact our access to financing or affect the terms of our future financing arrangements.

Changes in banks’ inter-bank lending rate reporting practices or the method pursuant to which LIBOR is determined may adversely affect the value of the financial obligations to be held or issued by us that are linked to LIBOR.

LIBOR and other indices which are deemed “benchmarks” are the subject of recent national, international, and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or have other consequences which cannot be predicted. In particular, regulators and law enforcement agencies in the U.K. and elsewhere are conducting criminal and civil investigations into whether the banks that contributed information to the British Bankers’ Association (“BBA”) in connection with the daily calculation of LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR. Actions by the regulators or law enforcement agencies, as well as ICE Benchmark Administration (the current administrator of LIBOR), may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates.

On July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented in the U.K. or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the market for or value of any securities on which the interest or dividend is determined by reference to LIBOR, loans, derivatives and other financial obligations or on our overall financial condition or results of operations.

The development of alternative reference rates is complex. In the United States, a committee was formed in 2014 to study the process and come up with an alternative reference rate. The Alternative Reference Rate Committee (the “ARRC”) selected the SOFR, an overnight secured U.S. Treasury repo rate, as the new rate and adopted a Paced Transition Plan (“PTP”), which provides a framework for the transition from LIBOR to SOFR. SOFR is published daily at 8:00 a.m. Eastern Time by the NY Federal Reserve Bank for the previous business day’s trades. However, since SOFR is an overnight rate and many forms of loans or instruments used for hedging have much longer terms, there is a need for a term structure for the new reference rate. Various central banks, including the Fed, as well as the ARRC are in the process of developing term rates to support cash markets that currently use LIBOR. Examples of the cash market would be floating rate notes, syndicated and bilateral corporate loans, securitizations, secured funding transactions and various mortgage and consumer loans – including many of the securities the Company owns from time to time such as IIOs. The Company also uses derivative securities tied to LIBOR to hedge its funding costs. Development of term rates for derivatives is being conducted by the International Swaps and Derivatives Association (“ISDA”). However, ARRC and ISDA may utilize different mechanisms to develop term rates which may cause potential mismatches between cash products or assets of the Company and hedge instruments. The process for determining term rates by both ARRC and ISDA is not finalized at this time.

On November 30, 2020, ICE Benchmark Administration (“IBA”), the administrator of LIBOR, with the support of the United States Federal Reserve and the United Kingdom’s Financial Conduct Authority, announced plans to consult on ceasing publication of USD LIBOR on December 31, 2021 for only the one week and two month USD LIBOR tenors, and on June 30, 2023 for all other USD LIBOR tenors. While this announcement extends the transition period to June 2023, the United States Federal Reserve concurrently issued a statement advising banks to stop new USD LIBOR issuances by the end of 2021. In light of these recent announcements, the future of LIBOR at this time is uncertain and any changes in the methods by which LIBOR is determined or regulatory activity related to LIBOR’s phaseout could cause LIBOR to perform differently than in the past or cease to exist. Although regulators and IBA have clarified that the recent announcements should not be read to say that LIBOR has ceased or will cease, in the event LIBOR does cease to exist, the risks associated with the transition to an alternative reference rate will be accelerated and magnified.

As of December 31, 2020, Fannie Mae and Freddie Mac stopped issuing most LIBOR-indexed products and stopped purchasing LIBOR-based loans. On August 3, 2020, Fannie Mae started accepting whole loan and MBS deliveries of ARMs indexed to SOFR, and Freddie Mac announced that it priced its first SOFR linked offering on October 16, 2020.

More generally, any of the above changes or any other consequential changes to LIBOR or any other “benchmark” as a result of international, national or other proposals for reform or other initiatives or investigations, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of and return on any securities based on or linked to a “benchmark.”

Risks Related to Conflicts of Interest in Our Relationship with Our Manager and Bimini

The management agreement with our Manager was not negotiated on an arm’s-length basis and the terms, including fees payable and our inability to terminate, or our election not to renew, the management agreement based on our Manager’s poor performance without paying our Manager a significant termination fee, except for a termination of the Manager with cause, may not be as favorable to us as if it were negotiated with an unaffiliated third party.

The management agreement with our Manager was negotiated between related parties, and we did not have the benefit of arm’s-length negotiations of the type normally conducted with an unaffiliated third party. The terms of the management agreement with our Manager, including fees payable and our inability to terminate, or our election not to renew, the management agreement based on our Manager’s poor performance without paying our Manager a significant termination fee, except for a termination of the Manager with cause, may not reflect the terms we may have received if it was negotiated with an unrelated third party. In addition, as a result of the relationship with our Manager, we may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain our ongoing relationship with our Manager.

We have no employees, and our Manager is responsible for making all of our investment decisions. None of our or our Manager’s officers are required to devote any specific amount of time to our business, and each of them may provide their services to Bimini, which could result in conflicts of interest.

Our Manager is responsible for making all of our investments. We do not have any employees, and we are completely reliant on our Manager to provide us with investment advisory services. Each of our and our Manager’s officers is an employee of Bimini and none of them will devote their time to us exclusively. Each of Messrs. Cauley and Haas, who are the members of our Manager’s investment committee, is an officer of Bimini and has significant responsibilities to Bimini. Due to the fact that each of our officers is responsible for providing services to Bimini, they may not devote sufficient time to the management of our business operations. At times when there are turbulent conditions in the mortgage markets or distress in the credit markets or other times when we will need focused support and assistance from our executive officers and our Manager, Bimini and its affiliates will likewise require greater focus and attention from them. In such situations, we may not receive the level of support and assistance that we otherwise would likely have received if we were internally managed or if such executives were not otherwise committed to provide support to Bimini.

Our Board of Directors has adopted investment guidelines that require that any investment transaction between us and Bimini or any affiliate of Bimini receive the prior approval of a majority of our independent directors. However, this policy will not eliminate the conflicts of interest that our officers will face in making investment decisions on behalf of Bimini and us. Further, we do not have any agreement or understanding with Bimini that would give us any priority over Bimini or any of its affiliates. Accordingly, we may compete for access to the benefits that we expect our relationship with our Manager and Bimini to provide.

We are completely dependent upon our Manager and certain key personnel of Bimini who provide services to us through the management agreement, and we may not find suitable replacements for our Manager and these personnel if the management agreement is terminated or such key personnel are no longer available to us.

We are completely dependent on our Manager to conduct our operations pursuant to the management agreement. Because we do not have any employees or separate facilities, we are reliant on our Manager to provide us with the personnel, services and resources necessary to carry out our day-to-day operations. Our management agreement does not require our Manager to dedicate specific personnel to our operations or a specific amount of time to our business. Additionally, because we are affiliated with Bimini, we may be negatively impacted by an event or factors that negatively impacts or could negatively impact Bimini’s business or financial condition.

Our management agreement is automatically renewed in accordance with the terms of the agreement, each year, on February 20. Upon the expiration of any automatic renewal term, our Manager may elect not to renew the management agreement without cause, and without penalty, on 180-days’ prior written notice to us. If we elect not to renew the management agreement without cause, we would have to pay a termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed calendar quarter prior to the effective date of termination. During the term of the management agreement and for two years after its expiration or termination, we may not, without the consent of our Manager, employ any employee of the Manager or any of its affiliates or any person who has been employed by our Manager or any of its affiliates at any time within the two-year period immediately preceding the date on which the person commences employment with us. We do not have retention agreements with any of our officers. We believe that the successful implementation of our investment and financing strategies depends to a significant extent upon the experience of Bimini’s executive officers. None of these individuals’ continued service is guaranteed. If the management agreement is terminated or these individuals leave Bimini, we may be unable to execute our business plan.

We, Bimini and other accounts managed by our Manager may compete for opportunities to acquire assets, which are allocated in accordance with the Investment Allocation Agreement by and among Bimini, our Manager and us.

From time to time Bimini may seek to purchase for itself the same or similar assets that our Manager seeks to purchase for us, or our Manager may seek to purchase the same or similar assets for us as it does for other accounts that may be managed by our Manager in the future. In such an instance, our Manager has no duty to allocate such opportunities in a manner that preferentially favors us. Bimini and our Manager make available to us opportunities to acquire assets that they determine, in their reasonable and good faith judgment, based on our objectives, policies and strategies, and other relevant factors, are appropriate for us in accordance with the Investment Allocation Agreement.

Because many of our targeted assets are typically available only in specified quantities and because many of our targeted assets are also targeted assets for Bimini and may be targeted assets for other accounts our Manager may manage in the future, neither Bimini nor our Manager may be able to buy as much of any given asset as required to satisfy the needs of Bimini, us and any other account our Manager may manage in the future. In these cases, the Investment Allocation Agreement will require the allocation of such assets to multiple accounts in proportion to their needs and available capital. The Investment Allocation Agreement will permit departure from such proportional allocation when (i) allocating purchases of whole-pool Agency RMBS, because those securities cannot be divided into multiple parts to be allocated among various accounts, and (ii) such allocation would result in an inefficiently small amount of the security being purchased for an account. In that case, the Investment Allocation Agreement allows for a protocol of allocating assets so that, on an overall basis, each account is treated equitably.

There are conflicts of interest in our relationships with our Manager and Bimini, which could result in decisions that are not in the best interests of our stockholders.

We are subject to conflicts of interest arising out of our relationships with Bimini and our Manager. All of our executive officers are employees of Bimini. As a result, our officers may have conflicts between their duties to us and their duties to Bimini or our Manager.

We may acquire or sell assets in which Bimini or its affiliates have or may have an interest. Similarly, Bimini or its affiliates may acquire or sell assets in which we have or may have an interest. Although such acquisitions or dispositions may present conflicts of interest, we nonetheless may pursue and consummate such transactions. Additionally, we may engage in transactions directly with Bimini or its affiliates, including the purchase and sale of all or a portion of a portfolio asset.

The officers of Bimini and our Manager devote as much time to us as our Manager deems appropriate. However, these officers may have conflicts in allocating their time and services among us, Bimini and our Manager. During turbulent conditions in the mortgage industry, distress in the credit markets or other times when we will need focused support and assistance from our Manager’s officers and Bimini’s employees, Bimini and other entities for which our Manager may serve as a manager in the future will likewise require greater focus and attention, placing our Manager’s and Bimini’s resources in high demand. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed.

Mr. Cauley, our Chief Executive Officer and Chairman of our Board of Directors, also serves as Chief Executive Officer and Chairman of the Board of Directors of Bimini and owns shares of common stock of

Bimini. Mr. Haas, our Chief Financial Officer, Chief Investment Officer, Secretary and a member of our Board of Directors, also serves as the Chief Financial Officer, Chief Investment Officer and Treasurer of Bimini and owns shares of common stock of Bimini. Accordingly, Messrs. Cauley and Haas may have a conflict of interest with respect to actions by our Board of Directors that relate to Bimini or our Manager.

As of February 26, 2021, Bimini owned approximately 3.0% of our outstanding shares of common stock. In evaluating opportunities for us and other management strategies, this may lead our Manager to emphasize certain asset acquisition, disposition or management objectives over others, such as balancing risk or capital preservation objectives against return objectives. This could increase the risks or decrease the returns of your investment.

If we elect to not renew the management agreement without cause, we would be required to pay our Manager a substantial termination fee. These and other provisions in our management agreement make non-renewal of our management agreement difficult and costly.

Electing not to renew the management agreement without cause would be difficult and costly for us. Our management agreement is automatically renewed in accordance with the terms of the agreement, each year, on February 20. However, with the consent of the majority of our independent directors, we may elect not to renew our management agreement in subsequent years upon 180-days’ prior written notice. If we elect to not renew the agreement because of a decision by our Board of Directors that the management fee is unfair, our Manager has the right to renegotiate a mutually agreeable management fee. If we elect to not renew the management agreement without cause, we are required to pay our Manager a termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed calendar quarter prior to the effective date of termination. These provisions may increase the effective cost to us of electing to not renew the management agreement, thereby adversely affecting our inclination to end our relationship with our Manager even if we believe our Manager’s performance is unsatisfactory.

Our Manager’s management fee is payable regardless of our performance.

Our Manager is entitled to receive a management fee from us that is based on the amount of our equity (as defined in the management agreement), regardless of the performance of our investment portfolio. For example, we would pay our Manager a management fee for a specific period even if we experienced a net loss during the same period. Our Manager’s entitlement to substantial non-performance-based compensation may reduce its incentive to devote sufficient time and effort to seeking investments that provide attractive risk-adjusted returns for our investment portfolio. This in turn could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our Manager will not be liable to us for any acts or omissions performed in accordance with the management agreement, including with respect to the performance of our investments.

Our Manager has not assumed any responsibility other than to render the services called for under the management agreement in good faith and is not responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations, including as set forth in the investment guidelines. Our Manager and its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, will not be liable to us, our Board of Directors or our stockholders for any acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under the management agreement. We have agreed to indemnify our Manager and its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of our Manager, its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, performed in good faith under the management agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties. Therefore, our stockholders have no recourse against our Manager with respect to the performance of investments made in accordance with the management agreement.

Risks Related to Our Common Stock

Investing in our common stock may involve a high degree of risk.

The investments we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance.

We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future.

We intend to continue to make monthly distributions to our stockholders in amounts such that we distribute all or substantially all of our REIT taxable income in each year, subject to certain adjustments. We have not established a minimum distribution payment level, and our ability to make distributions might be harmed by the risk factors described herein. All distributions will be made at the discretion of our Board of Directors out of funds legally available therefor and will depend on our earnings, our financial condition, maintaining our qualification as a REIT and such other factors as our Board of Directors may deem relevant from time to time. We cannot assure you that we will have the ability to make distributions to our stockholders in the future. To the extent that we decide to pay distributions from the proceeds of a securities offering, such distributions would generally be considered a return of capital for U.S. federal income tax purposes. A return of capital reduces the basis of a stockholder’s investment in our common stock to the extent of such basis and is treated as capital gain thereafter.

Shares of our common stock eligible for future sale may harm our share price.

We cannot predict the effect, if any, of future sales of shares of our common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of these shares of our common stock, or the perception that these sales could occur, may harm prevailing market prices for our common stock. The 2012 Equity Incentive Plan provides for grants of up to an aggregate of 10% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of the award, subject to a maximum aggregate number of shares of common stock that may be issued under the 2012 Equity Incentive Plan of 4,000,000 shares of common stock. As of February 26, 2021, Bimini owns 2,595,357 shares of our common stock. If Bimini sells a large number of our securities in the public market, the sale could reduce the market price of our common stock and could impede our ability to raise future capital.

We may be subject to adverse legislative or regulatory changes that could reduce the market price of our common stock.

At any time, laws or regulations, or the administrative interpretations of those laws or regulations, which impact our business and Maryland corporations may be amended. In addition, the markets for RMBS and derivatives, including interest rate swaps, have been the subject of intense scrutiny in recent years. We cannot predict when or if any new law, regulation or administrative interpretation, or any amendment to any existing law, regulation or administrative interpretation, will be adopted or promulgated or will become effective. Additionally, revisions to these laws, regulations or administrative interpretations could cause us to change our investments. We could be materially adversely affected by any such change to any existing, or any new, law, regulation or administrative interpretation, which could reduce the market price of our common stock.

In addition, at any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation. Prospective stockholders are urged to consult with their tax advisors with respect to any legislative, regulatory or administrative developments and proposals and their potential effect on investment in our common stock.

Risks Related to Our Organization and Structure

Loss of our exemption from regulation under the Investment Company Act would negatively affect the value of shares of our common stock and our ability to pay distributions to our stockholders.

We have operated and intend to continue to operate our business so as to be exempt from registration under the Investment Company Act, because we are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” Specifically, we invest and intend to continue to invest so that at least 55% of the assets that we own on an unconsolidated basis consist of qualifying mortgages and other liens and interests in real estate, which are collectively referred to as “qualifying real estate assets,” and so that at least 80% of the assets we own on an unconsolidated basis consist of real estate-related assets (including our qualifying real estate assets). We treat Fannie Mae, Freddie Mac and Ginnie Mae whole-pool residential mortgage pass-through securities issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate assets based on no-action letters issued by the SEC. To the extent that the SEC publishes new or different guidance with respect to these matters, we may fail to qualify for this exemption.

If we fail to qualify for this exemption, we could be required to restructure our activities in a manner that, or at a time when, we would not otherwise choose to do so, which could negatively affect the value of shares of our common stock and our ability to distribute dividends. For example, if the market value of our investments in CMOs or structured Agency RMBS, neither of which are qualifying real estate assets for Investment Company Act purposes, were to increase by an amount that resulted in less than 55% of our assets being invested in pass-through Agency RMBS, we might have to sell CMOs or structured Agency RMBS in order to maintain our exemption from the Investment Company Act. The sale could occur during adverse market conditions, and we could be forced to accept a price below that which we believe is acceptable.

Alternatively, if we fail to qualify for this exemption, we may have to register under the Investment Company Act and we could become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

We may be required at times to adopt less efficient methods of financing certain of our securities, and we may be precluded from acquiring certain types of higher yielding securities. The net effect of these factors would be to lower our net interest income. If we fail to qualify for an exemption from registration as an investment company or an exclusion from the definition of an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described herein. Our business will be materially and adversely affected if we fail to qualify for and maintain an exemption from regulation pursuant to the Investment Company Act.

Failure to obtain and maintain an exemption from being regulated as a commodity pool operator could subject us to additional regulation and compliance requirements and may result in fines and other penalties which could materially adversely affect our business and financial condition.

The Dodd-Frank Act established a comprehensive new regulatory framework for derivative contracts commonly referred to as “swaps.” As a result, any investment fund that trades in swaps may be considered a “commodity pool,” which would cause its operators (in some cases the fund’s directors) to be regulated as “commodity pool operators” (“CPOs”). Under new rules adopted by the U.S. Commodity Futures Trading Commission (the “CFTC”), those funds that become commodity pools solely because of their use of swaps must register with the National Futures Association (the “NFA”). Registration requires compliance with the CFTC’s regulations and the NFA’s rules with respect to capital raising, disclosure, reporting, recordkeeping and other business conduct. However, the CFTC’s Division of Swap Dealer and Intermediary Oversight issued a no-action letter saying, although it believes that mortgage REITs are properly considered commodity pools, it would not recommend that the CFTC take enforcement action against the operator of a mortgage REIT who does not register as a CPO if, among other things, the mortgage REIT limits the initial margin and premiums required to establish its swaps, futures and other commodity interest positions to not more than five percent (5%) of its total assets, the mortgage REIT limits the net income derived annually from those commodity interest positions which are not qualifying hedging transactions to less than five percent (5%) of its gross income and interests in the mortgage REIT are not marketed to the public as or in a commodity pool or otherwise as or in a vehicle for trading in the commodity futures, commodity options or swaps markets.

We use hedging instruments in conjunction with our investment portfolio and related borrowings to reduce or mitigate risks associated with changes in interest rates, mortgage spreads, yield curve shapes and market volatility. These hedging instruments may include interest rate swaps, interest rate futures and options on interest rate futures. We do not currently engage in any speculative derivatives activities or other non-hedging transactions using swaps, futures or options on futures. We do not use these instruments for the purpose of trading in commodity interests, and we do not consider the Company or its operations to be a commodity pool as to which CPO registration or compliance is required. We have claimed the relief afforded by the above-described no-action letter. Consequently, we will be restricted to operating within the parameters discussed in the no-action letter and will not enter into hedging transactions covered by the no-action letter if they would cause us to exceed the limits set forth in the no-action letter. However, there can be no assurance that the CFTC will agree that we are entitled to the no-action letter relief claimed.

The CFTC has substantial enforcement power with respect to violations of the laws over which it has jurisdiction, including their anti-fraud and anti-manipulation provisions. For example, the CFTC may suspend or revoke the registration of or the no-action relief afforded to a person who fails to comply with commodities laws and regulations, prohibit such a person from trading or doing business with registered entities, impose civil money penalties, require restitution and seek fines or imprisonment for criminal violations. In the event that the CFTC asserts that we are not entitled to the no-action letter relief claimed, we may be obligated to furnish additional disclosures and reports, among other things. Further, a private right of action exists against those who violate the laws over which the CFTC has jurisdiction or who willfully aid, abet, counsel, induce or procure a violation of those laws. In the event that we fail to comply with statutory requirements relating to derivatives or with the CFTC’s rules thereunder, including the no-action letter described above, we may be subject to significant fines, penalties and other civil or governmental actions or proceedings, any of which could have a materially adverse effect on our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Our ownership limitations and certain other provisions of applicable law and our charter and bylaws may restrict business combination opportunities that would otherwise be favorable to our stockholders.

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote and cause requirements for removal of directors, provisions that vacancies on our Board of Directors may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred, the power of our Board of Directors to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock, to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval, the restrictions on ownership and transfer of our stock and advance notice requirements for director nominations and stockholder proposals.

To assist us in qualifying as a REIT, among other purposes, ownership of our stock by any person will generally be limited to 9.8% in value or number of shares, whichever is more restrictive, of any class or series of our stock. Additionally, our charter will prohibit beneficial or constructive ownership of our stock that would otherwise result in our failure to qualify as a REIT. The ownership rules in our charter are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be owned by one individual or entity. As a result, these ownership rules could cause an individual or entity to unintentionally own shares beneficially or constructively in excess of our ownership limits. Any attempt to own or transfer shares of our common stock or preferred stock in excess of our ownership limits without the consent of our Board of Directors will result in such shares being transferred to a charitable trust. These provisions may inhibit market activity and the resulting opportunity for our stockholders to receive a premium for their stock that might otherwise exist if any person were to attempt to assemble a block of shares of our stock in excess of the number of shares permitted under our charter and that may be in the best interests of our security holders.

Our Board of Directors may, without stockholder approval, amend our charter to increase or decrease the aggregate number of our shares or the number of shares of any class or series that we have the authority to issue and to classify or reclassify any unissued shares of common stock or preferred stock, and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our Board of Directors may take actions with respect to our common stock or preferred stock that may have the effect of delaying or preventing a change in control, including transactions at a premium over the market price of our shares, even if stockholders believe that a change in control is in their interest. These provisions, along with the restrictions on ownership and transfer contained in our charter and certain provisions of Maryland law described below, could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our securities.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

• actual receipt of an improper benefit or profit in money, property or services; or

• a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

We have entered into indemnification agreements with our directors and executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law. In addition, our charter authorizes the Company to obligate itself to indemnify our present and former directors and officers for actions taken by them in those and other capacities to the maximum extent permitted by Maryland law. Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present and former director or officer in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our directors and officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the provisions in our charter, bylaws and indemnification agreements or that might exist with other companies.

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law (the “MGCL”), may have the effect of inhibiting a third party from making a proposal to acquire us or impeding a change of control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of our common stock, including:

• “business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding stock) or an affiliate of an interested stockholder for five years after the most recent date on which the stockholder became an interested stockholder, and thereafter require two supermajority stockholder votes to approve any such combination; and

• “control share” provisions that provide that a holder of “control shares” of the Company (defined as voting shares of stock which, when aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), entitle the acquiror to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares,” subject to certain exceptions) generally has no voting rights with respect to the control shares except to the extent approved by our stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have elected to opt-out of these provisions of the MGCL, in the case of the business combination provisions, by resolution of our Board of Directors (provided that such business combination is first approved by our Board of Directors, including a majority of our directors who are not affiliates or associates of such person), and in the case of the control share provisions, pursuant to a provision in our bylaws. However, our Board of Directors may by resolution elect to repeal the foregoing opt-out from the business combination provisions of the MGCL, and we may, by amendment to our bylaws, opt-in to the control share provisions of the MGCL in the future.

Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors or officers and could discourage lawsuits against us and our directors and officers.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf, (c) any action asserting a claim of breach of any duty owed by any of our directors or officers to us or to our stockholders, (d) any action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the MGCL or our charter or bylaws or (e) any other action asserting a claim against us or any of our directors or officers that is governed by the internal affairs doctrine.

This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against us and our directors and officers. Alternatively, if a court were to find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and operating results.

U.S. Federal Income Tax Risks

Your investment has various U.S. federal income tax risks.

This summary of certain tax risks is limited to the U.S. federal income tax risks addressed below. Additional risks or issues may exist that are not addressed in this Form 10-K and that could affect the U.S. federal income tax treatment of us or our stockholders. This summary is not intended to be used and cannot be used by any stockholder to avoid penalties that may be imposed on stockholders under the Code. We strongly urge you to seek advice based on your particular circumstances from your tax advisor concerning the effects of U.S. federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

Our failure to maintain our qualification as a REIT would subject us to U.S. federal income tax, which could adversely affect the value of the shares of our common stock and would substantially reduce the cash available for distribution to our stockholders.

We believe that commencing with our short taxable year ended December 31, 2013, we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Code, and we intend to operate in a manner that will enable us to continue to meet the requirements for qualification and taxation as a REIT. However, we cannot assure you that we will remain qualified as a REIT. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Accordingly, given the complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the potential tax treatment of investments we make, and the possibility of future changes in our circumstances, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any calendar year, we would be required to pay U.S. federal income tax (and any applicable state and local tax) on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Further, if we fail to qualify as a REIT, we might need to borrow money or sell assets in order to pay any resulting tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required under U.S. federal tax laws to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT was subject to relief under U.S. federal tax laws, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

Complying with REIT requirements may cause us to forego or liquidate otherwise attractive investments.

To qualify as a REIT, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our investment performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including Agency RMBS. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, TRS securities, and qualified real estate assets) can consist of the securities of any one issuer, no more than 20% of the value of our total assets can be represented by securities of one or more TRSs and no more than 25% of the value of our assets can be represented by debt of “publicly offered REITs” (i.e., REITs that are required to file annual and period reports with the SEC under the Exchange Act) that is not secured by real property or interests in real property. Generally, if we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and becoming subject to U.S. federal income tax (and any applicable state and local taxes) on all of our income. As a result, we may be required to liquidate from our portfolio otherwise attractive investments or contribute such investments to a TRS. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

To qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

• 85% of our REIT ordinary income for that year;

• 95% of our REIT capital gain net income for that year; and

• any undistributed taxable income from prior years

We intend to distribute our REIT taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both U.S. federal corporate income tax and the 4% nondeductible excise tax.

Our taxable income may be substantially different than our net income as determined based on generally accepted accounting principles in the United States (“GAAP”), because, for example, realized capital losses will be deducted in determining our GAAP net income but may not be deductible in computing our taxable income. In addition, unrealized portfolio gains and losses are included in GAAP net income, but are not included in REIT taxable income. Also, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. To the extent that we generate such non-cash taxable income in a taxable year, we may incur U.S. federal corporate income tax and the 4% nondeductible excise tax on that income if we do not distribute such income to stockholders in that year. In that event, we may be required to use cash reserves, incur debt, sell assets, make taxable distributions of our stock or debt securities or liquidate non-cash assets at rates or at times that we regard as unfavorable to satisfy the distribution requirement and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax in that year.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, any TRSs we form will be subject to regular corporate U.S. federal, state and local taxes. Any of these taxes would decrease cash available for distributions to stockholders.

The failure of Agency RMBS subject to a repurchase agreement to qualify as real estate assets would adversely affect our ability to qualify as a REIT.

We have entered and intend to continue to enter into repurchase agreements under which we nominally sell certain of our Agency RMBS to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that for U.S. federal income tax purposes these transactions will be treated as secured debt and we will be treated as the owner of the Agency RMBS that are the subject of any such agreement, notwithstanding that such agreements may transfer record ownership of such assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we do not own the Agency RMBS during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Our ability to invest in and dispose of forward settling contracts, including TBA securities, could be limited by the requirements necessary to qualify as a REIT, and we could fail to qualify as a REIT as a result of these investments.

We may purchase Agency RMBS through forward settling contracts, including TBA securities transactions. We may recognize income or gains on the disposition of forward settling contracts. For example, rather than take delivery of the Agency RMBS subject to a TBA, we may dispose of the TBA through a “roll” transaction in which we agree to purchase similar securities in the future at a predetermined price or otherwise, which may result in the recognition of income or gains. The law is unclear regarding whether forward settling contracts will be qualifying assets for the 75% asset test and whether income and gains from dispositions of forward settling contracts will be qualifying income for the 75% gross income test.

Until we receive a favorable private letter ruling from the IRS or we are advised by counsel that forward settling contracts should be treated as qualifying assets for purposes of the 75% asset test, we will limit our investment in forward settling contracts and any non-qualifying assets to no more than 25% of our total gross assets at the end of any calendar quarter and will limit the forward settling contracts issued by any one issuer to no more than 5% of our total gross assets at the end of any calendar quarter. Further, until we receive a favorable private letter ruling from the IRS or we are advised by counsel that income and gains from the disposition of forward settling contracts should be treated as qualifying income for purposes of the 75% gross income test, we will limit our income and gains from dispositions of forward settling contracts and any non-qualifying income to no more than 25% of our gross income for each calendar year. Accordingly, our ability to purchase Agency RMBS through forward settling contracts and to dispose of forward settling contracts through roll transactions or otherwise, could be limited.

Moreover, even if we are advised by counsel that forward settling contracts should be treated as qualifying assets or that income and gains from dispositions of forward settling contracts should be treated as qualifying income, it is possible that the IRS could successfully take the position that such assets are not qualifying assets and such income is not qualifying income. In that event, we could be subject to a penalty tax or we could fail to qualify as a REIT if (i) the value of our forward settling contracts, together with our other non-qualifying assets for purposes of the 75% asset test, exceeded 25% of our total gross assets at the end of any calendar quarter, (ii) the value of our forward settling contracts, including TBAs, issued by any one issuer exceeded 5% of our total assets at the end of any calendar quarter, or (iii) our income and gains from the disposition of forward settling contracts, together with our other non-qualifying income for purposes of the 75% gross income test, exceeded 25% of our gross income for any taxable year.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code substantially limit our ability to hedge. Our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS. Any hedging income earned by a TRS would be subject to U.S. federal, state and local income tax at regular corporate rates. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

Our ownership of and relationship with any TRSs that we form will be limited and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay U.S. federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the Code limits the deductibility of interest paid or accrued by a TRS to its parent REIT to ensure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s length basis. Any domestic TRS that we may form will pay U.S. federal, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us (but is not required to be distributed to us unless necessary to maintain our REIT qualification).

We may pay taxable dividends in cash and our common stock, in which case stockholders may sell shares of our common stock to pay tax on such dividends, placing downward pressure on the market price of our common stock.

We may make taxable dividends that are payable partly in cash and partly in our common stock. The IRS has issued Revenue Procedure 2017-45 authorizing elective cash/stock dividends to be made by publicly offered REITs. Pursuant to Revenue Procedure 2017-45 the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in the Revenue Procedure are satisfied. Although we have no current intention of paying dividends in our own stock, if in the future we choose to pay dividends in our own stock, our stockholders may be required to pay tax in excess of the cash that they receive. If a U.S. stockholder sells the shares that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. If we pay dividends in our common stock and a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

Our ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their stock.

In order for us to qualify as a REIT for each taxable year after 2013, no more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to assist us in qualifying as a REIT, among other purposes, ownership of our stock by any person is generally limited to 9.8% in value or number of shares, whichever is more restrictive, of any class or series of our stock.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their common stock over the then-prevailing market price or which holders might believe to be otherwise in their best interests.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders that are taxed at individual rates may be lower than ordinary income tax rates. Dividends payable by REITs, however, are generally not eligible for the reduced rates on qualified dividend income. Rather, under the Tax Cuts and

Jobs Act enacted in 2017 (the “TCJA”), ordinary REIT dividends constitute “qualified business income” and thus a 20% deduction is available to individual taxpayers with respect to such dividends, resulting in a 29.6% maximum U.S. federal income tax rate (plus the 3.8% surtax on net investment income, if applicable) for individual U.S. stockholders. Without further legislative action, the 20% deduction applicable to ordinary REIT dividends will expire on January 1, 2026. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Certain financing activities may subject us to U.S. federal income tax and could have negative tax consequences for our stockholders.

We currently do not intend to enter into any transactions that could result in all, or a portion, of our assets being treated as a taxable mortgage pool for U.S. federal income tax purposes. If we enter into such a transaction in the future, we will be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool, referred to as “excess inclusion income,” that is allocable to the percentage of our stock held in record name by disqualified organizations (generally tax-exempt entities that are exempt from the tax on unrelated business taxable income, such as state pension plans, charitable remainder trusts and government entities). In that case, under our charter, we will reduce distributions to such stockholders by the amount of tax paid by us that is attributable to such stockholder’s ownership.

If we were to realize excess inclusion income, IRS guidance indicates that the excess inclusion income would be allocated among our stockholders in proportion to our dividends paid. Excess inclusion income cannot be offset by losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax at the maximum tax rate and withholding will be required on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty.

Our recognition of “phantom” income may reduce a stockholder’s after-tax return on an investment in our common stock.

We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay U.S. federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for U.S. federal income tax purposes. Taking into account the time value of money, this acceleration of U.S. federal income tax liability may reduce a stockholder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income.

Liquidation of our assets may jeopardize our REIT qualification.

To qualify and maintain our qualification as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our assets to repay obligations to our lenders, we may be unable to comply with these requirements, thereby jeopardizing our qualification as a

REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that we acquire, and the inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

When purchasing securities, we may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, the value of such securities, and the extent to which those securities constitute qualified real estate assets for purposes of the REIT asset tests and produce income that qualifies under the 75% gross income test. The inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

Risks Related to COVID-19

The market and economic disruptions caused by COVID-19 have negatively impacted our business.

The COVID-19 pandemic has caused and continues to cause significant disruptions to the U.S. and global economies and has contributed to volatility, illiquidity and dislocations in the financial markets. The COVID-19 outbreak has led governments and other authorities around the world to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, closing non-essential businesses, quarantines and shelter-in-place orders. The market and economic disruptions caused by COVID-19 have negatively impacted and could further negatively impact our business.

Beginning in mid-March 2020, Agency RMBS markets experienced significant volatility and sharp declines in liquidity, which negatively impacted our portfolio. Our portfolio was pledged as collateral under daily mark-to-market repurchase agreements. Fluctuations in the value of our Agency RMBS resulted in margin calls, requiring us to post additional collateral with our lenders under these repurchase agreements. These fluctuations and requirements to post additional collateral were material. For example, we sold approximately $1.1 billion of Agency RMBS on March 19th and March 20th in order to meet these margin calls and to maintain sufficient liquidity, which resulted in losses of approximately $31.4 million.

The Agency RMBS market largely stabilized after the Fed announced on March 23, 2020 that it would purchase Agency RMBS and U.S. Treasuries in the amounts needed to support smooth market functioning. The Fed reaffirmed this commitment most recently on January 27, 2021, announcing that it would continue to increase its holdings of U.S. Treasuries and Agency RMBS as needed to sustain smooth functioning of markets for these securities. However, if the COVID-19 outbreak continues or worsens, or if the current policy response changes or is ineffective, the Agency RMBS market may experience significant volatility, illiquidity and dislocations in the future, which may adversely affect our results of operations and financial condition.

Our inability to access funding or the terms on which such funding is available could have a material adverse effect on our financial condition, particularly in light of ongoing market dislocations resulting from the COVID-19 pandemic.

Our ability to fund our operations, meet financial obligations and finance asset acquisitions is dependent upon our ability to secure and maintain our repurchase agreements with our counterparties. Because repurchase agreements are short-term commitments of capital, lenders may respond to market conditions in ways that make it more difficult for us to renew or replace on a continuous basis our maturing short-term borrowings and have imposed and may continue to impose more onerous terms when rolling such financings. If we are not able to renew our existing repurchase agreements or arrange for new financing on terms acceptable to us, or if we are required to post more collateral or face larger haircuts, we may have to curtail our asset acquisition activities and/or dispose of assets.

Issues related to financing are exacerbated in times of significant dislocation in the financial markets, such as those experienced related to the COVID-19 pandemic. It is possible our lenders will become unwilling or unable to provide us with financing, and we could be forced to sell our assets at an inopportune time when prices are depressed. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also have revised and may continue to revise the terms of such financings, including haircuts and requiring additional collateral in the form of cash, based on, among other factors, the regulatory environment and their management of actual and perceived risk. Moreover, the amount of financing we receive under our repurchase agreements will be directly related to our lenders’ valuation of our assets that collateralize the outstanding borrowings. Typically, repurchase agreements grant the lender the absolute right to re-evaluate the fair market value of the assets that cover outstanding borrowings at any time. If a lender determines in its sole discretion that the value of the assets has decreased, the lender has the right to initiate a margin call. These valuations may be different than the values that we ascribe to these assets and may be influenced by recent asset sales at distressed levels by forced sellers. A margin call requires us to transfer additional assets to a lender without any advance of funds from the lender for such transfer or to repay a portion of the outstanding borrowings. Significant margin calls could have a material adverse effect on our results of operations, financial condition, business, liquidity and ability to make distributions to our stockholders, and could cause the value of our common stock to decline. In addition, we experienced an increase in haircuts on financings we have rolled. As haircuts are increased, we are required to post additional collateral. We may also be forced to sell assets at significantly depressed prices to meet such margin calls and to maintain adequate liquidity. As a result of the ongoing COVID-19 pandemic, we experienced margins calls well beyond historical norms. A sufficiently deep and/or rapid increase in margin calls or haircuts will have an adverse impact on our liquidity.

We cannot predict the effect that government policies, laws and plans adopted in response to the COVID-19 pandemic and the global recessionary economic conditions will have on us.

Governments have adopted, and may continue to adopt, policies, laws and plans intended to address the COVID-19 pandemic and adverse developments in the economy and continued functioning of the financial markets. We cannot assure you that these programs will be effective, sufficient or will otherwise have a positive impact on our business.

Beginning in the first quarter of 2020, the Fed took significant action to purchase U.S. Treasuries and Agency RMBS, support other asset classes and reduce short-term interest rates. On January 27, 2021, the FOMC announced its intention to continue using its full range of tools, including continuing to increase its holdings of U.S. Treasuries by at least $80 billion per month and its holdings of Agency RMBS by at least $40 billion per month until “substantial further progress” has been made towards its maximum employment and price stability goals. Additionally, the FOMC decided to keep the target range for the federal funds rate between 0% and 0.25% and expects to maintain this target range until the labor market reaches maximum employment and inflation exceeds 2% for a long enough period that inflation averages 2% over time.

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security (CARES) Act, which provided billions of dollars of relief to individuals, businesses, state and local governments, and the health care system suffering the impact of the pandemic, including mortgage loan forbearance and modification programs to qualifying borrowers who had difficulty making their loan payments. As certain time limits imposed in CARES Act programs began to expire, on December 27, 2020, President Trump signed into law an additional $900 billion coronavirus aid package as part of the Consolidated Appropriations Act, 2021, providing for extensions of many of the CARES Act policies and programs as well as additional relief.

The GSEs have also issued guidance on how they will handle servicer advances for loans that back Agency RMBS that enter into forbearance, which should limit prepayments during the forbearance period that could have resulted otherwise. The results of these measures are likely to suppress refinancing activity during the forbearance period, but potentially increase refinancing activity once the forbearance period ended as delinquent loans are repurchased by the GSEs. A policy adopted by the GSEs in April 2020 approving the purchase of certain single-family mortgages in forbearance was not extended beyond December, meaning that mortgages originated after December 31, 2020 that enter delinquency or forbearance before delivery to the GSEs are ineligible for delivery. On February 9, 2021, the FHFA extended the foreclosure moratorium begun under the CARES Act for loans backed by Fannie Mae and Freddie Mac to March 31, 2021, and on February 16, 2021, the U.S. Housing and Urban Development Department extended the foreclosure moratorium for federally backed loans to June 30, 2021. Borrowers have the right to request and obtain a forbearance of 180 days, and an extension of an additional 180 days, upon a claim of pandemic-related financial hardship.

There can be no assurance as to how, in the long term, these and other actions by the U.S. government will affect the efficiency, liquidity and stability of the financial and mortgage markets or prepayments on Agency RMBS. To the extent the financial or mortgage markets do not respond favorably to any of these actions, such actions do not function as intended, or prepayments increase materially as a result of these actions, our business, results of operations and financial condition may continue to be materially adversely affected.

Measures intended to prevent the spread of COVID-19 have disrupted our ability to operate our business.

In response to the outbreak of COVID-19 and the federal and state mandates implemented to control its spread, all of our Manager’s employees are working remotely. If our Manager’s employees are unable to work effectively as a result of COVID-19, including because of illness, quarantines, office closures, ineffective remote work arrangements or technology failures or limitations, our operations would be adversely impacted. Further, remote work arrangements may increase the risk of cybersecurity incidents, data breaches or cyber-attacks, which could have a material adverse effect on our business and results of operations, due to, among other things, the loss of proprietary data, interruptions or delays in the operation of our business and damage to our reputation.

General Risk Factors

The occurrence of cyber-incidents, or a deficiency in our cybersecurity or in those of any of our third party service providers could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information or damage to our business relationships or reputation, all of which could negatively impact our business and results of operations.

A cyber-incident is considered to be any adverse event that threatens the confidentiality, integrity, or availability of our information resources or the information resources of our third party service providers. More specifically, a cyber-incident is an intentional attack or an unintentional event that can include gaining unauthorized access to systems to disrupt operations, corrupt data, or steal confidential information. As our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. The primary risks that could directly result from the occurrence of a cyber-incident include operational interruption and private data exposure. We have implemented processes, procedures and controls to help mitigate these risks, but these measures, as well as our focus on mitigating the risk of a cyber-incident, do not guarantee that our business and results of operations will not be negatively impacted by such an incident.

We face possible risks associated with the effects of climate change and severe weather.

We cannot predict the rate at which climate change will progress. However, the physical effects of climate change could have a material adverse effect on our operations and business. Our headquarters and our Manager are located very close to the Florida coastline. To the extent that climate change impacts changes in weather patterns, our headquarters and our Manager could experience severe weather, including hurricanes and coastal flooding due to increases in storm intensity and rising sea levels. Such weather events could disrupt our operations or damage our headquarters. There can be no assurance that climate change and severe weather will not have a material adverse effect on our operations or business.

If we issue debt securities, our operations may be restricted and we will be exposed to additional risk.

If we decide to issue debt securities in the future, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. We, and indirectly our stockholders, will bear the cost of issuing and servicing such securities. Holders of debt securities may be granted specific rights, including but not limited to, the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments, and rights to approve the sale of assets. Such additional restrictive covenants and operating restrictions could have a material adverse effect on our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

Our common stock is listed on the NYSE under the symbol “ORC.” Trading on the NYSE does not ensure that there will continue to be an actual market for our common stock. Accordingly, no assurance can be given as to:

• the likelihood that an actual market for our common stock will continue;

• the liquidity of any such market;

• the ability of any holder to sell shares of our common stock; or

• the prices that may be obtained for our common stock.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may harm the value of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock, as well as warrants to purchase shares of common stock or convertible preferred stock. Upon the liquidation of the Company, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the market value of our common stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Furthermore, our Board of Directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares or the number of shares of any class or series that we have the authority to issue, and to classify or reclassify any unissued shares of common stock or preferred stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Our stockholders are therefore subject to the risk of our future securities offerings reducing the market price of our common stock and diluting their common stock.

The market value of our common stock may be volatile.

The market value of shares of our common stock may be based primarily upon current and expected future cash dividends and our book value. The market price of shares of our common stock may be influenced by the dividends on those shares relative to market interest rates. Rising interest rates may lead potential buyers of our common stock to expect a higher dividend rate, which could adversely affect the market price of shares of our common stock. In addition, our book value could decrease, which could reduce the market price of our common stock to the extent our common stock trades relative to our book value. As a result, the market price of our common stock may be highly volatile and subject to wide price fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect the share price or trading volume of our common stock include:

• actual or anticipated variations in our operating results or distributions;

• changes in our earnings estimates or publication of research reports about us or the real estate or specialty finance industry;

• the market valuations of Agency RMBS;

• increases in market interest rates that lead purchasers of our common stock to expect a higher dividend yield;

• government action or regulation;

• changes in our book value;

• changes in market valuations of similar companies;

• adverse market reaction to any increased indebtedness we incur in the future;

• a change in our Manager or additions or departures of key management personnel;

• actions by institutional stockholders;

• speculation in the press or investment community; and

• general market and economic conditions.

We cannot make any assurances that the market price of our common stock will not fluctuate or decline significantly in the future.

ITEM 1B. UNRESOLVED STAFF COMMENTS

None.

ITEM 2. Properties

We do not own any real property. Our offices are owned by Bimini, the parent of our Manager, and are located at 3305 Flamingo Drive, Vero Beach, Florida 32963. We consider this property to be adequate for our business as currently conducted. Our telephone number is (772) 231-1400.

ITEM 3. LEGAL PROCEEDINGS

ITEM 4. MINE SAFETY DISCLOSURES

Not Applicable.

PART II

ITEM 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information and Holders

Our common stock trades on the NYSE under the symbol “ORC.” As of February 11, 2021, we had 85,121,365 shares of common stock issued and outstanding which were held by 15 stockholders of record and 29,525 beneficial owners whose shares were held in “street name” by brokers and depository institutions.

Dividend Distribution Policy

We intend to continue to make regular monthly cash distributions to our stockholders, as more fully described below. To qualify as a REIT, we must distribute annually to our stockholders an amount at least equal to 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to income tax on our taxable income that is not distributed and to an excise tax to the extent that certain percentages of our taxable income are not distributed by specified dates. Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes pursuant to GAAP.

Any additional distributions we make will be authorized by and at the discretion of our Board of Directors based upon a variety of factors deemed relevant by our directors, which may include:

• actual results of operations;

• our financial condition;

• our level of retained cash flows;

• our capital requirements;

• any debt service requirements;

• our taxable income;

• the annual distribution requirements under the REIT provisions of the Code;

• applicable provisions of Maryland law; and

• other factors that our Board of Directors may deem relevant.

We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future.

Our charter authorizes us to issue preferred stock that could have a preference over our common stock with respect to distributions. If we issue any preferred stock, the distribution preference on the preferred stock could limit our ability to make distributions to the holders of our common stock.

Our ability to make distributions to our stockholders will depend upon the performance of our investment portfolio, and, in turn, upon our Manager’s management of our business. To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may consider various funding sources to cover any shortfall, including selling certain of our assets, borrowing funds or using a portion of the net proceeds we receive in future offerings (and thus all or a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes). We also may elect to pay all or a portion of any distribution in the form of a taxable distribution of our stock or debt securities. In addition, our Board of Directors may change our distribution policy in the future.

Performance Graph

Set forth below is a graph comparing the yearly percentage change in the cumulative total return on our common stock, with the cumulative total return of the S&P 500 Total Return Index, the FTSE NAREIT Mortgage REIT Index and an index of selected issuers in our old Agency REIT Peer Group (composed of AGNC Investment Corp., Annaly Capital Management, Inc., Anworth Mortgage Asset Corporation, ARMOUR Residential REIT, Inc. and Capstead Mortgage Corporation) and our new Agency REIT Peer Group (composed of AGNC Investment Corp., Annaly Capital Management, Inc., Anworth Mortgage Asset Corporation, Arlington Asset Investment Corp., ARMOUR Residential REIT, Inc., Capstead Mortgage Corporation, Cherry Hill Mortgage Investment Corporation and Dynex Capital, Inc.) for the period beginning December 31, 2015, and ending December 31, 2020, assuming the investment of $100 on December 31, 2015 and the reinvestment of dividends. The Company has modified the old Agency REIT Peer Group to add Arlington Asset Investment Corp., Cherry Hill Mortgage Investment Corporation and Dynex Capital, Inc. The Company believes that the new Agency REIT Peer Group more accurately and appropriately reflects its peers.

The information in the performance chart and the table below has been obtained from sources believed to be reliable, but its accuracy nor its completeness can be guaranteed. The historical information set forth below is not necessarily indicative of future performance.

	12/31/15	12/31/16	12/13/17	12/13/18	12/31/19	12/31/20
Orchid Island Capital, Inc.	100.00	128.21	129.66	103.30	110.38	116.18
Old Agency REIT Peer Group(1)	100.00	121.67	143.69	130.12	139.30	122.91
New Agency REIT Peer Group	100.00	128.66	142.29	123.75	129.92	122.91
NAREIT Mortgage REIT TRR Index	100.00	122.85	143.45	130.71	174.05	141.38
S&P 500 Total Return Index	100.00	111.96	130.42	132.23	171.49	203.04

(1) CYS Investments, Inc. was removed from the Agency REIT Peer Group as a result of its acquisition by Two Harbors Investment Corp. that was completed on July 31, 2018.

Securities Authorized for Issuance under Equity Compensation Plans

Information about securities authorized for issuance under our equity compensation plans required for this Item 5 is incorporated by reference to our definitive Proxy Statement to be filed in connection with our 2021 annual meeting of stockholders.

Unregistered Sales of Equity Securities

The Company did not issue or sell equity securities that were not registered under the Securities Act during the year ended December 31, 2020.

Issuer Purchases of Equity Securities

The table below presents the Company’s share repurchase activity for the three months ended December 31, 2020.

			Shares Purchased	Maximum Number
	Total Number	Weighted-Average	as Part of Publicly	of Shares That May Yet
	of Shares	Price Paid	Announced	Be Repurchased Under
	Repurchased(1)	Per Share	Programs(2)	the Authorization(2)
October 1, 2020 - October 31, 2020	-	$-	-	837,311
November 1, 2020 - November 30, 2020	-	-	-	837,311
December 1, 2020 - December 31, 2020	107	5.20	-	837,311
Totals / Weighted Average	107	$5.20	-	837,311

(1) Includes shares of the Company’s common stock acquired by the Company in connection with the satisfaction of tax withholding obligations on vested employment-related awards under equity incentive plans. These repurchases do not reduce the number of shares available under the stock repurchase program authorization.

(2) On July 29, 2015, the Company's Board of Directors authorized the repurchase of up to 2,000,000 shares of the Company's common stock. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 4,522,822 shares of the Company's common stock. Unless modified or revoked by the Board, the authorization does not expire.

ITEM 6. SELECTED FINANCIAL DATA

The following selected financial data are derived from our audited financial statements for the five years ended December 31, 2020. The selected financial data should be read in conjunction with the more detailed information contained in the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Annual Report on Form 10-K.

($ in thousands, except per share data)
	December 31,
	2020	2019	2018	2017	2016
Balance Sheet Data:
Mortgage-backed securities	$3,726,895	$3,590,921	$3,014,503	$3,744,811	$3,022,174
Total assets	$4,058,051	$3,882,080	$3,395,631	$4,023,343	$3,138,694
Borrowings	$3,595,586	$3,448,106	$3,025,052	$3,533,786	$2,793,705
Total liabilities	$3,642,760	$3,486,573	$3,059,552	$3,561,132	$2,805,915
Total stockholders' equity	$415,291	$395,507	$336,079	$462,211	$332,779
Book value per share of common stock	$5.46	$6.27	$6.84	$8.71	$10.10

	Year Ended December 31,
	2020	2019	2018	2017	2016
Income Statement Data
Interest income	$116,045	$142,324	$154,581	$145,962	$87,127
Interest expense	(25,056)	(83,666)	(70,360)	(41,671)	(15,604)
Net interest income	90,989	58,658	84,221	104,291	71,523
Losses	(78,317)	(24,008)	(116,646)	(91,118)	(60,451)
Expenses	10,544	10,385	11,962	11,166	9,093
Net income (loss)	$2,128	$24,265	$(44,387)	$2,007	$1,979

Weighted average shares outstanding	67,210,815	56,328,027	52,198,175	41,062,039	24,099,714
Basic and diluted net income (loss) per share	$0.03	$0.43	$(0.85)	$0.05	$0.08
Dividends declared per share	$0.79	$0.96	$1.07	$1.68	$1.68

Other Data (unaudited)
Average RMBS(1)	$3,363,208	$3,434,850	$3,582,249	$3,578,419	$2,322,973
Average borrowings(1)	$3,197,034	$3,311,705	$3,417,589	$3,300,722	$2,172,106
Average stockholders' equity(1)	$359,063	$364,464	$407,775	$391,071	$267,719
Leverage ratio (at period end)(2)	8.8:1	8.8:1	9.1:1	7.7:1	8.4:1
Average yield on RMBS(3)	3.45%	4.14%	4.32%	4.08%	3.75%
Average cost of funds(3)	0.78%	2.53%	2.06%	1.26%	0.72%
Average economic cost of funds(4)	1.51%	2.26%	2.14%	1.70%	1.17%
Average interest rate spread(5)	2.67%	1.61%	2.26%	2.82%	3.03%
Average economic interest rate spread(6)	1.94%	1.88%	2.18%	2.38%	2.58%

(1) Average RMBS, borrowings and stockholders’ equity balances are calculated as the average of the quarterly averages.

(2) The leverage ratio is calculated by dividing total ending liabilities by ending stockholders’ equity.

(3) Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowing balances and are annualized for the quarterly periods presented.

(4) Represents interest cost of our borrowings and the effect of Fed Funds, Eurodollar and T-Note futures contracts, interest rate swaps and interest rate swaptions attributed to the period related to hedging activities, divided by average borrowings.

(5) Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.

(6) Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes to those statements included in Item 8 of this Form 10-K. The discussion may contain certain forward-looking statements that involve risks and uncertainties. Forward-looking statements are those that are not historical in nature. As a result of many factors, such as those set forth under “Risk Factors” in this Form 10-K, our actual results may differ materially from those anticipated in such forward-looking statements.

Overview

We are a specialty finance company that invests in residential mortgage-backed securities (“RMBS”) which are issued and guaranteed by a federally chartered corporation or agency (“Agency RMBS”). Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates issued by Fannie Mae, Freddie Mac or Ginnie Mae (the “GSEs”) and collateralized mortgage obligations (“CMOs”) issued by the GSEs (“PT RMBS”) and (ii) structured Agency RMBS, such as interest-only securities (“IOs”), inverse interest-only securities (“IIOs”) and principal only securities (“POs”), among other types of structured Agency RMBS. We were formed by Bimini in August 2010, commenced operations on November 24, 2010 and completed our initial public offering (“IPO”) on February 20, 2013. We are externally managed by Bimini Advisors, an investment adviser registered with the Securities and Exchange Commission (the “SEC”).

Our business objective is to provide attractive risk-adjusted total returns over the long term through a combination of capital appreciation and the payment of regular monthly distributions. We intend to achieve this objective by investing in and strategically allocating capital between the two categories of Agency RMBS described above. We seek to generate income from (i) the net interest margin on our leveraged PT RMBS portfolio and the leveraged portion of our structured Agency RMBS portfolio, and (ii) the interest income we generate from the unleveraged portion of our structured Agency RMBS portfolio. We intend to fund our PT RMBS and certain of our structured Agency RMBS through short-term borrowings structured as repurchase agreements. PT RMBS and structured Agency RMBS typically exhibit materially different sensitivities to movements in interest rates. Declines in the value of one portfolio may be offset by appreciation in the other. The percentage of capital that we allocate to our two Agency RMBS asset categories will vary and will be actively managed in an effort to maintain the level of income generated by the combined portfolios, the stability of that income stream and the stability of the value of the combined portfolios. We believe that this strategy will enhance our liquidity, earnings, book value stability and asset selection opportunities in various interest rate environments.

We operate so as to qualify to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). We generally will not be subject to U.S. federal income tax to the extent that we currently distribute all of our REIT taxable income (as defined in the Code) to our stockholders and maintain our REIT qualification.

The Company’s common stock trades on the New York Stock Exchange under the symbol “ORC”.

Impact of the COVID-19 Pandemic

Beginning in March 2020, the global pandemic associated with the novel coronavirus (“COVID-19”) and related economic conditions began to impact our financial position and results of operations. As a result of the economic, health and market turmoil brought about by COVID-19, the Agency RMBS market experienced severe dislocations. This resulted in falling prices of our assets and increased margin calls from our repurchase agreement lenders. Further, as interest rates declined, we faced additional margin calls related to our various hedge positions. In order to maintain sufficient cash and liquidity, reduce risk and satisfy margin calls, we were forced to sell assets at levels significantly below their carrying values and closed several of our hedge positions. During this period, we sold approximately $1.1 billion of Agency RMBS, resulting in losses of approximately $31.4 million. Also during this period, we terminated interest rate swap positions with an aggregate notional value of $860.0 million and incurred approximately $45.0 million in fair value losses on the positions through the date of the respective terminations.

The Agency RMBS market largely stabilized after the Federal Reserve (the “Fed”) announced on March 23, 2020 that it would purchase Agency RMBS and U.S. Treasuries in the amounts needed to support smooth market functioning. Agency RMBS valuations have increased substantially since the end of March 2020. As of December 31, 2020, we had timely satisfied all margin calls.

Bimini Advisors, LLC (our “Manager”) invoked its Disaster Recovery Plan in March 2020 and its employees have been working remotely. Prior planning resulted in the successful implementation of this plan and key operational team members maintain daily communication. We do not anticipate incurring additional material costs, nor have we identified any operational or internal control issues related to this remote working plan.

Going forward, the ongoing COVID-19 pandemic may cause further economic turmoil, which could affect our financial position and results of operations.

Capital Raising Activities

On August 2, 2017, we entered into an equity distribution agreement (the “August 2017 Equity Distribution Agreement”) with two sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $125,000,000 of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 15,123,178 shares under the August 2017 Equity Distribution Agreement for aggregate gross proceeds of $125.0 million, and net proceeds of approximately $123.1 million, net of commissions and fees, prior to its termination.

On July 30, 2019, we entered into an underwriting agreement (the “2019 Underwriting Agreement”) with Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named therein, relating to the offer and sale of 7,000,000 shares of the Company’s common stock at a price to the public of $6.55 per share. The underwriters purchased the shares pursuant to the 2019 Underwriting Agreement at a price of $6.3535 per share. The closing of the offering of 7,000,000 shares of common stock occurred on August 2, 2019, with net proceeds to us of approximately $44.2 million after deduction of underwriting discounts and commissions and other estimated offering expenses.

On January 23, 2020, we entered into an equity distribution agreement (the “January 2020 Equity Distribution Agreement”) with three sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $200,000,000 of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 3,170,727 shares under the January 2020 Equity Distribution Agreement for aggregate gross proceeds of $19.8 million, and net proceeds of approximately $19.4 million, net of commissions and fees, prior to its termination in August 2020.

On August 4, 2020, we entered into an equity distribution agreement (the “August 2020 Equity Distribution Agreement”) with four sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $150,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. Through December 31, 2020, we issued a total of 9,848,513 shares under the August 2020 Equity Distribution Agreement for aggregate gross proceeds of approximately $52.5 million, and net proceeds of approximately $51.6 million, net of commissions and fees. Subsequent to December 31, 2020 through February 26, 2021, we issued a total of 308,048 shares under the August 2020 Equity Distribution Agreement for aggregate gross proceeds of approximately $1.6 million.

On January 20, 2021, we entered into an underwriting agreement (the “2021 Underwriting Agreement”) with J.P. Morgan Securities LLC (the “Underwriter”), relating to the offer and sale of 7,600,000 shares of our common stock. The Underwriter purchased the shares of Common Stock from us pursuant to the 2021 Underwriting Agreement at $5.20 per share. In addition, we granted the Underwriter a 30-day option to purchase up to an additional 1,140,000 shares of our common stock on the same terms and conditions, which the Underwriter exercised in full on January 21, 2021. The closing of the offering of 8,740,000 shares of our common stock occurred on January 25, 2021, with net proceeds to us of approximately $45.3 million after deduction of estimated offering expenses.

Stock Repurchase Program

On July 29, 2015, the Company’s Board of Directors authorized the repurchase of up to 2,000,000 shares of our common stock. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 4,522,822 shares of the Company’s common stock. Coupled with the 783,757 shares remaining from the original 2,0000,000 share authorization, the increased authorization brought the total authorization to 5,306,579 shares, representing 10% of the then outstanding share count. This stock repurchase program has no termination date.

From the inception of the stock repurchase program through December 31, 2020, the Company repurchased a total of 5,685,511 shares at an aggregate cost of approximately $40.4 million, including commissions and fees, for a weighted average price of $7.10 per share. During the year ended December 31, 2020, the Company repurchased a total of 19,891 shares at an aggregate cost of approximately $0.1 million, including commissions and fees, for a weighted average price of $3.42 per share. The remaining authorization under the repurchase program, as of December 31, 2020, was 837,311 shares.

Factors that Affect our Results of Operations and Financial Condition

A variety of industry and economic factors may impact our results of operations and financial condition. These factors include:

• interest rate trends;

• the difference between Agency RMBS yields and our funding and hedging costs;

• competition for, and supply of, investments in Agency RMBS;

• actions taken by the U.S. government, including the presidential administration, the Fed, the Federal Housing Financing Agency (the “FHFA”), the Federal Open Market Committee (the “FOMC”) and the U.S. Treasury;

• prepayment rates on mortgages underlying our Agency RMBS and credit trends insofar as they affect prepayment rates; and

• other market developments.

In addition, a variety of factors relating to our business may also impact our results of operations and financial condition. These factors include:

• our degree of leverage;

• our access to funding and borrowing capacity;

• our borrowing costs;

• our hedging activities;

• the market value of our investments; and

• the requirements to qualify as a REIT and the requirements to qualify for a registration exemption under the Investment Company Act.

Results of Operations

Described below are the Company’s results of operations for the years ended December 31, 2020, as compared to the Company’s results of operations for the years ended December 31, 2019 and 2018.

Net Income (Loss) Summary

Net income for the year ended December 31, 2020 was $2.1 million, or $0.03 per share. Net income for the year ended December 31, 2019 was $24.3 million, or $0.43 per share. Net loss for the year ended December 31, 2018 was $44.4 million, or $0.85 per share. The components of net income (loss) for the years ended December 31, 2020, 2019 and 2018 are presented in the table below:

(in thousands)
	2020	2019	2018
Interest income	$116,045	$142,324	$154,581
Interest expense	(25,056)	(83,666)	(70,360)
Net interest income	90,989	58,658	84,221
Losses on RMBS and derivative contracts	(78,317)	(24,008)	(116,646)
Net portfolio income (loss)	12,672	34,650	(32,425)
Expenses	(10,544)	(10,385)	(11,962)
Net income (loss)	$2,128	$24,265	$(44,387)

GAAP and Non-GAAP Reconciliations

In addition to the results presented in accordance with GAAP, our results of operations discussed below include certain non-GAAP financial information, including “Net Earnings Excluding Realized and Unrealized Gains and Losses”, “Economic Interest Expense” and “Economic Net Interest Income.”

Net Earnings Excluding Realized and Unrealized Gains and Losses

We have elected to account for our Agency RMBS under the fair value option. Securities held under the fair value option are recorded at estimated fair value, with changes in the fair value recorded as unrealized gains or losses through the statements of operations.

In addition, we have not designated our derivative financial instruments used for hedging purposes as hedges for accounting purposes, but rather hold them for economic hedging purposes. Changes in fair value of these instruments are presented in a separate line item in the Company’s statements of operations and are not included in interest expense. As such, for financial reporting purposes, interest expense and cost of funds are not impacted by the fluctuation in value of the derivative instruments.

Presenting net earnings excluding realized and unrealized gains and losses allows management to: (i) isolate the net interest income and other expenses of the Company over time, free of all fair value adjustments and (ii) assess the effectiveness of our funding and hedging strategies on our capital allocation decisions and our asset allocation performance. Our funding and hedging strategies, capital allocation and asset selection are integral to our risk management strategy, and therefore critical to the management of our portfolio. We believe that the presentation of our net earnings excluding realized and unrealized gains is useful to investors because it provides a means of comparing our results of operations to those of our peers who have not elected the same accounting treatment. Our presentation of net earnings excluding realized and unrealized gains and losses may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, net earnings excluding realized and unrealized gains and losses should not be considered as a substitute for our GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP. The table below presents a reconciliation of our net income (loss) determined in accordance with GAAP and net earnings excluding realized and unrealized gains and losses.

Net Earnings Excluding Realized and Unrealized Gains and Losses
(in thousands, except per share data)
				Per Share
			Net Earnings			Net Earnings
			Excluding			Excluding
		Realized and	Realized and		Realized and	Realized and
	Net	Unrealized	Unrealized	Net	Unrealized	Unrealized
	Income	Gains and	Gains and	Income	Gains and	Gains and
	(GAAP)	Losses(1)	Losses	(GAAP)	Losses	Losses
Three Months Ended
December 31, 2020	$16,479	$(4,605)	$21,084	$0.23	$(0.07)	$0.30
September 30, 2020	28,076	5,745	22,331	0.42	0.09	0.33
June 30, 2020	48,772	28,749	20,023	0.74	0.43	0.31
March 31, 2020	(91,199)	(108,206)	17,007	(1.41)	(1.68)	0.27
December 31, 2019	18,612	3,840	14,772	0.29	0.06	0.23
September 30, 2019	(8,477)	(19,431)	10,954	(0.14)	(0.32)	0.18
June 30, 2019	3,533	(7,670)	11,203	0.07	(0.15)	0.22
March 31, 2019	10,597	(747)	11,344	0.22	(0.02)	0.24
December 31, 2018	(26,399)	(40,707)	14,308	(0.52)	(0.80)	0.28
September 30, 2018	(2,958)	(20,149)	17,191	(0.06)	(0.39)	0.33
June 30, 2018	1,347	(17,734)	19,081	0.03	(0.34)	0.37
March 31, 2018	(16,377)	(38,056)	21,679	(0.31)	(0.72)	0.41
Years Ended
December 31, 2020	$2,128	$(78,317)	$80,445	$0.03	$(1.17)	$1.20
December 31, 2019	24,265	(24,008)	48,273	0.43	(0.43)	0.86
December 31, 2018	(44,387)	(116,646)	72,259	(0.85)	(2.23)	1.38

(1)Includes realized and unrealized gains (losses) on RMBS and derivative financial instruments, including net interest income or expense on interest rate swaps.

Economic Interest Expense and Economic Net Interest Income

We use derivative and other hedging instruments, specifically Eurodollar, Fed Funds and Treasury Note (“T-Note”) futures contracts, short positions in U.S. Treasury securities, interest rate swaps and swaptions, to hedge a portion of the interest rate risk on repurchase agreements in a rising rate environment.

We have not elected to designate our derivative holdings for hedge accounting treatment. Changes in fair value of these instruments are presented in a separate line item in our statements of operations and not included in interest expense. As such, for financial reporting purposes, interest expense and cost of funds are not impacted by the fluctuation in value of the derivative instruments.

For the purpose of computing economic net interest income and ratios relating to cost of funds measures, GAAP interest expense has been adjusted to reflect the realized and unrealized gains or losses on certain derivative instruments the Company uses, specifically Eurodollar, Fed Funds and U.S. Treasury futures, and interest rate swaps and swaptions, that pertain to each period presented. We believe that adjusting our interest expense for the periods presented by the gains or losses on these derivative instruments would not accurately reflect our economic interest expense for these periods. The reason is that these derivative instruments may cover periods that extend into the future, not just the current period. Any realized or unrealized gains or losses on the instruments reflect the change in market value of the instrument caused by changes in underlying interest rates applicable to the term covered by the instrument, not just the current period. For each period presented, we have combined the effects of the derivative financial instruments in place for the respective period with the actual interest expense incurred on borrowings to reflect total economic interest expense for the applicable period. Interest expense, including the effect of derivative instruments for the period, is referred to as economic interest expense. Net interest income, when calculated to include the effect of derivative instruments for the period, is referred to as economic net interest income. This presentation includes gains or losses on all contracts in effect during the reporting period, covering the current period as well as periods in the future.

The Company may invest in TBAs, which are forward contracts for the purchase or sale of Agency RMBS at a predetermined price, face amount, issuer, coupon and stated maturity on an agreed-upon future date. The specific Agency RMBS to be delivered into the contract are not known until shortly before the settlement date. We may choose, prior to settlement, to move the settlement of these securities out to a later date by entering into a dollar roll transaction. The Agency RMBS purchased or sold for a forward settlement date are typically priced at a discount to equivalent securities settling in the current month. Consequently, forward purchases of Agency RMBS and dollar roll transactions represent a form of off-balance sheet financing. These TBAs are accounted for as derivatives and marked to market through the income statement. Gains or losses on TBAs are included with gains or losses on other derivative contracts and are not included in interest income for purposes of the discussions below.

We believe that economic interest expense and economic net interest income provide meaningful information to consider, in addition to the respective amounts prepared in accordance with GAAP. The non-GAAP measures help management to evaluate its financial position and performance without the effects of certain transactions and GAAP adjustments that are not necessarily indicative of our current investment portfolio or operations. The unrealized gains or losses on derivative instruments presented in our statements of operations are not necessarily representative of the total interest rate expense that we will ultimately realize. This is because as interest rates move up or down in the future, the gains or losses we ultimately realize, and which will affect our total interest rate expense in future periods, may differ from the unrealized gains or losses recognized as of the reporting date.

Our presentation of the economic value of our hedging strategy has important limitations. First, other market participants may calculate economic interest expense and economic net interest income differently than the way we calculate them. Second, while we believe that the calculation of the economic value of our hedging strategy described above helps to present our financial position and performance, it may be of limited usefulness as an analytical tool. Therefore, the economic value of our investment strategy should not be viewed in isolation and is not a substitute for interest expense and net interest income computed in accordance with GAAP.

The tables below present a reconciliation of the adjustments to interest expense shown for each period relative to our derivative instruments, and the income statement line item, gains (losses) on derivative instruments, calculated in accordance with GAAP for the years ended December 31, 2020, 2019 and 2018 and each quarter during 2020, 2019 and 2018.

Gains (Losses) on Derivative Instruments
(in thousands)
				Economic Hedges
	Recognized in			Attributed to	Attributed to
	Income	U.S. Treasury and TBA		Current	Future
	Statement	Securities Gain (Loss)		Period	Periods
	(GAAP)	(Short Positions)	(Long Positions)	(Non-GAAP)	(Non-GAAP)
Three Months Ended
December 31, 2020	$8,538	$(436)	$5,480	$(5,790)	$9,284
September 30, 2020	4,079	131	3,336	(6,900)	7,512
June 30, 2020	(8,851)	582	1,133	(5,751)	(4,815)
March 31, 2020	(82,858)	(7,090)	-	(4,900)	(70,868)
December 31, 2019	10,792	(512)	-	3,823	7,481
September 30, 2019	(8,648)	572	1,907	1,244	(12,371)
June 30, 2019	(34,288)	(1,684)	-	1,464	(34,068)
March 31, 2019	(19,032)	(4,641)	-	2,427	(16,818)
December 31, 2018	(45,236)	(10,670)	1,933	784	(37,283)
September 30, 2018	12,694	2,336	957	271	9,130
June 30, 2018	14,859	607	957	(852)	14,147
March 31, 2018	41,994	9,184	(777)	(3,011)	36,598
Years Ended
December 31, 2020	$(79,092)	$(6,813)	$9,949	$(23,341)	$(58,887)
December 31, 2019	(51,176)	(6,265)	1,907	8,958	(55,776)
December 31, 2018	24,311	1,457	3,070	(2,808)	22,592

Economic Interest Expense and Economic Net Interest Income
(in thousands)
		Interest Expense on Borrowings
			Gains
			(Losses) on
			Derivative
			Instruments		Net Interest Income
		GAAP	Attributed	Economic	GAAP	Economic
	Interest	Interest	to Current	Interest	Net Interest	Net Interest
	Income	Expense	Period(1)	Expense(2)	Income	Income(3)
Three Months Ended
December 31, 2020	$25,893	$2,011	$(5,790)	$7,801	$23,882	$18,092
September 30, 2020	27,223	2,043	(6,900)	8,943	25,180	18,280
June 30, 2020	27,258	4,479	(5,751)	10,230	22,779	17,028
March 31, 2020	35,671	16,523	(4,900)	21,423	19,148	14,248
December 31, 2019	37,529	20,022	3,823	16,199	17,507	21,330
September 30, 2019	35,907	22,321	1,244	21,077	13,586	14,830
June 30, 2019	36,455	22,431	1,464	20,967	14,024	15,488
March 31, 2019	32,433	18,892	2,427	16,465	13,541	15,968
December 31, 2018	37,001	19,740	784	18,956	17,261	18,045
September 30, 2018	39,054	18,892	271	18,621	20,162	20,433
June 30, 2018	38,591	16,579	(852)	17,431	22,012	21,160
March 31, 2018	39,935	15,149	(3,011)	18,160	24,786	21,775
Years Ended
December 31, 2020	$116,045	$25,056	$(23,341)	$48,397	$90,989	$67,648
December 31, 2019	142,324	83,666	8,958	74,708	58,658	67,616
December 31, 2018	154,581	70,360	(2,808)	73,168	84,221	81,413

(1) Reflects the effect of derivative instrument hedges for only the period presented.

(2) Calculated by adding the effect of derivative instrument hedges attributed to the period presented to GAAP interest expense.

(3) Calculated by adding the effect of derivative instrument hedges attributed to the period presented to GAAP net interest income.

Net Interest Income

During the year ended December 31, 2020, we generated $91.0 million of net interest income, consisting of $116.0 million of interest income from RMBS assets offset by $25.1 million of interest expense on borrowings. For the comparable period ended December 31, 2019, we generated $58.7 million of net interest income, consisting of $142.3 million of interest income from RMBS assets offset by $83.7 million of interest expense on borrowings. The $26.3 million decrease in interest income was driven by a 69 basis point ("bps") decrease in yield on average RMBS, combined with a $71.6 million decrease in average RMBS. The $58.6 million decrease in interest expense for the year ended December 31, 2020 was driven by a 175 bps decrease in the average cost of funds, combined with a $114.7 million decrease in average borrowings.

For the year ended December 31, 2018, we generated $84.2 million of net interest income, consisting of $154.6 million of interest income from RMBS assets offset by $70.4 million of interest expense on borrowings. The $12.3 million decrease in interest income for the year ended December 31, 2019, compared to the year ended December 31, 2018, was due to a 18 bps decrease in yield on average RMBS, combined with a $147.4 million decrease in average RMBS during the period. The $13.3 million increase in interest expense for the year ended December 31, 2019 was due to a $105.9 million decrease in average borrowings, partially offset by a $13.3 million increase in the average cost of funds.

On an economic basis, our interest expense on borrowings for the years ended December 31, 2020, 2019 and 2018 was $48.4 million, $74.7 million and $73.2 million, respectively, resulting in $67.6 million, $67.6 million and $81.4 million of economic net interest income, respectively.

The tables below provide information on our portfolio average balances, interest income, yield on assets, average borrowings, interest expense, cost of funds, net interest income and net interest spread for each quarter in 2020, 2019 and 2018 and for the years ended December 31, 2020, 2019 and 2018 on both a GAAP and economic basis.

($ in thousands)
	Average		Yield on		Interest Expense		Average Cost of Funds
	RMBS	Interest	Average	Average	GAAP	Economic	GAAP	Economic
	Held(1)	Income	RMBS	Borrowings(1)	Basis	Basis(2)	Basis	Basis(3)
Three Months Ended
December 31, 2020	$3,633,631	$25,893	2.85%	$3,438,444	$2,011	$7,801	0.23%	0.91%
September 30, 2020	3,422,564	27,223	3.18%	3,228,021	2,043	8,943	0.25%	1.11%
June 30, 2020	3,126,779	27,258	3.49%	2,992,494	4,479	10,230	0.60%	1.37%
March 31, 2020	3,269,859	35,671	4.36%	3,129,178	16,523	21,423	2.11%	2.74%
December 31, 2019	3,705,920	37,529	4.05%	3,631,042	20,022	16,199	2.21%	1.78%
September 30, 2019	3,674,087	35,907	3.91%	3,571,752	22,321	21,077	2.50%	2.36%
June 30, 2019	3,307,885	36,455	4.41%	3,098,133	22,431	20,967	2.90%	2.71%
March 31, 2019	3,051,509	32,433	4.25%	2,945,895	18,892	16,465	2.57%	2.24%
December 31, 2018	3,264,230	37,002	4.53%	3,173,428	19,739	18,955	2.49%	2.39%
September 30, 2018	3,601,776	39,054	4.34%	3,385,829	18,892	18,621	2.23%	2.20%
June 30, 2018	3,717,690	38,591	4.15%	3,534,567	16,579	17,431	1.88%	1.97%
March 31, 2018	3,745,298	39,935	4.27%	3,576,533	15,149	18,160	1.69%	2.03%
Years Ended
December 31, 2020	$3,363,208	$116,045	3.45%	$3,197,034	$25,056	$48,397	0.78%	1.51%
December 31, 2019	3,434,850	142,324	4.14%	3,311,705	83,666	74,708	2.53%	2.26%

December 31, 2018	3,582,249	154,582	4.32%	3,417,589	70,359	73,167	2.06%	2.14%

($ in thousands)
	Net Interest Income		Net Interest Spread
	GAAP	Economic	GAAP	Economic
	Basis	Basis(2)	Basis	Basis(4)
Three Months Ended
December 31, 2020	$23,882	$18,093	2.62%	1.94%
September 30, 2020	25,180	18,280	2.93%	2.07%
June 30, 2020	22,779	17,028	2.89%	2.12%
March 31, 2020	19,148	14,248	2.25%	1.62%
December 31, 2019	17,507	21,330	1.84%	2.27%
September 30, 2019	13,586	14,830	1.41%	1.55%
June 30, 2019	14,024	15,488	1.51%	1.70%
March 31, 2019	13,541	15,968	1.68%	2.01%
December 31, 2018	17,261	18,045	2.04%	2.14%
September 30, 2018	20,162	20,433	2.11%	2.14%
June 30, 2018	22,012	21,160	2.27%	2.18%
March 31, 2018	24,786	21,775	2.58%	2.24%
Years Ended
December 31, 2020	$90,989	$67,649	2.67%	1.94%
December 31, 2019	58,658	67,616	1.61%	1.88%
December 31, 2018	84,221	81,413	2.26%	2.18%

(1) Portfolio yields and costs of borrowings presented in the tables above and the tables on pages 60 and 61 are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the periods presented. Average balances for quarterly periods are calculated using two data points, the beginning and ending balances.

(2) Economic interest expense and economic net interest income presented in the table above and the tables on page 61 includes the effect of our derivative instrument hedges for only the periods presented.

(3)Represents interest cost of our borrowings and the effect of derivative instrument hedges attributed to the period divided by average RMBS.

(4)Economic net interest spread is calculated by subtracting average economic cost of funds from realized yield on average RMBS.

Interest Income and Average Asset Yield

Our interest income for the years ended December 31, 2020 and 2019 was $116.0 million and $142.3 million, respectively. We had average RMBS holdings of $3,363.2 million and $3,434.9 million for the years ended December 31, 2020 and 2019, respectively. The yield on our portfolio was 3.45% and 4.14% for the years ended December 31, 2020 and 2019, respectively. For the year ended December 31, 2020 as compared to the year ended December 31, 2019, there was a $26.3 million decrease in interest income due to a $71.6 million decrease in average RMBS, combined with a 69 bps decrease in the yield on average RMBS.

For the year ended December 31, 2018, we had interest income of $154.6 million and average RMBS holdings of $3,582.2 million, resulting in a yield on our portfolio of 4.32%. For the year ended December 31, 2019, as compared to the year ended December 31, 2018, there was a $12.3 million decrease in interest income due to a $147.4 million decrease in average RMBS, combined with a 18 bps decrease in the yield on average RMBS.

The table below presents the average portfolio size, income and yields of our respective sub-portfolios, consisting of structured RMBS and PT RMBS for the years ended December 31, 2020, 2019 and 2018 and for each quarter during 2020, 2019 and 2018.

($ in thousands)
	Average RMBS Held			Interest Income			Realized Yield on Average RMBS
	PT	Structured		PT	Structured		PT	Structured
	RMBS	RMBS	Total	RMBS	RMBS	Total	RMBS	RMBS	Total
Three Months Ended
December 31, 2020	$3,603,885	$29,746	$3,633,631	$25,933	$(40)	$25,893	2.88%	(0.53)%	2.85%
September 30, 2020	3,389,037	33,527	3,422,564	27,021	202	27,223	3.19%	2.41%	3.18%
June 30, 2020	3,088,603	38,176	3,126,779	27,004	254	27,258	3.50%	2.67%	3.49%
March 31, 2020	3,207,467	62,392	3,269,859	35,286	385	35,671	4.40%	2.47%	4.36%
December 31, 2019	3,611,461	94,459	3,705,920	36,600	929	37,529	4.05%	3.93%	4.05%
September 30, 2019	3,558,075	116,012	3,674,087	36,332	(425)	35,907	4.08%	(1.47)%	3.91%
June 30, 2019	3,181,976	125,909	3,307,885	34,992	1,463	36,455	4.40%	4.65%	4.41%
March 31, 2019	2,919,415	132,094	3,051,509	30,328	2,105	32,433	4.16%	6.37%	4.25%
December 31, 2018	3,126,639	137,591	3,264,230	34,648	2,354	37,002	4.43%	6.84%	4.53%
September 30, 2018	3,463,325	138,451	3,601,776	36,716	2,338	39,054	4.24%	6.76%	4.34%
June 30, 2018	3,572,540	145,150	3,717,690	36,273	2,318	38,591	4.06%	6.38%	4.15%
March 31, 2018	3,610,527	134,771	3,745,298	38,725	1,210	39,935	4.29%	3.59%	4.27%
Years Ended
December 31, 2020	$3,322,248	$40,960	$3,363,208	$115,244	$801	$116,045	3.47%	1.96%	3.45%
December 31, 2019	3,317,732	117,118	3,434,850	138,252	4,072	142,324	4.17%	3.48%	4.14%
December 31, 2018	3,443,258	138,991	3,582,249	146,362	8,220	154,582	4.25%	5.91%	4.32%

Interest Expense and the Cost of Funds

We had average outstanding borrowings of $3,197.0 million and $3,311.7 million and total interest expense of $25.1 million and $83.7 million for the years ended December 31, 2020 and 2019, respectively. Our average cost of funds was 0.78% for the year ended December 31, 2020, compared to 2.53% for the comparable period in 2019. There was a $114.7 million decrease in average outstanding borrowings during the year ended December 31, 2020 as compared to the year ended December 31, 2019.

For the year ended December 31, 2018, we had average borrowings of $3,417.6 million and total interest expense of $70.4 million, resulting in an average cost of funds of 2.06%. There was a 47 bps increase in the average cost of funds and an $105.9 million decrease in average outstanding borrowings during the year ended December 31, 2019 as compared to the year ended December 31, 2018.

Our economic interest expense was $48.4 million, $74.7 million and $73.2 million for the years ended December 31, 2020, 2019 and 2018, respectively. There was a 75 bps decrease in the average economic cost of funds to 1.51% for the year ended December 31, 2020 from 2.26% for the year ended December 31, 2019. The reason for the decrease in economic cost of funds is primarily due to the lower cost of our borrowings noted above, offset by the negative performance of our hedging activities during the period. There was a 12 bps increase in the average economic cost of funds to 2.26% for the year ended December 31, 2019 from 2.14% for the year ended December 31, 2018.

Since all of our repurchase agreements are short-term, changes in market rates directly affect our interest expense. Our average cost of funds calculated on a GAAP basis was 8 bps above average one-month LIBOR and 4 bps below average six-month LIBOR for the quarter ended December 31, 2020. Our average economic cost of funds was equal to average one-month LIBOR and 64 bps above average six-month LIBOR for the quarter ended December 31, 2020. The average term to maturity of the outstanding repurchase agreements was 31 days and 25 days at December 31, 2020 and 2019, respectively.

The tables below present the average balance of borrowings outstanding, interest expense and average cost of funds, and average one-month and six-month LIBOR rates for each quarter in 2020, 2019 and 2018 and for the years ended December 31, 2020, 2019 and 2018 on both a GAAP and economic basis.

($ in thousands)
	Average	Interest Expense		Average Cost of Funds
	Balance of	GAAP	Economic	GAAP	Economic
	Borrowings	Basis	Basis	Basis	Basis
Three Months Ended
December 31, 2020	$3,438,444	$2,011	$7,801	0.23%	0.91%
September 30, 2020	3,228,021	2,043	8,943	0.25%	1.11%
June 30, 2020	2,992,494	4,479	10,230	0.60%	1.37%
March 31, 2020	3,129,178	16,523	21,423	2.11%	2.74%
December 31, 2019	3,631,042	20,022	16,199	2.21%	1.78%
September 30, 2019	3,571,752	22,321	21,077	2.50%	2.36%
June 30, 2019	3,098,133	22,431	20,967	2.90%	2.71%
March 31, 2019	2,945,895	18,892	16,465	2.57%	2.24%
December 31, 2018	3,173,428	19,739	18,955	2.49%	2.39%
September 30, 2018	3,385,829	18,892	18,621	2.23%	2.20%
June 30, 2018	3,534,567	16,579	17,431	1.88%	1.97%
March 31, 2018	3,576,533	15,149	18,160	1.69%	2.03%
Years Ended
December 31, 2020	$3,197,034	$25,056	$48,397	0.78%	1.51%
December 31, 2019	3,311,705	83,666	74,708	2.53%	2.26%
December 31, 2018	3,417,589	70,359	73,167	2.06%	2.14%

			Average GAAP Cost of Funds		Average Economic Cost of Funds
			Relative to Average		Relative to Average
	Average LIBOR		One-Month	Six-Month	One-Month	Six-Month
	One-Month	Six-Month	LIBOR	LIBOR	LIBOR	LIBOR
Three Months Ended
December 31, 2020	0.15%	0.27%	0.08%	(0.04)%	0.76%	0.64%
September 30, 2020	0.17%	0.35%	0.08%	(0.10)%	0.94%	0.76%
June 30, 2020	0.55%	0.70%	0.05%	(0.10)%	0.82%	0.67%
March 31, 2020	1.34%	1.43%	0.77%	0.68%	1.40%	1.31%
December 31, 2019	1.90%	1.98%	0.31%	0.23%	(0.12)%	(0.20)%
September 30, 2019	2.22%	2.18%	0.28%	0.32%	0.14%	0.18%
June 30, 2019	2.45%	2.49%	0.45%	0.41%	0.26%	0.22%
March 31, 2019	2.51%	2.77%	0.06%	(0.20)%	(0.27)%	(0.53)%
December 31, 2018	2.39%	2.74%	0.10%	(0.25)%	0.00%	(0.35)%
September 30, 2018	2.17%	2.55%	0.06%	(0.32)%	0.03%	(0.35)%
June 30, 2018	1.99%	2.48%	(0.11)%	(0.60)%	(0.02)%	(0.51)%
March 31, 2018	1.69%	2.11%	0.00%	(0.42)%	0.34%	(0.08)%
Years Ended
December 31, 2020	0.55%	0.69%	0.23%	0.09%	0.96%	0.82%
December 31, 2019	2.27%	2.35%	0.26%	0.18%	(0.01)%	(0.09)%
December 31, 2018	2.06%	2.47%	0.00%	(0.41)%	0.08%	(0.33)%

Gains or Losses

The table below presents our gains or losses for the years ended December 31, 2020, 2019 and 2018.

(in thousands)
	2020	2019	2018
Realized losses on sales of RMBS	$(24,986)	$(10,877)	$(30,289)
Unrealized gains (losses) on RMBS	25,761	38,045	(110,668)
Total gains (losses) on RMBS	775	27,168	(140,957)
(Losses) gains on interest rate futures	(13,044)	(18,858)	12,677
(Losses) gains on interest rate swaps	(66,212)	(26,582)	8,609
Gains on receiver swaptions	-	-	105
Losses on payer swaptions	(2,972)	(1,379)	(1,607)
(Losses) gains on TBA securities (short positions)	(6,719)	(6,264)	4,327
Gains on TBA securities (long positions)	9,950	1,907	200
Losses on U.S. Treasury securities	(95)	-	-
Total	$(78,317)	$(24,008)	$(116,646)

We invest in RMBS with the intent to earn net income from the realized yield on those assets over their related funding and hedging costs, and not for the purpose of making short term gains from sales. However, we have sold, and may continue to sell, existing assets to acquire new assets, which our management believes might have higher risk-adjusted returns in light of current or anticipated interest rates, federal government programs or general economic conditions or to manage our balance sheet as part of our asset/liability management strategy. During the years ended December 31, 2020, 2019 and 2018, the Company received proceeds of $4,200.5 million, $3,321.2 million and $3,885.8 million, respectively, from the sales of RMBS. Approximately $1.1 billion of the sales during the year ended December 31, 2020 occurred during the second half of March 2020 as we sold assets in order to maintain sufficient cash and liquidity and reduce risk associated with the market turmoil brought about by COVID-19.

Realized and unrealized gains and losses on RMBS are driven in part by changes in yields and interest rates, which affect the pricing of the securities in our portfolio. Gains and losses on interest rate futures contracts are affected by changes in implied forward rates during the reporting period. The table below presents historical interest rate data for each quarter end during 2020, 2019 and 2018.

	5 Year	10 Year	15 Year	30 Year	Three
	U.S. Treasury	U.S. Treasury	Fixed-Rate	Fixed-Rate	Month
	Rate(1)	Rate(1)	Mortgage Rate(2)	Mortgage Rate(2)	LIBOR(3)
December 31, 2020	0.36%	0.92%	2.22%	2.68%	0.23%
September 30, 2020	0.27%	0.68%	2.39%	2.89%	0.24%
June 30, 2020	0.29%	0.65%	2.60%	3.16%	0.31%
March 31, 2020	0.38%	0.70%	2.89%	3.45%	1.10%
December 31, 2019	1.69%	1.92%	3.18%	3.72%	1.91%
September 30, 2019	1.55%	1.68%	3.12%	3.61%	2.13%
June 30, 2019	1.76%	2.00%	3.24%	3.80%	2.40%
March 31, 2019	2.24%	2.41%	3.72%	4.27%	2.61%
December 31, 2018	2.51%	2.69%	4.09%	4.64%	2.80%
September 30, 2018	2.95%	3.06%	4.08%	4.63%	2.40%
June 30, 2018	2.73%	2.85%	4.04%	4.57%	2.34%
March 31, 2018	2.56%	2.74%	3.91%	4.44%	2.31%

(1) Historical 5 and 10 Year U.S. Treasury Rates are obtained from quoted end of day prices on the Chicago Board Options Exchange.

(2) Historical 30 Year and 15 Year Fixed Rate Mortgage Rates are obtained from Freddie Mac’s Primary Mortgage Market Survey.

(3) Historical LIBOR is obtained from the Intercontinental Exchange Benchmark Administration Ltd.

Expenses

Total operating expenses were $10.5 million, $10.4 million and $12.0 million for the years ended December 31, 2020, 2019 and 2018, respectively. The table below provides a breakdown of operating expenses for the years ended December 31, 2020, 2019 and 2018.

(in thousands)
	2020	2019	2018
Management fees	$5,281	$5,528	$6,204
Overhead allocation	1,514	1,380	1,567
Accrued incentive compensation	38	115	407
Directors fees and liability insurance	998	998	968
Audit, legal and other professional fees	1,045	1,105	851
Direct REIT operating expenses	1,057	997	1,631
Other administrative	611	262	334
Total expenses	$10,544	$10,385	$11,962

We are externally managed and advised by Bimini Advisors, LLC (the “Manager”) pursuant to the terms of a management agreement. The management agreement has been renewed through February 20, 2022 and provides for automatic one-year extension options thereafter and is subject to certain termination rights. Under the terms of the management agreement, the Manager is responsible for administering the business activities and day-to-day operations of the Company. The Manager receives a monthly management fee in the amount of:

• One-twelfth of 1.5% of the first $250 million of the Company’s month end equity, as defined in the management agreement,

• One-twelfth of 1.25% of the Company’s month end equity that is greater than $250 million and less than or equal to $500 million, and

• One-twelfth of 1.00% of the Company’s month end equity that is greater than $500 million.

The Company is obligated to reimburse the Manager for any direct expenses incurred on its behalf and to pay the Manager the Company’s pro rata portion of certain overhead costs set forth in the management agreement. Should the Company terminate the management agreement without cause, it will pay the Manager a termination fee equal to three times the average annual management fee, as defined in the management agreement, before or on the last day of the term of the agreement.

The following table summarizes the management fee and overhead allocation expenses for each quarter in 2020, 2019 and 2018 and for the years ended December 31, 2020, 2019 and 2018.

($ in thousands)
	Average	Average	Advisory Services
	Orchid	Orchid	Management	Overhead
Three Months Ended	MBS	Equity	Fee	Allocation	Total
December 31, 2020	$3,633,631	$387,503	$1,384	$442	$1,826
September 30, 2020	3,422,564	368,588	1,252	377	1,629
June 30, 2020	3,126,779	361,093	1,268	348	1,616
March 31, 2020	3,269,859	376,673	1,377	347	1,724
December 31, 2019	3,705,920	414,018	1,477	379	1,856
September 30, 2019	3,674,087	394,788	1,440	351	1,791
June 30, 2019	3,307,885	363,961	1,326	327	1,653
March 31, 2019	3,051,509	363,204	1,285	323	1,608
December 31, 2018	3,264,230	395,911	1,404	434	1,838
September 30, 2018	3,601,776	431,962	1,482	391	1,873
June 30, 2018	3,717,690	469,682	1,606	361	1,967
March 31, 2018	3,745,298	488,906	1,712	381	2,093
Years Ended
December 31, 2020	$3,363,208	$373,464	$5,281	$1,514	$6,795
December 31, 2019	3,434,850	383,993	5,528	1,380	6,908
December 31, 2018	3,582,249	446,615	6,204	1,567	7,771

Financial Condition:

Mortgage-Backed Securities

As of December 31, 2020, our RMBS portfolio consisted of $3,726.9 million of Agency RMBS at fair value and had a weighted average coupon on assets of 3.19%. During the year ended December 31, 2020, we received principal repayments of $523.7 million compared to $594.8 million for the year ended December 31, 2019. The average prepayment speeds for the quarters ended December 31, 2020 and 2019 were 20.1% and 16.0%, respectively.

The following table presents the 3-month constant prepayment rate (“CPR”) experienced on our structured and PT RMBS sub-portfolios, on an annualized basis, for the quarterly periods presented. CPR is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the CPR in the chart below represents the three month prepayment rate of the securities in the respective asset category. Assets that were not owned for the entire quarter have been excluded from the calculation. The exclusion of certain assets during periods of high trading activity can create a very high, and often volatile, reliance on a small sample of underlying loans.

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
December 31, 2020	16.7	44.3	20.1
September 30, 2020	14.3	40.4	17.0
June 30, 2020	13.9	35.3	16.3
March 31, 2020	9.8	22.9	11.9
December 31, 2019	14.3	23.4	16.0
September 30, 2019	15.5	19.3	16.4
June 30, 2019	10.9	12.7	11.4
March 31, 2019	9.5	8.4	9.2

The following tables summarize certain characteristics of the Company’s PT RMBS and structured RMBS as of December 31, 2020 and 2019:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
December 31, 2020
Fixed Rate RMBS	$3,560,746	95.5%	3.09%	339	1-Jan-51
Fixed Rate CMOs	137,453	3.7%	4.00%	312	15-Dec-42
Total Mortgage-backed Pass-through	3,698,199	99.2%	3.13%	338	1-Jan-51
Interest-Only Securities	28,696	0.8%	3.98%	268	25-May-50
Total Structured RMBS	28,696	0.8%	3.98%	268	25-May-50
Total Mortgage Assets	$3,726,895	100.0%	3.19%	333	1-Jan-51
December 31, 2019
Adjustable Rate RMBS	$1,014	0.0%	4.51%	176	1-Sep-35
Fixed Rate RMBS	3,206,013	89.3%	3.90%	342	1-Dec-49
Fixed Rate CMOs	299,205	8.3%	4.20%	331	15-Oct-44
Total Mortgage-backed Pass-through	3,506,232	97.6%	3.92%	341	1-Dec-49
Interest-Only Securities	60,986	1.7%	3.99%	280	25-Jul-48
Inverse Interest-Only Securities	23,703	0.7%	3.34%	285	15-Jul-47
Total Structured RMBS	84,689	2.4%	3.79%	281	25-Jul-48
Total Mortgage Assets	$3,590,921	100.0%	3.90%	331	1-Dec-49

($ in thousands)
	December 31, 2020		December 31, 2019
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$2,733,960	73.4%	$2,170,668	60.4%
Freddie Mac	992,935	26.6%	1,420,253	39.6%
Total Portfolio	$3,726,895	100.0%	$3,590,921	100.0%

	December 31, 2020	December 31, 2019
Weighted Average Pass-through Purchase Price	$107.43	$105.16
Weighted Average Structured Purchase Price	$20.06	$18.15
Weighted Average Pass-through Current Price	$108.94	$106.26
Weighted Average Structured Current Price	$10.87	$13.85
Effective Duration (1)	2.360	2.780

(1) Effective duration is the approximate percentage change in price for a 100 bps change in rates. An effective duration of 2.360 indicates that an interest rate increase of 1.0% would be expected to cause a 2.360% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2020. An effective duration of 2.780 indicates that an interest rate increase of 1.0% would be expected to cause a 2.780% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2019. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

The following table presents a summary of portfolio assets acquired during the years ended December 31, 2020 and 2019.

($ in thousands)
	2020			2019
	Total Cost	Average Price	Weighted Average Yield	Total Cost	Average Price	Weighted Average Yield
Pass-through RMBS	$4,858,602	$107.71	1.38%	$4,229,557	$104.93	2.94%
Structured RMBS	832	12.96	2.80%	12,265	18.06	7.82%

Borrowings

As of December 31, 2020, we had established borrowing facilities in the repurchase agreement market with a number of commercial banks and other financial institutions and had borrowings in place with 21 of these counterparties. None of these lenders are affiliated with the Company. These borrowings are secured by the Company’s RMBS and cash, and bear interest at prevailing market rates. We believe our established repurchase agreement borrowing facilities provide borrowing capacity in excess of our needs.

As of December 31, 2020, we had obligations outstanding under the repurchase agreements of approximately $3,595.6 million with a net weighted average borrowing cost of 0.23%. The remaining maturity of our outstanding repurchase agreement obligations ranged from 4 to 133 days, with a weighted average remaining maturity of 31 days. Securing the repurchase agreement obligations as of December 31, 2020 are RMBS with an estimated fair value, including accrued interest, of approximately $3,729.5 million and a weighted average maturity of 341 months, and cash pledged to counterparties of approximately $58.8 million. Through February 26, 2021, we have been able to maintain our repurchase facilities with comparable terms to those that existed at December 31, 2020 with maturities extending to various dates through August 19, 2021.

The table below presents information about our period end, maximum and average balances of borrowings for each quarter in 2020 and 2019.

($ in thousands)
				Difference Between Ending
	Ending	Maximum	Average	Borrowings and
	Balance of	Balance of	Balance of	Average Borrowings
Three Months Ended	Borrowings	Borrowings	Borrowings	Amount	Percent
December 31, 2020	$3,595,586	$3,597,313	$3,438,444	$157,142	4.57%
September 30, 2020	3,281,303	3,286,454	3,228,021	53,282	1.65%
June 30, 2020	3,174,739	3,235,370	2,992,494	182,245	6.09%
March 31, 2020	2,810,250	4,297,621	3,129,178	(318,928)	(10.19)%(1)
December 31, 2019	3,448,106	3,986,919	3,631,042	(182,936)	(5.04)%
September 30, 2019	3,813,977	3,847,417	3,571,752	242,225	6.78%
June 30, 2019	3,329,527	3,730,460	3,098,133	231,394	7.47%
March 31, 2019	2,866,738	3,022,771	2,945,895	(79,157)	(2.69)%

(1)The lower ending balance relative to the average balance during the quarter ended March 31, 2020 reflects the sale of RMBS pledged as collateral in order to maintain cash and liquidity in response to the dislocations in the financial and mortgage markets resulting from the economic impacts of COVID-19. During the quarter ended March 31, 2020, the Company’s investment in RMBS decreased $642.1 million.

Liquidity and Capital Resources

Liquidity is our ability to turn non-cash assets into cash, purchase additional investments, repay principal and interest on borrowings, fund overhead, fulfill margin calls and pay dividends. Our principal immediate sources of liquidity include cash balances, unencumbered assets and borrowings under repurchase agreements. Our borrowing capacity will vary over time as the market value of our interest earning assets varies. Our balance sheet also generates liquidity on an on-going basis through payments of principal and interest we receive on our RMBS portfolio. Despite the dislocations in the financial and mortgage markets and the economic impacts resulting from COVID-19, management believes that we currently have sufficient liquidity and capital resources available for (a) the acquisition of additional investments consistent with the size and nature of our existing RMBS portfolio, (b) the repayments on borrowings and (c) the payment of dividends to the extent required for our continued qualification as a REIT. We may also generate liquidity from time to time by selling our equity or debt securities in public offerings or private placements.

Because our PT RMBS portfolio consists entirely of government and agency securities, we do not anticipate having difficulty converting our assets to cash should our liquidity needs ever exceed our immediately available sources of cash. Our structured RMBS portfolio also consists entirely of governmental agency securities, although they typically do not trade with comparable bid / ask spreads as PT RMBS. However, we anticipate that we would be able to liquidate such securities readily, even in distressed markets, although we would likely do so at prices below where such securities could be sold in a more stable market. To enhance our liquidity even further, we may pledge a portion of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets. In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.

Our strategy for hedging our funding costs typically involves taking short positions in interest rate futures, treasury futures, interest rate swaps, interest rate swaptions or other instruments. When the market causes these short positions to decline in value we are required to meet margin calls with cash. This can reduce our liquidity position to the extent other securities in our portfolio move in price in such a way that we do not receive enough cash via margin calls to offset the derivative related margin calls. If this were to occur in sufficient magnitude, the loss of liquidity might force us to reduce the size of the levered portfolio, pledge additional structured securities to raise funds or risk operating the portfolio with less liquidity.

Our master repurchase agreements have no stated expiration, but can be terminated at any time at our option or at the option of the counterparty. However, once a definitive repurchase agreement under a master repurchase agreement has been entered into, it generally may not be terminated by either party. A negotiated termination can occur, but may involve a fee to be paid by the party seeking to terminate the repurchase agreement transaction, as it did during the three months ended March 31, 2020.

Under our repurchase agreement funding arrangements, we are required to post margin at the initiation of the borrowing. The margin posted represents the haircut, which is a percentage of the market value of the collateral pledged. To the extent the market value of the asset collateralizing the financing transaction declines, the market value of our posted margin will be insufficient and we will be required to post additional collateral. Conversely, if the market value of the asset pledged increases in value, we would be over collateralized and we would be entitled to have excess margin returned to us by the counterparty. Our lenders typically value our pledged securities daily to ensure the adequacy of our margin and make margin calls as needed, as do we. Typically, but not always, the parties agree to a minimum threshold amount for margin calls so as to avoid the need for nuisance margin calls on a daily basis. Our master repurchase agreements do not specify the haircut; rather haircuts are determined on an individual repurchase transaction basis. Throughout the year ended December 31, 2020, haircuts on our pledged collateral remained stable and as of December 31, 2020, our weighted average haircut was approximately 5.0% of the value of our collateral.

TBAs represent a form of off-balance sheet financing and are accounted for as derivative instruments. (See Note 4 to our Financial Statements in this Form 10-K for additional details on of our TBAs). Under certain market conditions, it may be uneconomical for us to roll our TBAs into future months and we may need to take or make physical delivery of the underlying securities. If we were required to take physical delivery to settle a long TBA, we would have to fund our total purchase commitment with cash or other financing sources and our liquidity position could be negatively impacted. As of December 31, 2020, we had a net long TBA position with a total market value of $139.4 million and a net carrying value of $2.8 million recognized in derivative assets (liabilities), at fair value, on our Balance Sheets in this Form 10-K.

Our TBAs are also subject to margin requirements governed by the Mortgage-Backed Securities Division ("MBSD") of the FICC and by our master securities forward transaction agreements, which may establish margin levels in excess of the MBSD. Such provisions require that we establish an initial margin based on the notional value of the TBA, which is subject to increase if the estimated fair value of our TBAs or the estimated fair value of our pledged collateral declines. The MBSD has the sole discretion to determine the value of our TBAs and of the pledged collateral securing such contracts. In the event of a margin call, we must generally provide additional collateral on the same business day.

Settlement of our TBA obligations by taking delivery of the underlying securities as well as satisfying margin requirements could negatively impact our liquidity position. However, since we do not use TBA dollar roll transactions as our primary source of financing, we believe that we will have adequate sources of liquidity to meet such obligations.

As discussed earlier, we invest a portion of our capital in structured Agency RMBS. We generally do not apply leverage to this portion of our portfolio. The leverage inherent in structured securities replaces the leverage obtained by acquiring PT securities and funding them in the repurchase market. This structured RMBS strategy has been a core element of the Company’s overall investment strategy since inception. However, we have and may continue to pledge a portion of our structured RMBS in order to raise our cash levels, but generally will not pledge these securities in order to acquire additional assets.

The following table summarizes the effect on our liquidity and cash flows from contractual obligations for repurchase agreements and interest expense on repurchase agreements.

(in thousands)
	Obligations Maturing
	Within One Year	One to Three Years	Three to Five Years	More than Five Years	Total
Repurchase agreements	$3,595,586	$-	$-	$-	$3,595,586
Interest expense on repurchase agreements(1)	1,862	-	-	-	1,862
Totals	$3,597,448	$-	$-	$-	$3,597,448

(1) Interest expense on repurchase agreements is based on current interest rates as of December 31, 2020 and the remaining term of the liabilities existing at that date.

In future periods, we expect to continue to finance our activities in a manner that is consistent with our current operations through repurchase agreements. As of December 31, 2020, we had cash and cash equivalents of $220.1 million. We generated cash flows of $641.6 million from principal and interest payments on our RMBS and had average repurchase agreements outstanding of $3,197.0 million during the year ended December 31,

2020.

Stockholders’ Equity

On August 2, 2017, we entered into the “August 2017 Equity Distribution Agreement with two sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $125,000,000 of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 15,123,178 shares under the August 2017 Equity Distribution Agreement for aggregate gross proceeds of $125.0 million, and net proceeds of approximately $123.1 million, net of commissions and fees, prior to its termination.

On July 30, 2019, we entered into the 2019 Underwriting Agreement with Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named therein, relating to the offer and sale of 7,000,000 shares of the Company’s common stock at a price to the public of $6.55 per share. The underwriters purchased the shares pursuant to the 2019 Underwriting Agreement at a price of $6.3535 per share. The closing of the offering of 7,000,000 shares of common stock occurred on August 2, 2019, with net proceeds to us of approximately $44.2 million after deduction of underwriting discounts and commissions and other estimated offering expenses.

On January 23, 2020, we entered into the January 2020 Equity Distribution Agreement with three sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $200,000,000 of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 3,170,727 shares under the January 2020 Equity Distribution Agreement for aggregate gross proceeds of $19.8 million, and net proceeds of approximately $19.4 million, net of commissions and fees, prior to its termination in August 2020.

On August 4, 2020, we entered into the August 2020 Equity Distribution Agreement with four sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $150,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. Through December 31, 2020, we issued a total of 9,848,513 shares under the August 2020 Equity Distribution Agreement for aggregate gross proceeds of approximately $52.5 million, and net proceeds of approximately $51.6 million, net of commissions and fees. Subsequent to December 31, 2020 through February 26, 2021, we issued a total of 308,048 shares under the August 2020 Equity Distribution Agreement for aggregate gross proceeds of approximately $1.6 million.

On January 20, 2021, we entered into the 2021 Underwriting Agreement with J.P. Morgan Securities LLC (the “Underwriter”), relating to the offer and sale of 7,600,000 shares of our common stock. The Underwriter purchased the shares of Common Stock from us pursuant to the 2021 Underwriting Agreement at $5.20 per share. In addition, we granted the Underwriter a 30-day option to purchase up to an additional 1,140,000 shares of our common stock on the same terms and conditions, which the Underwriter exercised in full on January 21, 2021. The closing of the offering of 8,740,000 shares of our common stock occurred on January 25, 2021, with net proceeds to us of approximately $45.3 million after deduction of estimated offering expenses.

Outlook

Economic Summary

COVID-19 related events dominated markets during the fourth quarter of 2020. The feared winter surge materialized, and new cases of COVID-19, hospitalizations and deaths exceeded the levels seen during the spring or summer surge in the Southern U.S., and by a considerable margin. This was the case both in the U.S. and across the globe. Perversely, as the effects of the pandemic spread, and it became clear the Federal government would need to pass another stimulus package to offset the effect of the pandemic on the economy, interest rates began to rise. While the yield on the benchmark ten-year U.S. Treasury Note was under 0.70% as the third quarter came to a close, the yield exceeded 0.90% by quarter end, and nearly hit 1.00% in November. The spike in yield in November followed the news that a vaccine with 90% effectiveness had been found and would become available by year end. The equity markets looked past the near-term negative impacts of the pandemic on economic activity and rallied, as investors focused on a potential return to normalcy in 2021 and beyond. However, the effects of the pandemic on economic activity did indeed take hold as the quarter unfolded. The labor market recovery reversed somewhat, and initial unemployment claims started to increase again. Retail sales, having rebounded so strongly over the summer and fall, declined. These events overshadowed the national elections in early November.

As the election approached, polls indicated a potential “Blue Wave” where Democrats would sweep the elections, winning the presidential election and gaining control of both houses of Congress. Markets expected a substantially larger stimulus package if this outcome was realized than would be likely under Republican control. This potential outcome also buoyed equity markets and risk sentiment. Once the outcome of the election was known, it became clear the “Blue Wave” failed to materialize, although there was to be a run-off election for two Senate seats in Georgia on January 5, 2021. While this left open the possibility Democrats could control the presidency and both houses of Congress, it was not considered the likely outcome. Further, the Democratic majority in the House of Representatives shrank and the presidential election outcome was much closer than polls indicated. The “Blue Wave” did not come to pass. This outcome tempered market enthusiasm for an outsized stimulus package in 2021 and market attention refocused on the prospects for a stimulus package before year end. This ultimately came to pass with strong bipartisan support in the form of a $900 billion stimulus bill signed by President Trump in late December.

On January 5, 2021, the Democrats won both Senate seats in the run-off election and the “Blue Wave,” while more of a wavelet, was realized after all. The Senate was split 50/50 between Republicans and Democrats with the Vice-President able to break any ties in the favor of Democrats. Interest rates spiked as the prospects for additional stimulus were resurrected. The yield on the 10-year U.S. Treasury Note broke above 1.00% and nearly reached 1.20% before retreating, settling into a range between approximately 1.02% and 1.15%. After early troubles with the roll-out of the vaccine, inoculations accelerated and risk sentiment improved as the new year unfolded. Equity markets reached new all-time high levels, and the slope of the U.S. Treasury curve steepened as the market anticipated the out-sized fiscal stimulus would stimulate inflation. The repeated statements from Fed officials that they would be very patient in removing accommodation reinforced market sentiment and risk tolerance increased.

Legislative Response and the Federal Reserve

Congress passed the CARES Act (described below) quickly in response to the pandemic’s emergence this spring and followed with additional legislation over the ensuing months. However, as certain provisions of the CARES Act have expired, such as supplemental unemployment insurance at the end of July, there appeared to be a need for additional stimulus for the economy to deal with the surge in the pandemic that occurred as cold weather set in, particularly over the Christmas holiday. As mentioned above, the Federal government eventually passed an additional stimulus package in late December. In addition, the Fed has provided, and continues to provide, as much support to the markets and the economy as it can within the constraints of its mandate. During the third quarter of 2020, the Fed unveiled a new monetary policy framework focused on average inflation rate targeting that allows the Fed Funds rate to remain quite low, even if inflation is expected to temporarily surpass the 2% target level. Further, the Fed will look past the presence of very tight labor markets, should they be present at the time. This marks a significant shift from their prior policy framework, which was focused on the unemployment rate as a key indicator of impending inflation. Adherence to this policy could steepen the U.S. Treasury curve as short-term rates could remain low for a considerable period but longer-term rates could rise given the Fed’s intention to let inflation potentially run above 2% in the future as the economy more fully recovers. As mentioned above, this appears to be occurring early in 2021 now that effective vaccines have been found and inoculations are distributed to the most vulnerable amongst the population.

Interest Rates

Interest rates steadily increased throughout the fourth quarter as described above although levels of implied volatility remain very low by historical norms. Mortgage rates continued to slowly decline into year-end as originators added capacity and could handle ever increasing levels of production volume. As a result, the spread between rates available to borrowers and the implied yield on a current coupon mortgage, known as the Primary/Secondary spread, has continued to compress. The spread is still slightly above long-term average levels so further compression is possible, meaning rates available to borrowers can remain at current levels even as U.S. Treasury rates increased during the quarter. Accordingly, prepayment levels on RMBS securities are likely to remain high unless U.S. Treasury rates increase even more, perhaps as high as 1.25% on the 10-year U.S. Treasury Note, before rates available to borrowers would start to increase.

The Agency RMBS Market

The Agency RMBS market continues to be essentially bifurcated with two separate and distinct sub-markets. Lower coupon fixed rate mortgages, coupons of 1.5% through 2.5%, are purchased by the Fed. Fed purchase activity maintains substantial price pressure under these coupons, and they benefit from attractive TBA dollar roll drops. Higher coupons in the TBA market do not have the benefit of Fed purchases and trade poorly. Importantly, the Fed tends to take the worst performing collateral out of the market. The absence of Fed purchases of higher coupons means the market is left to absorb very high prepayment speeds on these securities. For these coupons, specified pools are in very high demand and continue to trade at very high premiums. These premiums have ceased rising as interest rates have begun to increase, although they remain at very high levels by historical standards. The market expects prepayments on higher coupons will eventually decline as “burn out” sets in – a phenomenon whereby refinancing activity declines as borrowers are exposed to refinancing incentives for an extended period of time. Through the January prepayment report released in early February of 2021, this has yet to meaningfully occur.

Recent Legislative and Regulatory Developments

The Fed conducted large scale overnight repo operations from late 2019 until July 2020 to address disruptions in the U.S. Treasury, Agency debt and Agency MBS financing markets. These operations ceased in July 2020 after the central bank successfully tamed volatile funding costs that had threatened to cause disruption across the financial system.

The Fed has taken a number of other actions to stabilize markets as a result of the impacts of the COVID-19 pandemic. On Sunday, March 15, 2020, the Fed announced a $700 billion asset purchase program to provide liquidity to the U.S. Treasury and Agency MBS markets. Specifically, the Fed announced that it would purchase at least $500 billion of U.S. Treasuries and at least $200 billion of Agency MBS. The Fed also lowered the Fed Funds rate to a range of 0.0% – 0.25%, after having already lowered the Fed Funds rate by 50 bps on March 3, 2020. On June 30, 2020, Fed Chairman Powell announced expectations to maintain interest rates at this level until the Fed is confident that the economy has weathered recent events and is on track to achieve maximum employment and price stability goals. The Federal Open Market Committee (“FOMC”) has continued to reaffirm this commitment at all subsequent meetings through January of 2021, as well as an intention to allow inflation to climb modestly above their 2% target and maintain that level for a period sufficient for inflation to average 2% long term.

In response to the deterioration in the markets for U.S. Treasuries, Agency MBS and other mortgage and fixed income markets as investors liquidated investments in response to the economic crisis resulting from the actions to contain and minimize the impacts of the COVID-19 pandemic, on the morning of Monday, March 23, 2020, the Fed announced a program to acquire U.S. Treasuries and Agency MBS in the amounts needed to support smooth market functioning. With these purchases, market conditions improved substantially, and in early April, the Fed began to gradually reduce the pace of these purchases. Currently, the Fed is committed to purchasing $80 billion of U.S. Treasuries and $40 billion of Agency MBS each month. Chairman Powell and the Fed have reiterated their commitment to this level of asset purchases at every meeting since their meeting on June 30, 2020, including their most recent meeting in January of 2021. Since March, the Fed has taken various other steps to support certain other fixed income markets, to support mortgage servicers and to implement various portions of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

The CARES Act was passed by Congress and signed into law by President Trump on March 27, 2020. The CARES Act provided many forms of direct support to individuals and small businesses in order to stem the steep decline in economic activity. This over $2 trillion COVID-19 relief bill, among other things, provided for direct payments to each American making up to $75,000 a year, increased unemployment benefits for up to four months (on top of state benefits), funding to hospitals and health providers, loans and investments to businesses, states and municipalities and grants to the airline industry. On April 24, 2020, President Trump signed an additional funding bill into law that provides an additional $484 billion of funding to individuals, small businesses, hospitals, health care providers and additional coronavirus testing efforts. Various provisions of the CARES Act began to expire in July 2020, including a moratorium on evictions (July 25, 2020), expanded unemployment benefits (July 31, 2020), and a moratorium on foreclosures (August 31, 2020). On August 8, 2020, President Trump issued Executive Order 13945, directing the Department of Health and Human Services, the Centers for Disease Control and Prevention (“CDC”), the Department of Housing and Urban Development, and Department of the Treasury to take measures to temporarily halt residential evictions and foreclosures, including through temporary financial assistance.

On December 27, 2020, President Trump signed into law an additional $900 billion coronavirus aid package as part of the Consolidated Appropriations Act, 2021, providing for extensions of many of the CARES Act policies and programs as well as additional relief. The package provided for, among other things, direct payments to most Americans with a gross income of less than $75,000 a year, extension of unemployment benefits through March 14, 2021, funding for procurement of vaccines and health providers, loans to qualified businesses, funding for rental assistance and funding for schools. On January 29, 2021, the CDC issued guidance extending eviction moratoriums for covered persons through March 31, 2021. In addition, on February 9, 2021, the FHFA announced that the foreclosure moratorium begun under the CARES Act for loans backed by Fannie Mae and Freddie Mac and the eviction moratorium for real estate owned by Fannie Mae and Freddie Mac were extended until March 31, 2021. On February 16, 2021, the U.S. Housing and Urban Development Department announced the extension of the FHA eviction and foreclosure moratorium to June 30, 2021.

In January 2019, the Trump administration made statements of its plans to work with Congress to overhaul Fannie Mae and Freddie Mac and expectations to announce a framework for the development of a policy for comprehensive housing finance reform soon. On September 30, 2019, the FHFA announced that Fannie Mae and Freddie Mac were allowed to increase their capital buffers to $25 billion and $20 billion, respectively, from the prior limit of $3 billion each. This step could ultimately lead to Fannie Mae and Freddie Mac being privatized and represents the first concrete step on the road to GSE reform. On June 30, 2020, the FHFA released a proposed rule on a new regulatory framework for the GSEs which seeks to implement both a risk-based capital framework and minimum leverage capital requirements. The final rule on the new capital framework for the GSEs was published in the federal register in December 2020. On January 14, 2021, the U.S. Treasury and the FHFA executed letter agreements allowing the GSEs to continue to retain capital up to their regulatory minimums, including buffers, as prescribed in the December rule. These letter agreements provide, in part, (i) there will be no exit from conservatorship until all material litigation is settled and the GSE has common equity Tier 1 capital of at least 3% of its assets, (ii) the GSEs will comply with the FHFA’s regulatory capital framework, (iii) higher-risk single-family mortgage acquisitions will be restricted to current levels, and (iv) the U.S. Treasury and the FHFA will establish a timeline and process for future GSE reform. However, no definitive proposals or legislation have been released or enacted with respect to ending the conservatorship, unwinding the GSEs, or materially reducing the roles of the GSEs in the U.S. mortgage market.

In 2017, policymakers announced that LIBOR will be replaced by December 31, 2021. The directive was spurred by the fact that banks are uncomfortable contributing to the LIBOR panel given the shortage of underlying transactions on which to base levels and the liability associated with submitting an unfounded level. However, the ICE Benchmark Administration, in its capacity as administrator of USD LIBOR, has announced that it intends to extend publication of USD LIBOR (other than one-week and two-month tenors) by 18 months to June 2023. Notwithstanding this possible extension, a joint statement by key regulatory authorities calls on banks to cease entering into new contracts that use USD LIBOR as a reference rate by no later than December 31, 2021. The Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, has proposed replacing USD-LIBOR with a new SOFR, a rate based on U.S. repo trading. Many banks believe that it may take four to five years to complete the transition to SOFR, for certain, despite the 2021 deadline. We will monitor the emergence of this new rate carefully as it will potentially become the new benchmark for hedges and a range of interest rate investments. At this time, however, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR.

Effective January 1, 2021, Fannie Mae, in alignment with Freddie Mac, will extend the timeframe for its delinquent loan buyout policy for Single-Family Uniform Mortgage-Backed Securities (UMBS) and Mortgage-Backed Securities (MBS) from four consecutively missed monthly payments to twenty-four consecutively missed monthly payments (i.e., 24 months past due). This new timeframe will apply to outstanding single-family pools and newly issued single-family pools and was first reflected when January 2021 factors were released on the fourth business day in February 2021.

For Agency RMBS investors, when a delinquent loan is bought out of a pool of mortgage loans, the removal of the loan from the pool is the same as a total prepayment of the loan. The respective GSEs currently anticipate, however, that delinquent loans will be repurchased in most cases before the 24-month deadline under one of the following exceptions listed below.

•a loan that is paid in full, or where the related lien is released and/or the note debt is satisfied or forgiven;

•a loan repurchased by a seller/servicer under applicable selling and servicing requirements;

•a loan entering a permanent modification, which generally requires it to be removed from the MBS. During any modification trial period, the loan will remain in the MBS until the trial period ends;

•a loan subject to a short sale or deed-in-lieu of foreclosure; or

•a loan referred to foreclosure.

Because of these exceptions, the GSEs currently believe based on prevailing assumptions and market conditions this change will have only a marginal impact on prepayment speeds, in aggregate. Cohort level impacts may vary. For example, more than half of loans referred to foreclosure are historically referred within six months of delinquency. The degree to which speeds are affected depends on delinquency levels, borrower response, and referral to foreclosure timelines.

The scope and nature of the actions the U.S. government or the Fed will ultimately undertake are unknown and will continue to evolve, especially in light of the COVID-19 pandemic, President Biden’s new administration and the new Congress in the United States.

Effect on Us

Regulatory developments, movements in interest rates and prepayment rates affect us in many ways, including the following:

Effects on our Assets

A change in or elimination of the guarantee structure of Agency RMBS may increase our costs (if, for example, guarantee fees increase) or require us to change our investment strategy altogether. For example, the elimination of the guarantee structure of Agency RMBS may cause us to change our investment strategy to focus on non-Agency RMBS, which in turn would require us to significantly increase our monitoring of the credit risks of our investments in addition to interest rate and prepayment risks.

Lower long-term interest rates can affect the value of our Agency RMBS in a number of ways. If prepayment rates are relatively low (due, in part, to the refinancing problems described above), lower long-term interest rates can increase the value of higher-coupon Agency RMBS. This is because investors typically place a premium on assets with yields that are higher than market yields. Although lower long-term interest rates may increase asset values in our portfolio, we may not be able to invest new funds in similarly-yielding assets.

If prepayment levels increase, the value of our Agency RMBS affected by such prepayments may decline. This is because a principal prepayment accelerates the effective term of an Agency RMBS, which would shorten the period during which an investor would receive above-market returns (assuming the yield on the prepaid asset is higher than market yields). Also, prepayment proceeds may not be able to be reinvested in similar-yielding assets. Agency RMBS backed by mortgages with high interest rates are more susceptible to prepayment risk because holders of those mortgages are most likely to refinance to a lower rate. IOs and IIOs, however, may be the types of Agency RMBS most sensitive to increased prepayment rates. Because the holder of an IO or IIO receives no principal payments, the values of IOs and IIOs are entirely dependent on the existence of a principal balance on the underlying mortgages. If the principal balance is eliminated due to prepayment, IOs and IIOs essentially become worthless. Although increased prepayment rates can negatively affect the value of our IOs and IIOs, they have the opposite effect on POs. Because POs act like zero-coupon bonds, meaning they are purchased at a discount to their par value and have an effective interest rate based on the discount and the term of the underlying loan, an increase in prepayment rates would reduce the effective term of our POs and accelerate the yields earned on those assets, which would increase our net income.

Higher long-term rates can also affect the value of our Agency RMBS. As long-term rates rise, rates available to borrowers also rise. This tends to cause prepayment activity to slow and extend the expected average life of mortgage cash flows. As the expected average life of the mortgage cash flows increases, coupled with higher discount rates, the value of Agency RMBS declines. Some of the instruments the Company uses to hedge our Agency RMBS assets, such as interest rate futures, swaps and swaptions, are stable average life instruments. This means that to the extent we use such instruments to hedge our Agency RMBS assets, our hedges may not adequately protect us from price declines, and therefore may negatively impact our book value. It is for this reason we use interest only securities in our portfolio. As interest rates rise, the expected average life of these securities increases, causing generally positive price movements as the number and size of the cash flows increase the longer the underlying mortgages remain outstanding. This makes interest only securities desirable hedge instruments for pass-through Agency RMBS.

As described above, the Agency RMBS market began to experience severe dislocations in mid-March 2020 as a result of the economic, health and market turmoil brought about by COVID-19. On March 23, 2020, the Fed announced that it would purchase Agency RMBS and U.S. Treasuries in the amounts needed to support smooth market functioning, which largely stabilized the Agency RMBS market, a commitment it reaffirmed on June 30, 2020. September 16, 2020, December 16, 2020 and January 27, 2021. If the Fed modifies, reduces or suspends its purchases of Agency RMBS, our investment portfolio could be negatively impacted. Further, the moratoriums on foreclosures and evictions described above will likely delay potential defaults on loans that would otherwise be bought out of Agency MBS pools as described above. Depending on the ultimate resolution of the foreclosure or evictions, when and if it occurs, these loans may be removed from the pool into which they were securitized. If this were to occur, it would have the effect of delaying a prepayment on the Company’s securities until such time. As the majority of the Company’s Agency RMBS assets were acquired at a premium to par, this will tend to increase the realized yield on the asset in question.

Because we base our investment decisions on risk management principles rather than anticipated movements in interest rates, in a volatile interest rate environment we may allocate more capital to structured Agency RMBS with shorter durations. We believe these securities have a lower sensitivity to changes in long-term interest rates than other asset classes. We may attempt to mitigate our exposure to changes in long-term interest rates by investing in IOs and IIOs, which typically have different sensitivities to changes in long-term interest rates than PT RMBS, particularly PT RMBS backed by fixed-rate mortgages.

Effects on our borrowing costs

We leverage our PT RMBS portfolio and a portion of our structured Agency RMBS with principal balances through the use of short-term repurchase agreement transactions. The interest rates on our debt are determined by the short term interest rate markets. An increase in the Fed Funds rate or LIBOR would increase our borrowing costs, which could affect our interest rate spread if there is no corresponding increase in the interest we earn on our assets. This would be most prevalent with respect to our Agency RMBS backed by fixed rate mortgage loans because the interest rate on a fixed-rate mortgage loan does not change even though market rates may change.

In order to protect our net interest margin against increases in short-term interest rates, we may enter into interest rate swaps, which economically convert our floating-rate repurchase agreement debt to fixed-rate debt, or utilize other hedging instruments such as Eurodollar, Fed Funds and T-Note futures contracts or interest rate swaptions.

Summary

COVID-19 continues to dominate the performance of the markets and economy. While both have recovered from the depths of March, especially the financial markets, the economy continues to languish. The recovery has proven to be very uneven, with some sectors back to or near pre-pandemic levels of activity while others remain far below with little prospect for getting back to those levels soon. The unemployment rate remains elevated - with the most recent read at 6.3% - as over nine million Americans remain out of work.

The Fed has taken, and continues to take, steps to support markets and the economy. Stimulus from Washington and the federal government, in spite of political hurdles and a change in presidential administrations, has also provided meaningful support. The new Biden administration has proposed another $1.9 trillion stimulus package that is currently making its way through Congress. The market expects the Fed Funds rate to remain at the effective lower bound near zero for an extended period of time, even more so after the Fed adopted their average inflation rate targeting approach during the third quarter of 2020. Henceforth, the Fed appears to be willing to let inflation run above the 2% target level, even when unemployment is very low, before removing accommodation.

The Agency RMBS market continues to be bifurcated between the production coupons - the target of Fed asset purchases - and higher coupons in specified pool form. The TBA market for higher coupons remains weak as the sector lacks support from the Fed and prepayment speeds are extremely high, resulting in poor expected returns for investors. This leads investors to look to the specified pool market - with lower expected prepayment speeds - for attractive returns. With rates moving higher since the end of 2020 investors anticipate prepayment activity will diminish as borrowers have been exposed to refinancing incentives for such an extended period, but this has yet to materialize. Working against the burnout effect is compression of the primary/secondary spread, keeping mortgage rates low even as U.S. Treasury rates have increased. This could continue until the yield on the 10-year U.S. Treasury Note reaches or exceeds 1.25%.

Now that we are closer to containment of the COVID-19 pandemic with the emergence of several very effective vaccines, market participants expect the economy will fully recover over the next year or two. Interest rates have begun to drift higher and are likely to continue to do so absent an unexpected turn in efforts to contain the pandemic. Nonetheless, the Fed has stated that it will stay committed to providing maximum support to the economy and Washington continues to provide fiscal stimulus, albeit subject to considerable political haggling that slows progress. Prepayment speeds for Agency RMBS will likely remain elevated until interest rates move well above current levels, and we expect that the most attractive returns available will be either in the TBA dollar roll market with lower coupons or with specified pools in higher coupons.

Critical Accounting Estimates

Our financial statements are prepared in accordance with GAAP. GAAP requires our management to make some complex and subjective decisions and assessments. Our most critical accounting policies involve decisions and assessments which could significantly affect reported assets, liabilities, revenues and expenses. Management has identified its most critical accounting estimates:

Mortgage-Backed Securities

Our investments in Agency RMBS are accounted for under the fair value option. We acquire our Agency RMBS for the purpose of generating long-term returns, and not for the short-term investment of idle capital. Changes in the fair value of securities accounted for under the fair value option are reflected as part of our net income or loss in our statement of operations, as opposed to a component of other comprehensive income in our statement of stockholders’ equity if they were instead reclassified as available-for-sale securities. We elected to account for all of our Agency RMBS under the fair value option in order to reflect changes in the fair value of our Agency RMBS in our statement of operations, which we believe more appropriately reflects the results of our operations for a particular reporting period. GAAP requires the use of a three-level valuation hierarchy to disclose the classification of fair value measurements used for determining the fair value of our Agency RMBS. These levels include:

•Level 1 valuations, where the valuation is based on quoted market prices for identical assets or liabilities traded in active markets (which include exchanges and over-the-counter markets with sufficient volume),

•Level 2 valuations, where the valuation is based on quoted market prices for similar instruments traded in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market, and

•Level 3 valuations, where the valuation is generated from model-based techniques that use significant assumptions not observable in the market, but observable based on Company- specific data. These unobservable assumptions reflect the Company’s own estimates for assumptions that market participants would use in pricing the asset or liability. Valuation techniques typically include option pricing models, discounted cash flow models and similar techniques, but may also include the use of market prices of assets or liabilities that are not directly comparable to the subject asset or liability.

Our Agency RMBS are valued using Level 2 valuations, and such valuations currently are determined by our manager based on independent pricing sources and/or third party broker quotes, when available. Because the price estimates may vary, our Manager must make certain judgments and assumptions about the appropriate price to use to calculate the fair values. Alternatively, our Manager could opt to have the value of all of our positions in Agency RMBS determined by either an independent third-party or do so internally.

In managing our portfolio, Bimini Advisors employs the following four-step process at each valuation date to determine the fair value of our Agency RMBS:

•First, our Manager obtains fair values from subscription-based independent pricing sources. These prices are used by both our Manager as well as many of our repurchase agreement counterparty on a daily basis to establish margin requirements for our borrowings.

•Second, our Manager requests non-binding quotes from one to four broker-dealers for certain Agency RMBS in order to validate the values obtained by the pricing service. Our Manager requests these quotes from broker-dealers that actively trade and make markets in the respective asset class for which the quote is requested.

•Third, our Manager reviews the values obtained by the pricing source and the broker-dealers for consistency across similar assets.

•Finally, if the data from the pricing services and broker-dealers is not homogenous or if the data obtained is inconsistent with our Manager’s market observations, our Manager makes a judgment to determine which price appears the most consistent with observed prices from similar assets and selects that price. To the extent our Manager believes that none of the prices are consistent with observed prices for similar assets, which is typically the case for only an immaterial portion of our portfolio each quarter, our Manager may use a third price that is consistent with observed prices for identical or similar assets. In the case of assets that have quoted prices such as Agency RMBS backed by fixed-rate mortgages, our Manager generally uses the quoted or observed market price. For assets such as Agency RMBS backed by ARMs or structured Agency RMBS, our Manager may determine the price based on the yield or spread that is identical to an observed transaction or a similar asset for which a dealer mark or subscription-based price has been obtained.

Management believes its pricing methodology to be consistent with the definition of fair value described in Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements.

Derivative Financial Instruments

We use derivative instruments to manage interest rate risk, facilitate asset/liability strategies and manage other exposures, and we may continue to do so in the future. The principal instruments that we have used to date are Fed Funds, T-Note and Eurodollar futures contracts, interest rate swaps, interest rate swaptions and TBA securities, but we may enter into other derivatives in the future.

We account for TBA securities as derivative instruments. Gains and losses associated with TBA securities transactions are reported in gain (loss) on derivative instruments in the accompanying statements of operations.

We have elected not to treat any of our derivative financial instruments as hedges in order to align the accounting treatment of its derivative instruments with the treatment of our portfolio assets under the fair value option election. All derivative instruments are carried at fair value, and changes in fair value are recorded in earnings for each period.

Income Recognition

Since we commenced operations, we have elected to account for all of our Agency RMBS under the fair value option.

All of our Agency RMBS are either pass-through securities or structured Agency RMBS, including CMOs, IOs, IIOs or POs. Income on pass-through securities, POs and CMOs that contain principal balances is based on the stated interest rate of the security. As a result of accounting for our RMBS under the fair value option, premium or discount present at the date of purchase is not amortized. For IOs, IIOs and CMOs that do not contain principal balances, income is accrued based on the carrying value and the effective yield. The difference between income accrued and the interest received on the security is characterized as a return of investment and serves to reduce the asset’s carrying value. At each reporting date, the effective yield is adjusted prospectively for future reporting periods based on the new estimate of prepayments, current interest rates and current asset prices. The new effective yield is calculated based on the carrying value at the end of the previous reporting period, the new prepayment estimates and the contractual terms of the security. Changes in fair value of all of our Agency RMBS during the period are recorded in earnings and reported as unrealized gains (losses) on mortgage-backed securities in the accompanying statements of operations. For IIO securities, effective yield and income recognition calculations also take into account the index value applicable to the security.

Capital Expenditures

At December 31, 2020, we had no material commitments for capital expenditures.

Off-Balance Sheet Arrangements

At December 31, 2020, we did not have any off-balance sheet arrangements.

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. REIT taxable income (loss) is computed in accordance with the Code, and can be greater than or less than our financial statement net income (loss) computed in accordance with GAAP. These book to tax differences primarily relate to the recognition of interest income on RMBS, unrealized gains and losses on RMBS, and the amortization of losses on derivative instruments that are treated as funding hedges for tax purposes.

We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since the completion of our IPO.

(in thousands, except per share amounts)
Year	Per Share Amount	Total
2013	$1.395	$4,662
2014	2.160	22,643
2015	1.920	38,748
2016	1.680	41,388
2017	1.680	70,717
2018	1.070	55,814
2019	0.960	54,421
2020	0.790	53,570
2021 YTD(1)	0.130	11,079
Totals	$11.785	$353,042

(1) On January 14, 2021, the Company declared a dividend of $0.065 per share to be paid on February 24, 2021. On February 10, 2021, the Company declared a dividend of $0.065 per share to be paid on March 29, 2021. The dollar amount of the dividend declared in February 2021 is estimated based on the number of shares outstanding at February 26, 2021. The effects of these dividends are included in the table above but are not reflected in the Company’s financial statements as of December 31, 2020.

Inflation

Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions will be determined by our Board of Directors consistent with our obligation to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the exposure to loss resulting from changes in market factors such as interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risks that we are exposed to are interest rate risk, prepayment risk, spread risk, liquidity risk, extension risk and counterparty credit risk.

Interest Rate Risk

Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

Changes in the general level of interest rates can affect our net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with our interest-bearing liabilities, by affecting the spread between our interest-earning assets and interest-bearing liabilities. Changes in the level of interest rates can also affect the rate of prepayments of our securities and the value of the RMBS that constitute our investment portfolio, which affects our net income, ability to realize gains from the sale of these assets and ability to borrow, and the amount that we can borrow against, these securities.

We may utilize a variety of financial instruments in order to limit the effects of changes in interest rates on our operations. The principal instruments that we use are futures contracts, interest rate swaps and swaptions. These instruments are intended to serve as an economic hedge against future interest rate increases on our repurchase agreement borrowings. Hedging techniques are partly based on assumed levels of prepayments of our Agency RMBS. If prepayments are slower or faster than assumed, the life of the Agency RMBS will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns. Hedging techniques are also limited by the rules relating to REIT qualification. In order to preserve our REIT status, we may be forced to terminate a hedging transaction at a time when the transaction is most needed.

Our profitability and the value of our investment portfolio (including derivatives used for hedging purposes) may be adversely affected during any period as a result of changing interest rates, including changes in the forward yield curve.

Our portfolio of PT RMBS is typically comprised of adjustable-rate RMBS (“ARMs”), fixed-rate RMBS and hybrid adjustable-rate RMBS. We generally seek to acquire low duration assets that offer high levels of protection from mortgage prepayments provided they are reasonably priced by the market. Although the duration of an individual asset can change as a result of changes in interest rates, we strive to maintain a hedged PT RMBS portfolio with an effective duration of less than 2.0. The stated contractual final maturity of the mortgage loans underlying our portfolio of PT RMBS generally ranges up to 30 years. However, the effect of prepayments of the underlying mortgage loans tends to shorten the resulting cash flows from our investments substantially. Prepayments occur for various reasons, including refinancing of underlying mortgages, loan payoffs in connection with home sales, and borrowers paying more than their scheduled loan payments, which accelerates the amortization of the loans.

The duration of our IO and IIO portfolios will vary greatly depending on the structural features of the securities. While prepayment activity will always affect the cash flows associated with the securities, the interest only nature of IOs may cause their durations to become extremely negative when prepayments are high, and less negative when prepayments are low. Prepayments affect the durations of IIOs similarly, but the floating rate nature of the coupon of IIOs (which is inversely related to the level of one month LIBOR) causes their price movements, and model duration, to be affected by changes in both prepayments and one month LIBOR, both current and anticipated levels. As a result, the duration of IIO securities will also vary greatly.

Prepayments on the loans underlying our RMBS can alter the timing of the cash flows from the underlying loans to us. As a result, we gauge the interest rate sensitivity of our assets by measuring their effective duration. While modified duration measures the price sensitivity of a bond to movements in interest rates, effective duration captures both the movement in interest rates and the fact that cash flows to a mortgage related security are altered when interest rates move. Accordingly, when the contract interest rate on a mortgage loan is substantially above prevailing interest rates in the market, the effective duration of securities collateralized by such loans can be quite low because of expected prepayments.

We face the risk that the market value of our PT RMBS assets will increase or decrease at different rates than that of our structured RMBS or liabilities, including our hedging instruments. Accordingly, we assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. We generally calculate duration using various third party models. However, empirical results and various third party models may produce different duration numbers for the same securities.

The following sensitivity analysis shows the estimated impact on the fair value of our interest rate-sensitive investments and hedge positions as of December 31, 2020 and December 31, 2019, assuming rates instantaneously fall 200 bps, fall 100 bps, fall 50 bps, rise 50 bps, rise 100 bps and rise 200 bps, adjusted to reflect the impact of convexity, which is the measure of the sensitivity of our hedge positions and Agency RMBS’ effective duration to movements in interest rates.

All changes in value in the table below are measured as percentage changes from the investment portfolio value and net asset value at the base interest rate scenario. The base interest rate scenario assumes interest rates and prepayment projections as of December 31, 2020 and 2019.

Actual results could differ materially from estimates, especially in the current market environment. To the extent that these estimates or other assumptions do not hold true, which is likely in a period of high price volatility, actual results will likely differ materially from projections and could be larger or smaller than the estimates in the table below. Moreover, if different models were employed in the analysis, materially different projections could result. Lastly, while the table below reflects the estimated impact of interest rate increases and decreases on a static portfolio, we may from time to time sell any of our agency securities as a part of our overall management of our investment portfolio.

Interest Rate Sensitivity (1)
	Portfolio
	Market	Book
Change in Interest Rate	Value(2)(3)	Value(2)(4)
As of December 31, 2020
-200 Basis Points	2.43%	21.85%
-100 Basis Points	1.35%	12.08%
-50 Basis Points	0.69%	6.18%
+50 Basis Points	(0.90)%	(8.03)%
+100 Basis Points	(2.39)%	(21.42)%
+200 Basis Points	(6.60)%	(59.22)%
As of December 31, 2019
-200 Basis Points	(0.07)%	(0.63)%
-100 Basis Points	0.27%	2.43%
-50 Basis Points	0.27%	2.49%
+50 Basis Points	(0.74)%	(6.73)%
+100 Basis Points	(1.88)%	(17.09)%
+200 Basis Points	(5.14)%	(46.66)%

(1)Interest rate sensitivity is derived from models that are dependent on inputs and assumptions provided by third parties as well as by our Manager, and assumes there are no changes in mortgage spreads and assumes a static portfolio. Actual results could differ materially from these estimates.

(2)Includes the effect of derivatives and other securities used for hedging purposes.

(3)Estimated dollar change in investment portfolio value expressed as a percent of the total fair value of our investment portfolio as of such date.

(4)Estimated dollar change in portfolio value expressed as a percent of stockholders' equity as of such date.

In addition to changes in interest rates, other factors impact the fair value of our interest rate-sensitive investments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, in the event of changes in actual interest rates, the change in the fair value of our assets would likely differ from that shown above and such difference might be material and adverse to our stockholders.

Prepayment Risk

Because residential borrowers have the option to prepay their mortgage loans at par at any time, we face the risk that we will experience a return of principal on our investments faster than anticipated. Various factors affect the rate at which mortgage prepayments occur, including changes in the level of and directional trends in housing prices, interest rates, general economic conditions, loan age and size, loan-to-value ratio, the location of the property and social and demographic conditions. Additionally, changes to GSE underwriting practices or other governmental programs could also significantly impact prepayment rates or expectations. Generally, prepayments on Agency RMBS increase during periods of falling mortgage interest rates and decrease during periods of rising mortgage interest rates. However, this may not always be the case. We may reinvest principal repayments at a yield that is lower or higher than the yield on the repaid investment, thus affecting our net interest income by altering the average yield on our assets.

Spread Risk

When the market spread widens between the yield on our Agency RMBS and benchmark interest rates, our net book value could decline if the value of our Agency RMBS falls by more than the offsetting fair value increases on our hedging instruments tied to the underlying benchmark interest rates. We refer to this as

"spread risk" or "basis risk." The spread risk associated with our mortgage assets and the resulting fluctuations in fair value of these securities can occur independent of changes in benchmark interest rates and may relate to other factors impacting the mortgage and fixed income markets, such as actual or anticipated monetary policy actions by the Fed, market liquidity, or changes in required rates of return on different assets. Consequently, while we use futures contracts and interest rate swaps and swaptions to attempt to protect against moves in interest rates, such instruments typically will not protect our net book value against spread risk.

Liquidity Risk

The primary liquidity risk for us arises from financing long-term assets with shorter-term borrowings through repurchase agreements. Our assets that are pledged to secure repurchase agreements are Agency RMBS and cash. As of December 31, 2020, we had unrestricted cash and cash equivalents of $220.1 million and unpledged securities of approximately $7.0 million (not including securities pledged to us) available to meet margin calls on our repurchase agreements and derivative contracts, and for other corporate purposes. However, should the value of our Agency RMBS pledged as collateral or the value of our derivative instruments suddenly decrease, margin calls relating to our repurchase and derivative agreements could increase, causing an adverse change in our liquidity position. Further, there is no assurance that we will always be able to renew (or roll) our repurchase agreements. In addition, our counterparties have the option to increase our haircuts (margin requirements) on the assets we pledge against repurchase agreements, thereby reducing the amount that can be borrowed against an asset even if they agree to renew or roll the repurchase agreement. Significantly higher haircuts can reduce our ability to leverage our portfolio or even force us to sell assets, especially if correlated with asset price declines or faster prepayment rates on our assets.

Extension Risk

The projected weighted average life and the duration (or interest rate sensitivity) of our investments is based on our Manager's assumptions regarding the rate at which the borrowers will prepay the underlying mortgage loans. In general, we use futures contracts and interest rate swaps and swaptions to help manage our funding cost on our investments in the event that interest rates rise. These hedging instruments allow us to reduce our funding exposure on the notional amount of the instrument for a specified period of time.

However, if prepayment rates decrease in a rising interest rate environment, the average life or duration of our fixed-rate assets or the fixed-rate portion of the ARMs or other assets generally extends. This could have a negative impact on our results from operations, as our hedging instrument expirations are fixed and will, therefore, cover a smaller percentage of our funding exposure on our mortgage assets to the extent that their average lives increase due to slower prepayments. This situation may also cause the market value of our Agency RMBS and CMOs collateralized by fixed rate mortgages or hybrid ARMs to decline by more than otherwise would be the case, while most of our hedging instruments would not receive any incremental offsetting gains. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur realized losses.

Counterparty Credit Risk

We are exposed to counterparty credit risk relating to potential losses that could be recognized in the event that the counterparties to our repurchase agreements and derivative contracts fail to perform their obligations under such agreements. The amount of assets we pledge as collateral in accordance with our agreements varies over time based on the market value and notional amount of such assets as well as the value of our derivative contracts. In the event of a default by a counterparty, we may not receive payments provided for under the terms of our agreements and may have difficulty obtaining our assets pledged as collateral under such agreements. Our credit risk related to certain derivative transactions is largely mitigated through daily adjustments to collateral pledged based on changes in market value, and we limit our counterparties to registered central clearing exchanges and major financial institutions with acceptable credit ratings, monitoring positions with individual counterparties and adjusting collateral posted as required. However, there is no guarantee our efforts to manage counterparty credit risk will be successful and we could suffer significant losses if unsuccessful.

ITEM 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Orchid Island Capital, Inc.

Vero Beach, Florida

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Orchid Island Capital, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company's internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated February 26, 2021 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of Investments in Mortgage-Backed Securities

As described in Notes 1 and 12 to the financial statements, the Company accounts for its Level 2 mortgage-backed securities at fair value, which totaled $3.7 billion at December 31, 2020. The fair value of mortgage-backed securities is based on independent pricing sources and/or third-party broker quotes, when available. Because the price estimates may vary, management must make certain judgments and assumptions about the appropriate price to use to calculate the fair values based on various techniques including observing the most recent market for like or identical assets (including security coupon rate, maturity, yield, prepayment speed), market credit spreads, and model driven approaches.

We identified the valuation of mortgage-backed securities as a critical audit matter. The principal considerations for our determination are: (i) the potential for bias in how management subjectively selects the price from multiple pricing sources to determine the fair value of the mortgage-backed securities and (ii) the audit effort involved, including the use of valuation professionals with specialized skill and knowledge.

The primary procedures we performed to address this critical audit matter included:

• Testing the design and operating effectiveness of controls relating to the valuation of mortgaged-backed securities, including controls over management’s process to select the price from multiple pricing sources.

• Reviewing the range of values used for each investment position, and assessing the price selected for management bias by comparing the price to the high, low and average of the range of pricing sources.

• Testing the reasonableness of fair values determined by management by comparing the fair value of certain securities to recent transactions, if applicable.

• Utilizing a third-party valuation specialist to develop an independent estimate of the fair value of each investment position by considering the stated security coupon rate, yield, maturity, and prepayment speeds, and comparing to the fair value used by management.

/s/ BDO USA, LLP

Certified Public Accountants

We have served as the Company's auditor since 2011.

West Palm Beach, Florida

February 26, 2021

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)

	December 31, 2020	December 31, 2019
ASSETS:
Mortgage-backed securities, at fair value
Pledged to counterparties	$3,719,906	$3,584,354
Unpledged	6,989	6,567
Total mortgage-backed securities	3,726,895	3,590,921
Cash and cash equivalents	220,143	193,770
Restricted cash	79,363	84,885
Accrued interest receivable	9,721	12,404
Derivative assets, at fair value	20,999	-
Receivable for securities sold, pledged to counterparties	414	-
Other assets	516	100
Total Assets	$4,058,051	$3,882,080

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Repurchase agreements	$3,595,586	$3,448,106
Dividends payable	4,970	5,045
Derivative liabilities, at fair value	33,227	20,658
Accrued interest payable	1,157	11,101
Due to affiliates	632	622
Other liabilities	7,188	1,041
Total Liabilities	3,642,760	3,486,573

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized; no shares issued
and outstanding as of December 31, 2020 and December 31, 2019	-	-
Common Stock, $0.01 par value; 500,000,000 shares authorized, 76,073,317 shares issued and outstanding as of December 31, 2020 and 63,061,781 shares issued
and outstanding as of December 31, 2019	761	631
Additional paid-in capital	432,524	414,998
Accumulated deficit	(17,994)	(20,122)
Total Stockholders' Equity	415,291	395,507
Total Liabilities and Stockholders' Equity	$4,058,051	$3,882,080
See Notes to Financial Statements

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2020, 2019 and 2018
($ in thousands, except per share data)

	2020	2019	2018
Interest income	$116,045	$142,324	$154,581
Interest expense	(25,056)	(83,666)	(70,360)
Net interest income	90,989	58,658	84,221
Realized losses on mortgage-backed securities	(24,986)	(10,877)	(30,289)
Unrealized gains (losses) on mortgage-backed securities	25,761	38,045	(110,668)
(Losses) gains on derivative instruments	(79,092)	(51,176)	24,311
Net portfolio income (loss)	12,672	34,650	(32,425)

Expenses:
Management fees	5,281	5,528	6,204
Allocated overhead	1,514	1,380	1,567
Accrued incentive compensation	38	115	407
Directors' fees and liability insurance	998	998	968
Audit, legal and other professional fees	1,045	1,105	851
Direct REIT operating expenses	1,057	997	1,631
Other administrative	611	262	334
Total expenses	10,544	10,385	11,962

Net income (loss)	$2,128	$24,265	$(44,387)

Basic and diluted net income (loss) per share	$0.03	$0.43	$(0.85)

Weighted Average Shares Outstanding	67,210,815	56,328,027	52,198,175
See Notes to Financial Statements

ORCHID ISLAND CAPITAL, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2020, 2019 and 2018
(in thousands, except per share data)

			Additional	Retained
	Common Stock		Paid-in	Earnings
	Shares	Par Value	Capital	(Deficit)	Total
Balances, January 1, 2018	53,062	$531	$461,680	$-	$462,211
Net loss	-	-	-	(44,387)	(44,387)
Cash dividends declared, $1.07 per share	-	-	(55,814)	-	(55,814)
Stock based compensation	49	-	492	-	492
Shares repurchased and retired	(3,979)	(40)	(26,383)	-	(26,423)
Balances, December 31, 2018	49,132	491	379,975	(44,387)	336,079
Net income	-	-	-	24,265	24,265
Cash dividends declared, $0.96 per share	-	-	(54,421)	-	(54,421)
Issuance of common stock pursuant to public offerings, net	14,377	145	92,169	-	92,314
Stock based compensation	23	-	294	-	294
Shares repurchased and retired	(470)	(5)	(3,019)	-	(3,024)
Balances, December 31, 2019	63,062	631	414,998	(20,122)	395,507
Net income	-	-	-	2,128	2,128
Cash dividends declared, $0.79 per share	-	-	(53,570)	-	(53,570)
Issuance of common stock pursuant to public offerings, net	13,019	130	70,920	-	71,050
Stock based compensation	12	-	244	-	244
Shares repurchased and retired	(20)	-	(68)	-	(68)
Balances, December 31, 2020	76,073	$761	$432,524	$(17,994)	$415,291
See Notes to Financial Statements

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2020, 2019 and 2018
($ in thousands)

	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,128	$24,265	$(44,387)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock based compensation	244	294	492
Realized and unrealized (gains) losses on mortgage-backed securities	(775)	(27,168)	140,957
Realized and unrealized losses on interest rate swaptions	2,972	1,379	1,502
Realized and unrealized losses (gains) on interest rate swaps	59,055	39,471	(1,027)
Realized and unrealized losses on U.S. Treasury Securities	95	-	-
Realized (gains) losses on forward settling to-be-announced securities	(3,231)	4,357	(4,527)
Changes in operating assets and liabilities:
Accrued interest receivable	2,683	837	1,203
Other assets	(446)	80	(3)
Accrued interest payable	(9,944)	4,656	(71)
Other liabilities	2,583	22	4
Due to affiliates	10	(32)	(143)
NET CASH PROVIDED BY OPERATING ACTIVITIES	55,374	48,161	94,000

CASH FLOWS FROM INVESTING ACTIVITIES:
From mortgage-backed securities investments:
Purchases	(4,859,434)	(4,241,822)	(3,893,828)
Sales	4,200,536	3,321,206	3,885,817
Principal repayments	523,699	594,833	373,934
Payments on U.S. Treasury securities	(139,807)	-	-
Proceeds from U.S. Treasury securities	139,712	-	-
Net proceeds from reverse repurchase agreements	30	-	-
(Payments on) proceeds from net settlement of to-be-announced securities	(881)	(8,423)	7,292
Purchase of derivative financial instruments, net of margin cash received	(63,195)	(20,600)	6,805
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(199,340)	(354,806)	380,020

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from repurchase agreements	33,140,625	45,595,010	52,096,292
Principal payments on repurchase agreements	(32,993,145)	(45,171,956)	(52,605,026)
Cash dividends	(53,645)	(53,307)	(59,312)
Proceeds from issuance of common stock, net of issuance costs	71,050	92,314	-
Common stock repurchases	(68)	(3,024)	(26,423)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	164,817	459,037	(594,469)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	20,851	152,392	(120,449)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of the period	278,655	126,263	246,712
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of the period	$299,506	$278,655	$126,263

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$35,000	$79,010	$70,431

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Securities sold settled in later period	$-	$-	$220,655
See Notes to Financial Statements

ORCHID ISLAND CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Description

Orchid Island Capital, Inc. (“Orchid” or the “Company”), was incorporated in Maryland on August 17, 2010 for the purpose of creating and managing a leveraged investment portfolio consisting of residential mortgage-backed securities (“RMBS”). From incorporation to February 20, 2013 Orchid was a wholly owned subsidiary of Bimini Capital Management, Inc. (“Bimini”). Orchid began operations on November 24, 2010 (the date of commencement of operations). From incorporation through November 24, 2010, Orchid’s only activity was the issuance of common stock to Bimini.

On August 2, 2017, Orchid entered into an equity distribution agreement (the “August 2017 Equity Distribution Agreement”) with two sales agents pursuant to which the Company could offer and sell, from time to time, up to an aggregate amount of $125,000,000 of shares of the Company’s common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. The Company issued a total of 15,123,178 shares under the August 2017 Equity Distribution Agreement for aggregate gross proceeds of approximately $125.0 million, and net proceeds of approximately $123.1 million, net of commissions and fees, prior to its termination in July 2019.

On July 30, 2019, Orchid entered into an underwriting agreement (the “2019 Underwriting Agreement”) with Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named therein, relating to the offer and sale of 7,000,000 shares of the Company’s common stock at a price to the public of $6.55 per share. The underwriters purchased the shares pursuant to the 2019 Underwriting Agreement at a price of $6.3535 per share. The closing of the offering of 7,000,000 shares of common stock occurred on August 2, 2019, with net proceeds to the Company of approximately $44.2 million after deduction of underwriting discounts and commissions and other estimated offering expenses.

On January 23, 2020, Orchid entered into an equity distribution agreement (the “January 2020 Equity Distribution Agreement”) with three sales agents pursuant to which the Company could offer and sell, from time to time, up to an aggregate amount of $200,000,000 of shares of the Company’s common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. The Company issued a total of 3,170,727 shares under the January 2020 Equity Distribution Agreement for aggregate gross proceeds of $19.8 million, and net proceeds of approximately $19.4 million, net of commissions and fees, prior to its termination in August 2020.

On August 4, 2020, Orchid entered into an equity distribution agreement (the “August 2020 Equity Distribution Agreement”) with four sales agents pursuant to which the Company may offer and sell, from time to time, up to an aggregate amount of $150,000,000 of shares of the Company’s common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. Through December 31, 2020, the Company issued a total of 9,848,513 shares under the August 2020 Equity Distribution Agreement for aggregate gross proceeds of approximately $52.5 million, and net proceeds of approximately $51.6 million, net of commissions and fees. Subsequent to December 31, 2020 through February 26, 2021, the Company issued a total of 308,048 shares under the August 2020 Equity Distribution Agreement for aggregate gross proceeds of approximately $1.6 million.

COVID-19 Impact

Beginning in mid-March 2020, the global pandemic associated with the novel coronavirus (“COVID-19”) and related economic conditions began to impact our financial position and results of operations. As a result of the economic, health and market turmoil brought about by COVID-19, the Agency RMBS market experienced severe dislocations. This resulted in falling prices of our assets and increased margin calls from our repurchase agreement lenders. Further, as interest rates declined, we faced additional margin calls related to our various hedge positions. In order to maintain sufficient cash and liquidity, reduce risk and satisfy margin calls, we were forced to sell assets at levels significantly below their carrying values and closed several hedge positions. During this period, we sold approximately $1.1 billion of Agency RMBS, resulting in losses of approximately $31.4 million. Also during this period, we terminated interest rate swap positions with an aggregate notional value of $860.0 million and incurred approximately $45.0 million in fair value losses on the positions through the date of the respective terminations.

The Agency RMBS market largely stabilized after the Federal Reserve announced on March 23, 2020 that it would purchase Agency RMBS and U.S. Treasuries in the amounts needed to support smooth market functioning. As of December 31, 2020, we had timely satisfied all margin calls.

Although the Company cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may continue to have adverse effects on the Company’s results of future operations, financial position, and liquidity in fiscal year 2021.

In addition, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security (CARES) Act, which has provided billions of dollars of relief to individuals, businesses, state and local governments, and the health care system suffering the impact of the pandemic, including mortgage loan forbearance and modification programs to qualifying borrowers who may have difficulty making their loan payments. As certain time limits imposed in the CARES Act programs began to expire, on December 27, 2020, President Trump signed into law an additional coronavirus aid package as part of the Consolidated Appropriations Act, 2021, providing for extensions of many of the CARES Act policies and programs as well as billions of dollars of additional relief. The Company has evaluated the provisions of the CARES Act and the Consolidated Appropriations Act, 2021 and has determined that it will not have a material effect on the Company’s business, results of operations and financial condition.

Basis of Presentation and Use of Estimates

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates affecting the accompanying financial statements are the fair values of RMBS and derivatives. Management believes the estimates and assumptions underlying the financial statements are reasonable based on the information available as of December 31, 2020; however, uncertainty over the ultimate impact that COVID-19 will have on the global economy generally, and on Orchid’s business in particular, makes any estimates and assumptions as of December 31, 2020 inherently less certain than they would beabsent the current and potential impacts of COVID-19.

Variable Interest Entities (VIEs)

We obtain interests in VIEs through our investments in mortgage-backed securities. Our interests in these VIEs are passive in nature and are not expected to result in us obtaining a controlling financial interest in these VIEs in the future. As a result, we do not consolidate these VIEs and we account for our interest in these VIEs as mortgage-backed securities. See Note 2 for additional information regarding our investments in mortgage-backed securities. Our maximum exposure to loss for these VIEs is the carrying value of the mortgage-backed securities.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash on deposit with financial institutions and highly liquid investments with original maturities of three months or less at the time of purchase. Restricted cash includes cash pledged as collateral for repurchase agreements and other borrowings, and interest rate swaps and other derivative instruments.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the statement of financial position that sum to the total of the same such amounts shown in the statement of cash flows.

(in thousands)
	December 31, 2020	December 31, 2019
Cash and cash equivalents	$220,143	$193,770
Restricted cash	79,363	84,885
Total cash, cash equivalents and restricted cash	$299,506	$278,655

The Company maintains cash balances at three banks and excess margin on account with two exchange clearing members. At times, balances may exceed federally insured limits. The Company has not experienced any losses related to these balances. The Federal Deposit Insurance Corporation insures eligible accounts up to $250,000 per depositor at each financial institution. Restricted cash balances are uninsured, but are held in separate customer accounts that are segregated from the general funds of the counterparty. The Company limits uninsured balances to only large, well-known banks and exchange clearing members and believes that it is not exposed to any significant credit risk on cash and cash equivalents or restricted cash balances.

Mortgage-Backed Securities

The Company invests primarily in mortgage pass-through residential mortgage backed certificates issued by Freddie Mac, Fannie Mae or Ginnie Mae (“RMBS”), collateralized mortgage obligations (“CMOs”), interest-only (“IO”) securities and inverse interest-only (“IIO”) securities representing interest in or obligations backed by pools of RMBS. We refer to RMBS and CMOs as PT RMBS. We refer to IO and IIO securities as structured RMBS. The Company has elected to account for its investment in RMBS under the fair value option. Electing the fair value option requires the Company to record changes in fair value in the statement of operations, which, in management’s view, more appropriately reflects the results of our operations for a particular reporting period and is consistent with the underlying economics and how the portfolio is managed.

The Company records RMBS transactions on the trade date. Security purchases that have not settled as of the balance sheet date are included in the RMBS balance with an offsetting liability recorded, whereas securities sold that have not settled as of the balance sheet date are removed from the RMBS balance with an offsetting receivable recorded.

Fair value is defined as the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. The fair value measurement assumes that the transaction to sell the asset or transfer the liability either occurs in the principal market for the asset or liability, or in the absence of a principal market, occurs in the most advantageous market for the asset or liability. Estimated fair values for RMBS are based on independent pricing sources and/or third party broker quotes, when available.

Income on PT RMBS securities is based on the stated interest rate of the security. Premiums or discounts present at the date of purchase are not amortized. Premium lost and discount accretion resulting from monthly principal repayments are reflected in unrealized gains (losses) on RMBS in the statements of operations. For IO securities, the income is accrued based on the carrying value and the effective yield. The difference between income accrued and the interest received on the security is characterized as a return of investment and serves to reduce the asset’s carrying value. At each reporting date, the effective yield is adjusted prospectively for future reporting periods based on the new estimate of prepayments and the contractual terms of the security. For IIO securities, effective yield and income recognition calculations also take into account the index value applicable to the security. Changes in fair value of RMBS during each reporting period are recorded in earnings and reported as unrealized gains or losses on mortgage-backed securities in the accompanying statements of operations.

Derivative Financial Instruments

The Company uses derivative and other hedging instruments to manage interest rate risk, facilitate asset/liability strategies and manage other exposures, and it may continue to do so in the future. The principal instruments that the Company has used to date are Treasury Note (“T-Note”), Fed Funds and Eurodollar futures contracts, short positions in U.S. Treasury securities, interest rate swaps, options to enter in interest rate swaps (“interest rate swaptions”) and “to-be-announced” (“TBA”) securities transactions, but the Company may enter into other derivative and other hedging instruments in the future.

The Company accounts for TBA securities as derivative instruments. Gains and losses associated with TBA securities transactions are reported in gain (loss) on derivative instruments in the accompanying statements of operations.

Derivative and other hedging instruments are carried at fair value, and changes in fair value are recorded in earnings for each period. The Company’s derivative financial instruments are not designated as hedge accounting relationships, but rather are used as economic hedges of its portfolio assets and liabilities.

Holding derivatives creates exposure to credit risk related to the potential for failure on the part of counterparties and exchanges to honor their commitments. In the event of default by a counterparty, the Company may have difficulty recovering its collateral and may not receive payments provided for under the terms of the agreement. The Company’s derivative agreements require it to post or receive collateral to mitigate such risk. In addition, the Company uses only registered central clearing exchanges and well-established commercial banks as counterparties, monitors positions with individual counterparties and adjusts posted collateral as required.

Financial Instruments

The fair value of financial instruments for which it is practicable to estimate that value is disclosed, either in the body of the financial statements or in the accompanying notes. RMBS, Eurodollar, Fed Funds and T-Note futures contracts, interest rate swaps, interest rate swaptions and TBA securities are accounted for at fair value in the balance sheets. The methods and assumptions used to estimate fair value for these instruments are presented in Note 13 of the financial statements.

The estimated fair value of cash and cash equivalents, restricted cash, accrued interest receivable, receivable for securities sold, other assets, due to affiliates, repurchase agreements, payable for unsettled securities purchased, accrued interest payable and other liabilities generally approximates their carrying values as of December 31, 2020 and December 31, 2019 due to the short-term nature of these financial instruments.

Repurchase Agreements

The Company finances the acquisition of the majority of its RMBS through the use of repurchase agreements under master repurchase agreements. Repurchase agreements are accounted for as collateralized financing transactions, which are carried at their contractual amounts, including accrued interest, as specified in the respective agreements.

Reverse Repurchase Agreements and Obligations to Return Securities Borrowed under Reverse Repurchase Agreements

The Company borrows securities to cover short sales of U.S. Treasury securities through reverse repurchase transactions under our master repurchase agreements. We account for these as securities borrowing transactions and recognize an obligation to return the borrowed securities at fair value on the balance sheet based on the value of the underlying borrowed securities as of the reporting date. The securities received as collateral in connection with our reverse repurchase agreements mitigate our credit risk exposure to counterparties. Our reverse repurchase agreements typically have maturities of 30 days or less.

Manager Compensation

The Company is externally managed by Bimini Advisors, LLC (the “Manager” or “Bimini Advisors”), a Maryland limited liability company and wholly-owned subsidiary of Bimini. The Company’s management agreement with the Manager provides for payment to the Manager of a management fee and reimbursement of certain operating expenses, which are accrued and expensed during the period for which they are earned or incurred. Refer to Note 14 for the terms of the management agreement.

Earnings Per Share

Basic earnings per share (“EPS”) is calculated as net income or loss attributable to common stockholders divided by the weighted average number of shares of common stock outstanding or subscribed during the period. Diluted EPS is calculated using the treasury stock or two-class method, as applicable, for common stock equivalents, if any. However, the common stock equivalents are not included in computing diluted EPS if the result is anti-dilutive.

Income Taxes

Orchid has qualified and elected to be taxed as a REIT under the Code. REITs are generally not subject to federal income tax on their REIT taxable income provided that they distribute to their stockholders at least 90% of their REIT taxable income on an annual basis. In addition, a REIT must meet other provisions of the Code to retain its tax status.

Orchid assesses the likelihood, based on their technical merit, that uncertain tax positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. All of Orchid’s tax positions are categorized as highly certain. There is no accrual for any tax, interest or penalties related to Orchid’s tax position assessment. The measurement of uncertain tax positions is adjusted when new information is available, or when an event occurs that requires a change.

Recent Accounting Pronouncements

On January 1, 2020, we adopted Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires credit losses on most financial assets measured at amortized cost and certain other instruments to be measured using an expected credit loss model (referred to as the current expected credit loss model). The Company’s adoption of this ASU did not have a material effect on its financial statements as its financial assets were already measured at fair value through earnings.

In March 2020, the FASB issued ASU 2020-04 “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU 2020-04 provides optional expedients and exceptions to GAAP requirements for modifications on debt instruments, leases, derivatives, and other contracts, related to the expected market transition from the London Interbank Offered Rate (“LIBOR”), and certain other floating rate benchmark indices, or collectively, IBORs, to alternative reference rates. ASU 2020-04 generally considers contract modifications related to reference rate reform to be an event that does not require contract remeasurement at the modification date nor a reassessment of a previous accounting determination. The guidance in ASU 2020-04 is optional and may be elected over time, through December 31, 2022, as reference rate reform activities occur. The Company does not believe the adoption of this ASU will have a material impact on its financial statements.

In January 2021, the FASB issued ASU 2021-01 “Reference Rate Reform (Topic 848). ASU 2021-01 expands the scope of ASC 848 to include all affected derivatives and give market participants the ability to apply certain aspects of the contract modification and hedge accounting expedients to derivative contracts affected by the discounting transition. In addition, ASU 2021-01 adds implementation guidance to permit a company to apply certain optional expedients to modifications of interest rate indexes used for margining, discounting or contract price alignment of certain derivatives as a result of reference rate reform initiatives and extends optional expedients to account for a derivative contract modified as a continuation of the existing contract and to continue hedge accounting when certain critical terms of a hedging relationship change to modifications made as part of the discounting transition. The guidance in ASU 2021-01 is effective immediately and available generally through December 31, 2022, as reference rate reform activities occur. The Company does not believe the adoption of this ASU will have a material impact on its financial statements.

NOTE 2. MORTGAGE-BACKED SECURITIES

The following table presents the Company’s RMBS portfolio as of December 31, 2020 and December 31, 2019:

(in thousands)
	December 31, 2020	December 31, 2019
Pass-Through RMBS Certificates:
Adjustable-rate Mortgages	$-	$1,014
Fixed-rate Mortgages	3,560,746	3,206,013
Fixed-rate CMOs	137,453	299,205
Total Pass-Through Certificates	3,698,199	3,506,232
Structured RMBS Certificates:
Interest-Only Securities	28,696	60,986
Inverse Interest-Only Securities	-	23,703
Total Structured RMBS Certificates	28,696	84,689
Total	$3,726,895	$3,590,921

NOTE 3. REPURCHASE AGREEMENTS

The Company pledges certain of its RMBS as collateral under repurchase agreements with financial institutions. Interest rates are generally fixed based on prevailing rates corresponding to the terms of the borrowings, and interest is generally paid at the termination of a borrowing. If the fair value of the pledged securities declines, lenders will typically require the Company to post additional collateral or pay down borrowings to re-establish agreed upon collateral requirements, referred to as "margin calls." Similarly, if the fair value of the pledged securities increases, lenders may release collateral back to the Company. As of December 31, 2020, the

Company had met all margin call requirements.

As of December 31, 2020 and 2019, the Company’s repurchase agreements had remaining maturities as summarized below:

($ in thousands)
	OVERNIGHT	BETWEEN 2	BETWEEN 31	GREATER
	(1 DAY OR	AND	AND	THAN
	LESS)	30 DAYS	90 DAYS	90 DAYS	TOTAL
December 31, 2020
Fair market value of securities pledged, including
accrued interest receivable	$-	$2,112,969	$1,560,798	$55,776	$3,729,543
Repurchase agreement liabilities associated with
these securities	$-	$2,047,897	$1,494,500	$53,189	$3,595,586
Net weighted average borrowing rate	-	0.23%	0.22%	0.30%	0.23%
December 31, 2019
Fair market value of securities pledged, including
accrued interest receivable	$-	$2,470,263	$1,005,517	$120,941	$3,596,721
Repurchase agreement liabilities associated with
these securities	$-	$2,361,378	$964,368	$122,360	$3,448,106
Net weighted average borrowing rate	-	2.04%	1.94%	2.60%	2.03%

In addition, cash pledged to counterparties as collateral for repurchase agreements was approximately $58.8 million and $65.9 million as of December 31, 2020 and 2019, respectively.

If, during the term of a repurchase agreement, a lender files for bankruptcy, the Company might experience difficulty recovering its pledged assets, which could result in an unsecured claim against the lender for the difference between the amount loaned to the Company plus interest due to the counterparty and the fair value of the collateral pledged to such lender, including the accrued interest receivable and cash posted by the Company as collateral. At December 31, 2020, the Company had an aggregate amount at risk (the difference between the amount loaned to the Company, including interest payable and securities posted by the counterparty (if any), and the fair value of securities and cash pledged (if any), including accrued interest on such securities) with all counterparties of approximately $176.3 million. The Company did not have an amount at risk with any individual counterparty greater than 10% of the Company’s equity at December 31, 2020 and 2019.

NOTE 4. DERIVATIVE AND OTHER HEDGING INSTRUMENTS

The table below summarizes fair value information about our derivative and other hedging instruments assets and liabilities as of December 31, 2020 and 2019.

(in thousands)
Derivative and Other Hedging Instruments	Balance Sheet Location	December 31, 2020	December 31, 2019
Assets
Interest rate swaps	Derivative assets, at fair value	$7	$-
Payer swaptions (long positions)	Derivative assets, at fair value	17,433	-
TBA securities	Derivative assets, at fair value	3,559	-
Total derivative assets, at fair value		$20,999	$-

Liabilities
Interest rate swaps	Derivative liabilities, at fair value	$24,711	$20,146
Payer swaptions (short positions)	Derivative liabilities, at fair value	7,730	-
TBA securities	Derivative liabilities, at fair value	786	512
Total derivative liabilities, at fair value		$33,227	$20,658

Margin Balances Posted to (from) Counterparties
Futures contracts	Restricted cash	$489	$1,338
TBA securities	Restricted cash	284	246
TBA securities	Other liabilities	(2,520)	-
Interest rate swaption contracts	Other liabilities	(3,563)	-
Interest rate swap contracts	Restricted cash	19,761	17,450
Total margin balances on derivative contracts		$14,451	$19,034

Eurodollar, Fed Funds and T-Note futures are cash settled futures contracts on an interest rate, with gains and losses credited or charged to the Company’s cash accounts on a daily basis. A minimum balance, or “margin”, is required to be maintained in the account on a daily basis. The tables below present information related to the Company’s Eurodollar and T-Note futures positions at December 31, 2020 and 2019.

($ in thousands)
	December 31, 2020
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
Eurodollar Futures Contracts (Short Positions)
2021	$50,000	1.03%	0.18%	$(424)
U.S. Treasury Note Futures Contracts (Short Position)(2)
March 2021 5-year T-Note futures
(Mar 2021 - Mar 2026 Hedge Period)	$69,000	0.72%	0.67%	$(186)

($ in thousands)
	December 31, 2019
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
Eurodollar Futures Contracts (Short Positions)
2020	$500,000	2.97%	1.67%	$(6,505)
U.S. Treasury Note Futures Contracts (Short Position)(2)
March 2020 5 year T-Note futures
(Mar 2020 - Mar 2025 Hedge Period)	$69,000	1.96%	2.06%	$302

(1) Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.

(2) T-Note futures contracts were valued at a price of $126.16 at December 31, 2020 and $118.61 at December 31, 2019. The contract values of the short positions were $87.1 million and $81.8 million at December 31, 2020 and December 31, 2019, respectively.

Under our interest rate swap agreements, we typically pay a fixed rate and receive a floating rate based on LIBOR ("payer swaps"). The floating rate we receive under our swap agreements has the effect of offsetting the repricing characteristics of our repurchase agreements and cash flows on such liabilities. We are typically required to post collateral on our interest rate swap agreements. The table below presents information related to the Company’s interest rate swap positions at December 31, 2020 and 2019.

($ in thousands)
		Average		Net
		Fixed	Average	Estimated	Average
	Notional	Pay	Receive	Fair	Maturity
	Amount	Rate	Rate	Value	(Years)
December 31, 2020
Expiration > 3 to ≤ 5 years	$620,000	1.29%	0.22%	$(23,760)	3.6
Expiration > 5 years	$200,000	0.67%	0.23%	$(944)	6.4
	$820,000	1.14%	0.23%	$(24,704)	4.3
December 31, 2019
Expiration > 1 to ≤ 3 years	$360,000	2.05%	1.90%	$(3,680)	2.3
Expiration > 3 to ≤ 5 years	910,000	2.03%	1.93%	(16,466)	4.4
	$1,270,000	2.03%	1.92%	$(20,146)	3.8

The table below presents information related to the Company’s interest rate swaption positions at December 31, 2020. There were no open swaption positions at December 31, 2019.

($ in thousands)
	Option			Underlying Swap
			Weighted			Average	Weighted
			Average		Average	Adjustable	Average
		Fair	Months to	Notional	Fixed	Rate	Term
Expiration	Cost	Value	Expiration	Amount	Rate	(LIBOR)	(Years)
December 31, 2020
Payer Swaptions (long positions)
≤ 1 year	$3,450	$5	2.5	500,000	0.95%	3 Month	4.0
> 1 year ≤ 2 years	13,410	17,428	17.4	675,000	1.49%	3 Month	12.8
	$16,860	$17,433	11.0	$1,175,000	1.26%	3 Month	9.0
Payer Swaptions (short positions)
≤ 1 year	$(4,660)	$(7,730)	5.4	$507,700	1.49%	3 Month	12.8

The following table summarizes our contracts to purchase and sell TBA securities as of December 31, 2020 and 2019.

($ in thousands)
	Notional			Net
	Amount	Cost	Market	Carrying
	Long (Short)(1)	Basis(2)	Value(3)	Value(4)
December 31, 2020
30-Year TBA securities:
2.0%	$465,000	$479,531	$483,090	$3,559
3.0%	(328,000)	(342,896)	(343,682)	(786)
Total	$137,000	$136,635	$139,408	$2,773
December 31, 2019
30-Year TBA securities:
4.5%	$(300,000)	$(315,426)	$(315,938)	$(512)
Total	$(300,000)	$(315,426)	$(315,938)	$(512)

(1) Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.

(2) Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.

(3) Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.

(4) Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities), at fair value in our balance sheets.

Gain (Loss) From Derivative and Other Hedging Instruments, Net

The table below presents the effect of the Company’s derivative and other hedging instruments on the statements of operations for the years ended December 31, 2020, 2019 and 2018.

(in thousands)
	2020	2019	2018
Eurodollar futures contracts (short positions)	$(8,337)	$(13,860)	$7,170
U.S. Treasury Note futures contracts (short position)	(4,707)	(5,175)	5,507
Fed Funds futures contracts (short positions)	-	177	-
Interest rate swaps	(66,212)	(26,582)	8,609
Receiver swaptions	-	-	105
Payer swaptions (long positions)	98	(1,379)	(1,607)
Payer swaptions (short positions)	(3,070)	-	-
TBA securities (short positions)	(6,719)	(6,264)	4,327
TBA securities (long positions)	9,950	1,907	200
U.S. Treasury securities (short positions)	(95)	-	-
Total	$(79,092)	$(51,176)	$24,311

Credit Risk-Related Contingent Features

The use of derivatives and other hedging instruments creates exposure to credit risk relating to potential losses that could be recognized in the event that the counterparties to these instruments fail to perform their obligations under the contracts. We minimize this risk by limiting our counterparties for instruments which are not centrally cleared on a registered exchange to major financial institutions with acceptable credit ratings and monitoring positions with individual counterparties. In addition, we may be required to pledge assets as collateral for our derivatives, whose amounts vary over time based on the market value, notional amount and remaining term of the derivative contract. In the event of a default by a counterparty, we may not receive payments provided for under the terms of our derivative agreements, and may have difficulty obtaining our assets pledged as collateral for our derivatives. The cash and cash equivalents pledged as collateral for our derivative instruments are included in restricted cash on our balance sheets.

It is the Company's policy not to offset assets and liabilities associated with open derivative contracts. However, the Chicago Mercantile Exchange (“CME”) rules characterize variation margin transfers as settlement payments, as opposed to adjustments to collateral. As a result, derivative assets and liabilities associated with centrally cleared derivatives for which the CME serves as the central clearing party are presented as if these derivatives had been settled as of the reporting date.

NOTE 5. PLEDGED ASSETS

Assets Pledged to Counterparties

The table below summarizes our assets pledged as collateral under our repurchase agreements and derivative agreements by type, including securities pledged related to securities sold but not yet settled, as of December 31, 2020 and 2019.

(in thousands)
	December 31, 2020			December 31, 2019
	Repurchase	Derivative		Repurchase	Derivative
Assets Pledged to Counterparties	Agreements	Agreements	Total	Agreements	Agreements	Total
PT RMBS - fair value	$3,692,811	$-	$3,692,811	$3,500,394	$-	$3,500,394
Structured RMBS - fair value	27,095	-	27,095	83,960	-	83,960
Accrued interest on pledged securities	9,636	-	9,636	12,367	-	12,367
Restricted cash	58,829	20,534	79,363	65,851	19,034	84,885
Total	$3,788,371	$20,534	$3,808,905	$3,662,572	$19,034	$3,681,606

Assets Pledged from Counterparties

The table below summarizes our assets pledged to us from counterparties under our repurchase agreements and derivative agreements as of December 31, 2020 and 2019.

(in thousands)
	December 31, 2020			December 31, 2019
	Repurchase	Derivative		Repurchase	Derivative
Assets Pledged to Orchid	Agreements	Agreements	Total	Agreements	Agreements	Total
Cash	$120	$6,083	$6,203	$1,418	$-	$1,418
U.S. Treasury securities - fair value	253	-	253	-	-	-
Total	$373	$6,083	$6,456	$1,418	$-	$1,418

PT RMBS and U.S. Treasury securities received as margin under our repurchase agreements are not recorded in the balance sheets because the counterparty retains ownership of the security. Cash received as margin is recognized in cash and cash equivalents with a corresponding amount recognized as an increase in repurchase agreements or other liabilities in the balance sheets.

NOTE 6. OFFSETTING ASSETS AND LIABILITIES

The Company’s derivative agreements and repurchase agreements are subject to underlying agreements with master netting or similar arrangements, which provide for the right of offset in the event of default or in the event of bankruptcy of either party to the transactions. The Company reports its assets and liabilities subject to these arrangements on a gross basis.

The following table presents information regarding those assets and liabilities subject to such arrangements as if the Company had presented them on a net basis as of December 31, 2020 and 2019.

(in thousands)
Offsetting of Assets
				Gross Amount Not
			Net Amount	Offset in the Balance Sheet
			of Assets	Financial
	Gross Amount	Gross Amount	Presented	Instruments	Cash
	of Recognized	Offset in the	in the	Received as	Received as	Net
	Assets	Balance Sheet	Balance Sheet	Collateral	Collateral	Amount
December 31, 2020
Interest rate swaps	$7	$-	$7	$-	$-	$7
Interest rate swaptions	17,433	-	17,433	-	(3,563)	13,870
TBA securities	3,559	-	3,559	-	(2,520)	1,039
	$20,999	$-	$20,999	$-	$(6,083)	$14,916

(in thousands)
Offsetting of Liabilities
				Gross Amount Not
			Net Amount	Offset in the Balance Sheet
			of Liabilities	Financial
	Gross Amount	Gross Amount	Presented	Instruments
	of Recognized	Offset in the	in the	Posted as	Cash Posted	Net
	Liabilities	Balance Sheet	Balance Sheet	Collateral	Collateral	Amount
December 31, 2020
Repurchase Agreements	$3,595,586	$-	$3,595,586	$(3,536,757)	$(58,829)	$-
Interest rate swaps	24,711	-	24,711	-	(19,761)	4,950
Interest rate swaptions	7,730	-	7,730	-	-	-
TBA securities	786	-	786	-	(284)	502
	$3,628,813	$-	$3,628,813	$(3,536,757)	$(78,874)	$5,452
December 31, 2019
Repurchase Agreements	$3,448,106	$-	$3,448,106	$(3,382,255)	$(65,851)	$-
Interest rate swaps	20,146	-	20,146	-	(17,450)	2,696
TBA securities	512	-	512	-	(246)	266
	$3,468,764	$-	$3,468,764	$(3,382,255)	$(83,547)	$2,962

The amounts disclosed for collateral received by or posted to the same counterparty up to and not exceeding the net amount of the asset or liability presented in the balance sheets. The fair value of the actual collateral received by or posted to the same counterparty typically exceeds the amounts presented. See Note 5 for a discussion of collateral posted or received against or for repurchase obligations and derivative and other hedging instruments.

NOTE 7. CAPITAL STOCK

Common Stock Issuances

During 2020 and 2019, the Company completed the following public offerings of shares of its common stock.

($ in thousands, except per share amounts)
		Weighted
		Average
		Price
		Received		Net
Type of Offering	Period	Per Share(1)	Shares	Proceeds(2)
2020
At the Market Offering Program(3)	First Quarter	$6.23	3,170,727	$19,447
At the Market Offering Program(3)	Third Quarter	5.15	3,073,326	15,566
At the Market Offering Program(3)	Fourth Quarter	5.41	6,775,187	36,037
			13,019,240	$71,050
2019
At the Market Offering Program(3)	First Quarter	$6.84	1,267,894	$8,503
At the Market Offering Program(3)	Second Quarter	6.70	4,337,931	28,495
At the Market Offering Program(3)	Third Quarter	6.37	1,771,301	11,098
Follow-on Offering(3)	Third Quarter	6.35	7,000,000	44,218
			14,377,126	$92,314

(1) Weighted average price received per share is before deducting the underwriters’ discount, if applicable, and other offering costs.

(2) Net proceeds are net of the underwriters’ discount, if applicable, and other offering costs.

(3) As of December 31, 2020, the Company had entered into eight equity distribution agreements, seven of which have either been terminated because all shares were sold or were replaced with a subsequent agreement.

Stock Repurchase Program

On July 29, 2015, the Company’s Board of Directors authorized the repurchase of up to 2,000,000 shares of the Company’s common stock. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 4,522,822 shares of the Company's common stock. Coupled with the 783,757 shares remaining from the original 2,0000,000 share authorization, the increased authorization brought the total authorization to 5,306,579 shares, representing 10% of the then outstanding share count. As part of the stock repurchase program, shares may be purchased in open market transactions, block purchases, through privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Open market repurchases will be made in accordance with Exchange Act Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of open market stock repurchases. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice.

From the inception of the stock repurchase program through December 31, 2020, the Company repurchased a total of 5,685,511 shares at an aggregate cost of approximately $40.4 million, including commissions and fees, for a weighted average price of $7.10 per share. During the year ended December 31, 2020, the Company repurchased a total of 19,891 shares at an aggregate cost of approximately $0.1 million, including commissions and fees, for a weighted average price of $3.42 per share. During the year ended December 31, 2019, the Company repurchased a total of 469,975 shares at an aggregate cost of approximately $3.0 million, including commissions and fees, for a weighted average price of $6.43 per share. During the year ended December 31, 2018, the Company repurchased a total of 3,979,402 shares at an aggregate cost of approximately $26.4 million, including commissions and fees, for a weighted average price of $6.64 per share. The remaining authorization under the repurchase program as of December 31, 2020 is 837,311 shares.

Cash Dividends

The table below presents the cash dividends declared on the Company’s common stock.

(in thousands, except per share amounts)
Year	Per Share Amount	Total
2013	$1.395	$4,662
2014	2.160	22,643
2015	1.920	38,748
2016	1.680	41,388
2017	1.680	70,717
2018	1.070	55,814
2019	0.960	54,421
2020	0.790	53,570
2021 - YTD(1)	0.130	11,079
Totals	$11.785	$353,042

(1) On January 14, 2021, the Company declared a dividend of $0.065 per share to be paid on February 24, 2021. On February 10, 2021, the Company declared a dividend of $0.065 per share to be paid on March 29, 2021. The dollar amount of the dividend declared in February 2021 is estimated based on the number of shares outstanding at February 26, 2021. The effect of these dividends are included in the table above, but are not reflected in the Company’s financial statements as of December 31, 2020.

NOTE 8. STOCK INCENTIVE PLAN

In October 2012, the Company’s Board of Directors adopted and Bimini, then the Company’s sole stockholder, approved, the Orchid Island Capital, Inc. 2012 Equity Incentive Plan (the “Incentive Plan”) to recruit and retain employees, directors and other service providers, including employees of the Manager and other affiliates. The Incentive Plan provides for the award of stock options, stock appreciation rights, stock award, performance units, other equity-based awards (and dividend equivalents with respect to awards of performance units and other equity-based awards) and incentive awards. The Incentive Plan is administered by the Compensation Committee of the Company’s Board of Directors except that the Company’s full Board of Directors will administer awards made to directors who are not employees of the Company or its affiliates. The Incentive Plan provides for awards of up to an aggregate of 10% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of the awards, subject to a maximum aggregate 4,000,000 shares of the Company’s common stock that may be issued under the Incentive Plan.

Stock Awards

The Company may in the future issue immediately vested common stock under the Incentive Plan to certain executive officers and employees of its Manager. Although no such awards were granted in fiscal years 2020 or 2019, such awards have previously been issued.

Performance Units

The Company has issued, and may in the future issue additional performance units under the Incentive Plan to certain executive officers and employees of its Manager. “Performance Units” vest after the end of a defined performance period, based on satisfaction of the performance conditions set forth in the performance unit agreement. When earned, each Performance Unit will be settled by the issuance of one share of the Company’s common stock, at which time the Performance Unit will be cancelled. The Performance Units contain dividend equivalent rights, which entitle the Participants to receive distributions declared by the Company on common stock, but do not include the right to vote the underlying shares of common stock. Performance Units are subject to forfeiture should the participant no longer serve as an executive officer or employee of the Company. Compensation expense for the Performance Units is recognized over the remaining vesting period once it becomes probable that the performance conditions will be achieved.

The following table presents information related to Performance Units outstanding during the years ended December 31, 2020 and 2019.

($ in thousands, except per share data)
	2020		2019
		Weighted		Weighted
		Average		Average
		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value
Unvested, beginning of period	19,021	$7.78	43,672	$8.34
Forfeited	(1,607)	7.45	-	-
Vested and issued	(12,860)	7.93	(24,651)	8.78
Unvested, end of period	4,554	$7.45	19,021	$7.78

Compensation expense during period		$38		$115
Unrecognized compensation expense, end of period		$4		$42
Intrinsic value, end of period		$24		$111
Weighted-average remaining vesting term (in years)		0.4		0.8

Deferred Stock Units

Non-employee directors began to receive a portion of their compensation in the form of deferred stock unit awards (“DSUs”) pursuant to the Incentive Plan beginning with the awards for the second quarter of 2018. Each DSU represents a right to receive one share of the Company’s common stock. The DSUs are immediately vested and are settled at a future date based on the election of the individual participant. The DSUs contain dividend equivalent rights, which entitle the participant to receive distributions declared by the Company on common stock. These distributions will be made in the form of cash or additional DSUs at the participant’s election. The DSUs do not include the right to vote the underlying shares of common stock.

The following table presents information related to the DSUs outstanding during the years ended December 31, 2020 and 2019.

($ in thousands, except per share data)
	2020		2019
		Weighted		Weighted
		Average		Average
		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value
Outstanding, beginning of period	43,570	$6.56	12,434	$7.37
Granted and vested	47,376	4.41	31,136	6.23
Outstanding, end of period	90,946	$5.44	43,570	$6.56

Compensation expense during period		$180		$180
Intrinsic value, end of period		$473		$255

NOTE 10. COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various claims and legal actions arising in the ordinary course of business. Management is not aware of any reported or unreported contingencies at December 31, 2020.

NOTE 11. INCOME TAXES

The Company will generally not be subject to federal income tax on its REIT taxable income to the extent that it distributes its REIT taxable income to its stockholders and satisfies the ongoing REIT requirements, including meeting certain asset, income and stock ownership tests. A REIT must generally distribute at least 90% of its REIT taxable income to its stockholders, of which 85% generally must be distributed within the taxable year, in order to avoid the imposition of an excise tax. The remaining balance may be distributed up to the end of the following taxable year, provided the REIT elects to treat such amount as a prior year distribution and meets certain other requirements.

REIT taxable income (loss) is computed in accordance with the Code, which is different than the Company’s financial statement net income (loss) computed in accordance with GAAP. Book to tax differences primarily relate to the recognition of interest income on RMBS, unrealized gains and losses on RMBS, and the amortization of losses on derivative instruments that are treated as hedges for tax purposes.

As of December 31, 2020, we had distributed all of our estimated REIT taxable income through fiscal year 2020. Accordingly, no income tax provision was recorded for 2020, 2019 and 2018.

NOTE 12. EARNINGS PER SHARE (EPS)

The Company had dividend eligible Performance Units and Deferred Stock Units that were outstanding during the years ended December 31, 2020, 2019 and 2018. The basic and diluted per share computations include these unvested Performance Units and Deferred Stock Units if there is income available to common stock, as they have dividend participation rights. The unvested Performance Units and Deferred Stock Units have no contractual obligation to share in losses. Because there is no such obligation, the unvested Performance Units and Deferred Stock Units are not included in the basic and diluted EPS computations when no income is available to common stock even though they are considered participating securities.

The table below reconciles the numerator and denominator of EPS for the years ended December 31, 2020, 2019 and 2018.

(in thousands, except per-share information)
	2020	2019	2018
Basic and diluted EPS per common share:
Numerator for basic and diluted EPS per share of common stock:
Net income (loss) - Basic and diluted	$2,128	$24,265	$(44,387)
Weighted average shares of common stock:
Shares of common stock outstanding at the balance sheet date	76,073	63,062	49,132
Unvested dividend eligible share based compensation
outstanding at the balance sheet date	96	63	-
Effect of weighting	(8,958)	(6,797)	3,066
Weighted average shares-basic and diluted	67,211	56,328	52,198
Net income (loss) per common share:
Basic and diluted	$0.03	$0.43	$(0.85)
Anti-dilutive incentive shares not included in calculation.	-	-	56

NOTE 13. FAIR VALUE

The framework for using fair value to measure assets and liabilities defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price). A fair value measure should reflect the assumptions that market participants would use in pricing the asset or liability, including the assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset and the risk of non-performance. Required disclosures include stratification of balance sheet amounts measured at fair value based on inputs the Company uses to derive fair value measurements. These stratifications are:

• Level 1 valuations, where the valuation is based on quoted market prices for identical assets or liabilities traded in active markets (which include exchanges and over-the-counter markets with sufficient volume),

• Level 2 valuations, where the valuation is based on quoted market prices for similar instruments traded in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market, and

• Level 3 valuations, where the valuation is generated from model-based techniques that use significant assumptions not observable in the market, but observable based on Company-specific data. These unobservable assumptions reflect the Company’s own estimates for assumptions that market participants would use in pricing the asset or liability. Valuation techniques typically include option pricing models, discounted cash flow models and similar techniques, but may also include the use of market prices of assets or liabilities that are not directly comparable to the subject asset or liability.

The Company's RMBS and TBA securities are Level 2 valuations, and such valuations are determined by the Company based on independent pricing sources and/or third party broker quotes, when available. Because the price estimates may vary, the Company must make certain judgments and assumptions about the appropriate price to use to calculate the fair values. The Company and the independent pricing sources use various valuation techniques to determine the price of the Company’s securities. These techniques include observing the most recent market for like or identical assets (including security coupon, maturity, yield, and prepayment speeds), spread pricing techniques to determine market credit spreads (option adjusted spread, zero volatility spread, spread to the U.S. Treasury curve or spread to a benchmark such as a TBA), and model driven approaches (the discounted cash flow method, Black Scholes and SABR models which rely upon observable market rates such as the term structure of interest rates and volatility). The appropriate spread pricing method used is based on market convention. The pricing source determines the spread of recently observed trade activity or observable markets for assets similar to those being priced. The spread is then adjusted based on variances in certain characteristics between the market observation and the asset being priced. Those characteristics include: type of asset, the expected life of the asset, the stability and predictability of the expected future cash flows of the asset, whether the coupon of the asset is fixed or adjustable, the guarantor of the security if applicable, the coupon, the maturity, the issuer, size of the underlying loans, year in which the underlying loans were originated, loan to value ratio, state in which the underlying loans reside, credit score of the underlying borrowers and other variables if appropriate. The fair value of the security is determined by using the adjusted spread.

The Company’s futures contracts are Level 1 valuations, as they are exchange-traded instruments and quoted market prices are readily available. Futures contracts are settled daily. The Company’s interest rate swaps and interest rate swaptions are Level 2 valuations. The fair value of interest rate swaps is determined using a discounted cash flow approach using forward market interest rates and discount rates, which are observable inputs. The fair value of interest rate swaptions is determined using an option pricing model.

RMBS (based on the fair value option), derivatives and TBA securities were recorded at fair value on a recurring basis during the years ended December 31, 2020, 2019 and 2018. When determining fair value measurements, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset. When possible, the Company looks to active and observable markets to price identical assets. When identical assets are not traded in active markets, the Company looks to market observable data for similar assets.

The following table presents financial assets (liabilities) measured at fair value on a recurring basis as of December 31, 2020 and 2019. Derivative contracts are reported as a net position by contract type, and not based on master netting arrangements.

(in thousands)
	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
December 31, 2020
Mortgage-backed securities	$-	$3,726,895	$-
Interest rate swaps	-	(24,704)	-
Interest rate swaptions	-	9,703	-
TBA securities	-	2,773	-
December 31, 2019
Mortgage-backed securities	$-	$3,590,921	$-
Interest rate swaps	-	(20,146)	-
TBA securities	-	(512)	-

During the years ended December 31, 2020 and 2019, there were no transfers of financial assets or liabilities between levels 1, 2 or 3.

NOTE 14. RELATED PARTY TRANSACTIONS

Management Agreement

The Company is externally managed and advised by the “Manager” pursuant to the terms of a management agreement. The management agreement has been renewed through February 20, 2022 and provides for automatic one-year extension options thereafter and is subject to certain termination rights. Under the terms of the management agreement, the Manager is responsible for administering the business activities and day-to-day operations of the Company. The Manager receives a monthly management fee in the amount of:

• One-twelfth of 1.5% of the first $250 million of the Company’s month-end equity, as defined in the management agreement,

• One-twelfth of 1.25% of the Company’s month-end equity that is greater than $250 million and less than or equal to $500 million, and

• One-twelfth of 1.00% of the Company’s month-end equity that is greater than $500 million.

The Company is obligated to reimburse the Manager for any direct expenses incurred on its behalf and to pay the Manager the Company’s pro rata portion of certain overhead costs set forth in the management agreement. Should the Company terminate the management agreement without cause, it will pay the Manager a termination fee equal to three times the average annual management fee, as defined in the management agreement, before or on the last day of the term of the agreement.

Total expenses recorded for the management fee and costs incurred were approximately $6.8 million, $6.9 million and $7.8 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Other Relationships with Bimini

Robert Cauley, our Chief Executive Officer and Chairman of our Board of Directors, also serves as Chief Executive Officer and Chairman of the Board of Directors of Bimini and owns shares of common stock of Bimini. George H. Haas, our Chief Financial Officer, Chief Investment Officer, Secretary and a member of our Board of Directors, also serves as the Chief Financial Officer, Chief Investment Officer and Treasurer of Bimini and owns shares of common stock of Bimini. In addition, as of December 31, 2020, Bimini owned 2,595,357 shares, or 3.4%, of the Company’s common stock.

NOTE 15. QUARTERLY RESULTS (UNAUDITED)

The following is a presentation of the quarterly results of operations for the years ended December 31, 2020 and 2019.

(in thousands, except per share information)
	Quarter Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Interest income	$35,671	$27,258	$27,223	$25,893
Interest expense	(16,523)	(4,479)	(2,043)	(2,011)
Net interest income	19,148	22,779	25,180	23,882
Losses (gains)	(108,206)	28,749	5,745	(4,605)
Net portfolio income (loss)	(89,058)	51,528	30,925	19,277

Expenses:
Management fees and overhead expenses	1,724	1,616	1,629	1,826
Other expenses	417	1,140	1,220	972
Total expenses	2,141	2,756	2,849	2,798

Net income (loss)	$(91,199)	$48,772	$28,076	$16,479

Basic net (loss) income per share	$(1.41)	$0.74	$0.42	$0.23
Diluted net (loss) income per share	$(1.41)	$0.73	$0.42	$0.23

Weighted Average Shares Outstanding	64,590	66,310	67,302	70,497

Dividends declared per share	$0.240	$0.165	$0.190	$0.195

	Quarter Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Interest income	$32,433	$36,455	$35,907	$37,529
Interest expense	(18,892)	(22,431)	(22,321)	(20,022)
Net interest income	13,541	14,024	13,586	17,507
Losses	(748)	(7,670)	(19,431)	3,841
Net portfolio income (loss)	12,793	6,354	(5,845)	21,348

Expenses:
Management fees and overhead expenses	1,608	1,653	1,791	1,856
Other expenses	588	1,168	841	880
Total expenses	2,196	2,821	2,632	2,736

Net income (loss)	$10,597	$3,533	$(8,477)	$18,612

Basic and diluted net income (loss) per share	$0.22	$0.07	$(0.14)	$0.29

Weighted Average Shares Outstanding	48,905	52,601	60,419	63,124

Dividends declared per share	$0.24	$0.24	$0.24	$0.24

Earnings per share (EPS) in each quarter is computed using the weighted-average number of shares outstanding during that quarter while EPS for the full year is computed using the weighted-average number of shares outstanding during the year. The sum of the four quarters’ EPS may not equal the full year EPS.

NOTE 16. SUBSEQUENT EVENTS

January 2021 Stock Offering

On January 20, 2021, Orchid entered into an underwriting agreement (the “2021 Underwriting Agreement”) with J.P. Morgan Securities LLC (the “Underwriter”), relating to the offer and sale of 7,600,000 shares of the Company’s common stock. The Underwriter purchased the shares of the Company’s common stock from the Company pursuant to the 2021 Underwriting Agreement at $5.20 per share. In addition, the Company granted the Underwriter a 30-day option to purchase up to an additional 1,140,000 shares of the Company’s common stock on the same terms and conditions, which the Underwriter exercised in full on January 21, 2021. The closing of the offering of 8,740,000 shares of the Company’s common stock occurred on January 25, 2021, with net proceeds to the Company of approximately $45.3 million after deduction of estimated offering expenses payable by the Company.

COVID-19 and CARES Act Update

The Federal Housing Financing Agency (the “FHFA”) has instructed the GSEs on how they will handle servicer advances for loans that back Agency RMBS that enter into forbearance, which should limit prepayments during the forbearance period that could have resulted otherwise. On January 29, 2021, the CDC issued guidance extending eviction moratoriums for covered persons through March 31, 2021. In addition, on February 9, 2021, the FHFA announced that the foreclosure moratorium begun under the CARES Act for loans backed by Fannie Mae and Freddie Mac and the eviction moratorium for real estate owned by Fannie Mae and Freddie Mac were extended until March 31, 2021. On February 16, 2021, the U.S. Housing and Urban Development Department announced the extension of the FHA eviction and foreclosure moratorium to June 30, 2021. The moratoriums on foreclosures and evictions will likely delay potential defaults on loans that would otherwise be bought out of Agency MBS pools. Depending on the ultimate resolution of the foreclosure or evictions, when and if it occurs, these loans may be removed from the pool into which they were securitized. If this were to occur, it would have the effect of delaying a prepayment on the Company’s securities until such time. As the majority of the Company’s Agency RMBS assets were acquired at a premium to par, this will tend to increase the realized yield on the asset in question.

ITEM 9. Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

We had no disagreements with our Independent Registered Public Accounting Firm on any matter of accounting principles or practices or financial statement disclosure.

ITEM 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this report (the “evaluation date”), we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”), of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rule 13a-15(e) under the Exchange Act. Based on this evaluation, the CEO and CFO concluded our disclosure controls and procedures, as designed and implemented, were effective as of the evaluation date (1) in ensuring that information regarding the Company is accumulated and communicated to our management, including our CEO and CFO, by our employees, as appropriate to allow timely decisions regarding required disclosure and (2) in providing reasonable assurance that information we must disclose in our periodic reports under the Exchange Act is recorded, processed, summarized and reported within the time periods prescribed by the SEC’s rules and forms.

Changes in Internal Controls over Financial Reporting

There were no significant changes in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Management’s Report of Internal Control over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rules 13a-15(f) under the Exchange Act as a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers and effected by the Company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

• pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

• provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

• provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. As a result, even systems determined to be effective can provide only reasonable assurance regarding the preparation and presentation of financial statements. Moreover, projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020. In making this assessment, the Company’s management used criteria set forth Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based on management’s assessment, the Company’s management believes that, as of December 31, 2020, the Company’s internal control over financial reporting was effective based on those criteria. The Company’s independent registered public accounting firm, BDO USA, LLP, has issued an attestation report on the Company’s internal control over financial reporting, which is included herein.

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Orchid Island Capital, Inc.

Vero Beach, Florida

Opinion on Internal Control over Financial Reporting

We have audited Orchid Island Capital, Inc.’s (the “Company’s”) internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020 based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the balance sheets of the Company as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes and our report dated February 26, 2021, expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Item 9A, Management’s Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of internal control over financial reporting in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ BDO USA, LLP

Certified Public Accountants

West Palm Beach, Florida

February 26, 2021

ITEM 9B. OTHER INFORMATION

None.

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The information required by this Item 10 and not otherwise set forth below is incorporated herein by reference to the Company's definitive Proxy Statement relating to the Company’s 2021 Annual Meeting of Stockholders (the “Proxy Statement”), which the Company expects to file with the SEC, pursuant to Regulation 14A, not later than 120 days after December 31, 2020.

ITEM 11. EXECUTIVE COMPENSATION

The information required by this Item 11 is incorporated herein by reference to the Proxy Statement.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information required by this Item 12 is incorporated herein by reference to the Proxy Statement and to Part II, Item 5 of this Form 10-K.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The information required by this Item 13 is incorporated herein by reference to the Proxy Statement.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information required by this Item 14 is incorporated herein by reference to the Proxy Statement.

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES

a. Financial Statements. The financial statements of the Company, together with the report of Independent Registered Public Accounting Firm thereon, are set forth in Part II-Item 8 of this Form 10-K and are incorporated herein by reference.

The following information is filed as part of this Form 10-K:

b. Financial Statement Schedules.

Not applicable.

c. Exhibits.

Exhibit No.	Description
3.1

Articles of Amendment and Restatement of Orchid Island Capital, Inc. (filed as Exhibit 3.1 to the Company’s Registration Statement on Amendment No. 1 to Form S-11 (File No.333-184538) filed on November 28, 2012 and incorporated herein by reference)

3.2	Certificate of Correction of Orchid Island Capital, Inc. (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed on February 22, 2019 and incorporated herein by reference)
3.3	Amended and Restated Bylaws of Orchid Island Capital, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 19, 2019)

4.1

Specimen Certificate of common stock of Orchid Island Capital, Inc. (filed as Exhibit 4.1 to the Company’s Registration Statement on Amendment No. 1 to Form S-11 (File No.333-184538) filed on November 28, 2012 and incorporated herein by reference)

4.2	Description of Securities (filed as Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed on February 21, 2020 and incorporated herein by reference)
10.1

Management Agreement between Orchid Island Capital, Inc. and Bimini Advisors, LLC, dated as of February 20, 2013 (filed as Exhibit 10.2 to the Company's Current Report on Form 8 K filed on April 3, 2014 and incorporated herein by reference)*

10.2	First Amendment to Management Agreement, effective as of April 1, 2014 (filed as Exhibit 10.1 to the Company's Current Report on Form 8‑K filed on April 3, 2014 and incorporated herein by reference)*
10.3	Second Amendment to Management Agreement, effective as of June 30, 2014 (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on July 3, 2014 and incorporated herein by reference)*
10.4

Form of Investment Allocation Agreement by and among Orchid Island Capital, Inc., Bimini Advisors, LLC and Bimini Capital Management, Inc. (filed as Exhibit 10.2 to the Company’s Registration Statement on Amendment No. 1 to Form S-11 (File No.333-184538) filed on November 28, 2012 and incorporated herein by reference)*

10.5

2012 Equity Incentive Plan (filed as Exhibit 10.3 to the Company’s Registration Statement on Amendment No. 1 to Form S-11 (File No.333-184538) filed on November 28, 2012 and incorporated herein by reference)*

10.6

Form of Indemnification Agreement by and between Orchid Island Capital, Inc. and Indemnitee (filed as Exhibit 10.4 to the Company’s Registration Statement on Amendment No. 1 to Form S-11 (File No.333-184538) filed on November 28, 2012 and incorporated herein by reference)*

10.7

Form of Master Repurchase Agreement (filed as Exhibit 10.5 to the Company’s Registration Statement on Amendment No. 1 to Form S-11 (File No.333-184538) filed on November 28, 2012 and incorporated herein by reference)

10.8

Performance Unit Award Agreement by Orchid Island Capital, Inc. to Robert E. Cauley dated January 21, 2015 (filed as Exhibit 99.2 to Form 8-K filed on January 23, 2015 and incorporated herein by reference)*

10.9

Performance Unit Award Agreement by Orchid Island Capital, Inc. to George H. Haas, IV dated January 21, 2015 (filed as Exhibit 99.4 to Form 8-K filed on January 23, 2015 and incorporated herein by reference)*

10.10	2015 Long Term Incentive Compensation Plan (filed as Exhibit 99.1 to Form 8-K filed on March 25, 2015 and incorporated herein by reference)*
10.11	2016 Long Term Incentive Compensation Plan (filed as Exhibit 10.1 to Form 10-Q filed on April 28, 2016 and incorporated herein by reference)*
10.12	2017 Long Term Incentive Compensation Plan (filed as Exhibit 10.2 to Form 10-Q filed on April 28, 2017 and incorporated herein by reference)*
10.13	2018 Long Term Incentive Compensation Plan (filed as Exhibit 10.5 to Form 10-Q filed on April 27, 2018 and incorporated herein by reference)*
10.14	2019 Long Term Incentive Compensation Plan (filed as Exhibit 10.1 to Form 10-Q filed on April 26, 2019 and incorporated herein by reference)*

10.15	2020 Long Term Incentive Compensation Plan (filed as Exhibit 10.1 to Form 10-Q filed on May 1, 2020 and incorporated herein by reference)*
10.16	Form of Deferred Stock Unit Grant Notice and Agreement (filed as Exhibit 10.6 to Form 10-Q filed on April 27, 2018 and incorporated herein by reference)*
21.1	Subsidiaries of the Company**
23.1	Consent of BDO USA, LLP**
31.1	Certification of Robert E. Cauley, Chief Executive Officer and President of the Registrant, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.**
31.2	Certification of George H. Haas, IV, Chief Financial Officer of the Registrant, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.**
32.1	Certification of Robert E. Cauley, Chief Executive Officer and President of the Registrant, pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.***
32.2	Certification of George H. Haas, IV, Chief Financial Officer of the Registrant, pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.***

Exhibit 101.INS XBRL	Instance Document ****
Exhibit 101.SCH XBRL	Taxonomy Extension Schema Document ****
Exhibit 101.CAL XBRL	Taxonomy Extension Calculation Linkbase Document****
Exhibit 101.DEF XBRL	Additional Taxonomy Extension Definition Linkbase Document Created****
Exhibit 101.LAB XBRL	Taxonomy Extension Label Linkbase Document ****
Exhibit 101.PRE XBRL	Taxonomy Extension Presentation Linkbase Document ****
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Represents a management contract or compensatory plan or arrangement.

**Filed herewith.

***Furnished herewith.

****Submitted electronically herewith.

ITEM 16.Form 10-K Summary.

None.

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Orchid Island Capital, Inc.
Registrant

Date: February 26, 2021	By:	/s/ Robert E. Cauley
Robert E. Cauley Chief Executive Officer, President and Chairman of the Board

Date: February 26, 2021	By:	/s/ George H. Haas, IV
George H. Haas, IV Secretary, Chief Financial Officer, Chief Investment Officer and Director (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

/s/ Robert E. Cauley	Chairman of the Board, Director, Chief	February 26, 2021
Robert E. Cauley	Executive Officer, and President
(Principal Executive Officer)

/s/ George H. Haas, IV	Chief Financial Officer, Chief	February 26, 2021
George H. Haas, IV	Investment Officer, and Director
(Principal Financial and Accounting Officer)

/s/ W Coleman Bitting	Independent Director	February 26, 2021
W Coleman Bitting

/s/ Frank P. Filipps	Independent Director	February 26, 2021
Frank P. Filipps

/s/ Paula Morabito	Independent Director	February 26, 2021
Paula Morabito

/s/ Ava L. Parker	Independent Director	February 26, 2021
Ava L. Parker